UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant    ☒                                  Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to 240.14a-12

HILTON GRAND VACATIONS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2022 Proxy Statement

Notice of Annual Meeting of Stockholders

Wednesday, May 4, 2022

8:30 a.m., Eastern Time

Orlando, Florida

March 22, 2022

Dear Fellow Stockholder:

We are pleased to invite you to the 2022 Annual Meeting of Stockholders of Hilton Grand Vacations Inc. The Annual Meeting will be held on Wednesday, May 4, 2022 at 8:30 a.m., Eastern Time at the Waldorf Astoria Orlando, Broadway & Carnegie Meeting Rooms, 14200 Bonnet Creek Resort Lane, Orlando, Florida 32821.

At the Annual Meeting, stockholders will be considering nine Director nominees for election to our Board of Directors, including two directors who have been appointed by affiliates of Apollo Global Management Inc. (“Apollo”) as part of the arrangement we entered into with Apollo in connection with our August 2021 acquisition of Diamond Resorts International Inc. (“Diamond”). We encourage you to review the qualifications and experience of the Director nominees beginning on page 6 of the attached Proxy Statement. In addition to the election of directors, stockholders will also be considering the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the 2022 fiscal year and a non-binding advisory vote to approve the compensation of our named executive officers.

Stockholder accountability is of paramount importance to our Board of Directors and our senior leadership. It is essential to our success. Since we became an independent publicly-traded company, we have actively used our stockholder engagement program to receive constructive views from our stockholders. We listen carefully to your viewpoints and take them into consideration in the boardroom and in the strategic decision-making of our senior leadership. Additional information about our stockholder engagement can be found in the Proxy Statement on page 5.

In addition, we believe in being a responsible corporate citizen and have continued our efforts to operate in a sustainable and socially responsible manner. We have implemented a number of programs to reduce our environmental impact, serve the communities in which we operate, and create an inclusive and productive workplace for our employees. We took meaningful measures to protect our team members, owners and guests from the impact and risks posed by the COVID-19 pandemic. You can read more about our corporate social responsibility program on page 12.

Your vote is important to us. Whether you own a few shares or many, it is important that your views are represented and your shares are counted at the Annual Meeting. Voting instructions can be found in the Proxy Statement on page 2 and in the Question and Answer section that begins on page 71. Voting instructions are also provided in the Notice Regarding Internet Availability of Proxy Materials that was mailed or sent to stockholders via electronic delivery on or about March 22, 2022 and discussed on page 4 of the Proxy Statement.

Thank you for the confidence that you have placed in us. We are excited about the Company’s prospects for 2022 and beyond.

Sincerely,

Leonard A. Potter	Mark D. Wang
Chairman of the Board of Directors	President and Chief Executive Officer

Hilton Grand Vacations	2022 PROXY STATEMENT

HILTON GRAND VACATIONS INC.

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

We are pleased to invite you to join our Board of Directors and senior leadership at Hilton Grand Vacations Inc.’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”).

WHEN:	May 4, 2022, 8:30 a.m., Eastern Time

WHERE:	The Waldorf Astoria Orlando, Broadway & Carnegie Meeting Rooms, 14200 Bonnet Creek Resort Lane, Orlando, Florida 32821

ITEMS OF BUSINESS

1.	To elect the nine (9) Director nominees named in the accompanying Proxy Statement, to serve until the annual meeting of stockholders in 2023.

2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the 2022 fiscal year.

3.	To hold a non-binding advisory vote to approve the compensation of our named executive officers.

4.	To transact such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

RECORD DATE

The Board of Directors set March 11, 2022 as the record date for the meeting. This means that our stockholders as of the close of business on that date are entitled to receive this notice of the Annual Meeting and vote at the meeting and any adjournments or postponements of the meeting. On the record date, there were 120,127,873 shares of Hilton Grand Vacations Inc. common stock issued and outstanding and entitled to vote at the Annual Meeting. A list of stockholders eligible to vote at the Annual Meeting is available at our corporate offices in Orlando, Florida.

By Order of the Board of Directors,

Charles R. Corbin General Counsel and Secretary

Hilton Grand Vacations	2022 PROXY STATEMENT

Your Vote is Important

Please vote as promptly as possible online or by telephone, or by signing, dating and returning the proxy card or voting instructions form mailed to those who receive paper copies of the proxy materials. All properly executed and timely received proxy cards and voting instruction forms, and all properly completed proxies and voting instructions submitted online or by telephone will be voted at the Annual Meeting in accordance with the directions given by stockholders, unless revoked prior to completion of voting at the Annual Meeting.

Hilton Grand Vacations	2022 PROXY STATEMENT

Hilton Grand Vacations	i	2022 PROXY STATEMENT

Hilton Grand Vacations	ii	2022 PROXY STATEMENT

HILTON GRAND VACATIONS INC.

2022 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

The Board of Directors (the “Board”) of Hilton Grand Vacations Inc. (the “Company,” “HGV,” “we,” “our” or “us”) is providing you with this Proxy Statement relating to the 2022 Annual Meeting of Stockholders of Hilton Grand Vacations Inc. (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, May 4, 2022, at 8:30 a.m., Eastern Time, at the Waldorf Astoria Orlando, Broadway & Carnegie Meeting Rooms, 14200 Bonnet Creek Resort Lane, Orlando, Florida 32821.

We began mailing a Notice Regarding Internet Availability of Proxy Materials on March 22, 2022 containing instructions on how to access this Proxy Statement and our annual report online. We also began mailing a full set of proxy materials to stockholders who had previously requested delivery of a printed copy of the proxy materials.

Only owners of record of shares of common stock of the Company as of the close of business on March 11, 2022, the record date, are entitled to notice of, and to vote at, the Annual Meeting or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of HGV common stock held by such stockholder. On March 11, 2022, there were 120,127,873 shares of the Company’s common stock issued and outstanding.

The mailing address of our principal office is Hilton Grand Vacations Inc., 6355 MetroWest Boulevard, Suite 180, Orlando, Florida 32835.

ROADMAP OF VOTING MATTERS

Stockholders are being asked to vote on the following matters at the Annual Meeting:	Our Board’s Recommendations

Proposal No. 1: Election of Nine (9) Director Nominees	FOR each nominee
The Board unanimously believes that all of the Director nominees listed in this Proxy Statement have the requisite qualifications to provide effective oversight of our business and management.	Pg. 6

Proposal No. 2: Ratification of the Appointment of Ernst & Young LLP as Independent Auditors of the Company for the 2022 Fiscal Year	FOR
The Board unanimously believes that the retention of Ernst & Young LLP as the Company’s independent auditors for the 2022 fiscal year is in the best interest of the Company and our stockholders.	Pg. 28

Proposal No. 3: Non-Binding Advisory Vote on Executive Compensation	FOR

We are seeking a non-binding advisory vote to approve the 2021 compensation paid to our named executive officers, which is described in the section of this Proxy Statement entitled “Executive Compensation.”

Pg. 30

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting to be Held on May 4, 2022

This Proxy Statement and HGV’s annual report to stockholders and instructions to vote online, by telephone, or by mail are all available at www.proxyvote.com and on our website at investors.hgv.com under the “Financials” heading.

Hilton Grand Vacations	2022 PROXY STATEMENT

SUMMARY OF VOTING INFORMATION

It is very important that your views be represented and your shares be counted. Please carefully review the proxy materials for the Annual Meeting and follow the instructions below to cast your vote on all voting matters. Stockholders with additional questions about voting their shares should contact our proxy solicitor, Okapi Partners LLC, at (888) 785-6707 or by email to info@okapipartners.com.

Please vote using one of the following voting methods. Be sure to have your proxy card or voting instruction form or your Notice of Internet Availability of Proxy Materials in hand and follow the instructions.

RECORD OWNERS * (your shares are registered on the books of the Company)	BENEFICIAL OWNERS * (your shares are held by a broker or other financial institution)

Via the Internet Visit www.proxyvote.com	Via the Internet † Visit www.proxyvote.com

By phone Call 1-800-690-6903 or the telephone number on your proxy card	By phone † Call 1-800-454-8683 or the telephone number on your voting instruction form

By mail Sign, date and return your proxy card	By mail Sign, date and return your voting instruction form

*

All record owners may vote at the Annual Meeting. Beneficial owners may vote at the Annual Meeting if they obtain a legal proxy from their broker or other financial institution before the Annual Meeting. See Questions 7 and 21 below for information about attending and voting at the Annual Meeting.

†

Not all beneficial owners may be able to vote at the web address and phone number provided above. If your 16-digit number is not recognized, please refer to the information provided by your broker or other financial institution for voting information.

IMPORTANT DEADLINES

RECORD OWNERS (your shares are registered on the books of the Company)	BENEFICIAL OWNERS (your shares are held by a broker or other financial institution)
Online — Online voting will end at 11:59 p.m., Eastern Time, on May 3, 2022.	Online — Online voting will end at 11:59 p.m., Eastern Time, on May 3, 2022.
By Telephone — Telephone voting facilities will close at 11:59 p.m., Eastern Time, on May 3, 2022.	By Telephone — Telephone voting facilities will close at 11:59 p.m., Eastern Time, on May 3, 2022.
By Mail — Your proxy card must be received on or before 5:00 p.m, Eastern Time on May 3, 2022.	By Mail — Your voting instructions must be received by the broker’s or other financial institution’s deadline, which can be found in the information provided by your broker or other financial institution.

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HOW TO REVOKE A PROXY AND CHANGE YOUR VOTE

RECORD OWNERS (your shares are registered on the books of the Company)	BENEFICIAL OWNERS (your shares are held by a broker or other financial institution)

•   Send a written statement to our Corporate Secretary to the effect that you are revoking a proxy; the statement must be received no later than May 3, 2022; or

•   Vote again online or by telephone, before 11:59 p.m., Eastern Time, on May 3, 2022; or

•   Mail a properly signed proxy card, with a later date, to the address above; Such later-dated proxy card must be received no later than 5:00 p.m. Eastern Time, on May 3, 2022; or

•   Attend the Annual Meeting on May 4, 2022, you can revoke your proxy and vote in person.

•   Submit new voting instructions by contacting your broker or other financial institution; or

•   Change your vote at the Annual Meeting by following instructions provided at the meeting; provided, however, that you first obtain a signed proxy from your broker or other financial institution giving you the right to vote the shares at the Annual Meeting.

Hilton Grand Vacations	3	2022 PROXY STATEMENT

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by the “notice and access” rules of the U.S. Securities and Exchange Commission (“SEC”), on or about March 22, 2022, we mailed a “Notice Regarding Internet Availability of Proxy Materials” (the “notice”) to our stockholders of record at the close of business on March 11, 2022 (other than those who previously requested a printed set of proxy materials). The notice provides instructions on how to access our proxy materials on the Internet, and how to vote online, by telephone or by mail. To view our proxy materials online, go to www.proxyvote.com. This process expedites delivery of the proxy materials to our stockholders, and helps us contribute to fiscally, socially and environmentally responsible practices.

If you received a Notice Regarding Internet Availability of Proxy Materials by mail, you will not receive a paper copy of the proxy materials in the mail, unless you make a request for a printed copy. To receive a printed copy of the proxy materials, you can choose one of the following methods to make your request:

Online: Go to www.proxyvote.com;

Email: Send email to sendmaterial@proxyvote.com; or

Phone: Call at 1-800-579-1639.

You will need to provide the 16-digit number that is printed on your notice when accessing the proxy materials online or requesting a paper copy of the proxy materials. To facilitate timely delivery, all request for paper copies must be received no later than April 20, 2022.

ELECTRONIC DELIVERY OF PROXY MATERIALS

As an alternative to receiving a Notice Regarding Internet Availability of Proxy Materials or printed proxy materials by mail, record owners and most beneficial owners can elect to receive an email that will provide electronic links to these documents. To request electronic delivery of the proxy materials, send a blank email to: sendmaterial@proxyvote.com. In the subject line of the email, provide the 16-digit number printed on your notice. You will receive an email with electronic links to the proxy materials and the proxy voting site. Opting to receive all proxy correspondences and proxy materials by email will save the Company the cost of producing and mailing documents, and it will also give you an electronic link directly to the proxy voting site.

THANK YOU FOR VOTING

Hilton Grand Vacations	4	2022 PROXY STATEMENT

STOCKHOLDER ENGAGEMENT

Our Board and management believe that stockholder accountability is critical to our success, and we actively seek our stockholders’ input and perspectives on our policies and practices. To encourage meaningful communication and cultivate value-added relationships with our stockholders, we have instituted a stockholder engagement program. Our stockholder engagement program is led by our senior management and overseen by our Board, and in 2021 included the following:

•	4 non-deal virtual roadshow presentations, meeting with over 70 investors;

•	9 broker-sponsored conferences, meeting with over 130 investors; and

•	nearly 170 investor calls made or received over the course of the year.

We listen carefully to your viewpoints. Our Board takes your perspectives and concerns into consideration in the boardroom. Our senior leadership is cognizant of stockholders’ perspectives in connection with strategic decisions. In addition, HGV instituted a number of complementary mechanisms that allow our stockholders to effectively communicate with and provide input and feedback to the Board, including:

•	the annual election of directors;

•	the annual advisory vote to approve executive compensation;

•	the ability to attend and voice opinions at the Annual Meeting; and

•	the ability to direct communications to individual Directors or the entire Board.

As a result of our ongoing engagement with stockholders, we implemented the following corporate governance and compensation practices and policies, and continue to follow such practices and policies:

•	formalized governance “best practices” in Board committee charters, such as a mandatory annual review of the committee charters;

•	Board-level oversight of the Company’s sustainability, corporate social responsibility and corporate citizenship practices and activities;

•	company-wide social responsibility and community engagement programs through HGV Serves;

•	enhanced proxy statement disclosure related to ESG matters;

•

included performance-based RSU component to our annual long-term incentive compensation design for our executive officers to better align overall corporate performance over a three-year period with long-term compensation (except as temporarily modified in response to the COVID-19 pandemic); and

•	including on an annual basis CEO reported and realizable pay disclosure.

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PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Our Board has considered and nominated the following persons (the “Director nominees”) for a one-year term expiring at the 2022 annual meeting of stockholders, or until his or her successor is duly elected and qualified:

Mark D. Wang	Brenda J. Bacon	Mark H. Lazarus	David Sambur	Paul W. Whetsell

Leonard A. Potter David W. Johnson Pamela H. Patsley Alex van Hoek

Messrs. Sambur and van Hoek were appointed to our Board effective as of August 2, 2021 in connection with the completion of our acquisition of Diamond (the “Acquisition”) pursuant to the terms of the Stockholders Agreement, dated as of August 2, 2021 (the “Apollo Stockholders Agreement”), by and among the Company, certain investment funds and vehicles managed by affiliates of Apollo (the “Apollo Investors”) and (for certain limited purposes) Hilton Worldwide Holdings Inc. (“Hilton Worldwide”). See “Transactions with Related Persons—Apollo Agreements” for an additional discussion of such director appointment rights and other terms of the Apollo Stockholders Agreement.

Each Director nominee is currently a director of HGV and each has consented to continue to serve if elected.

Action will be taken at the Annual Meeting for the election of the Director nominees. Unless otherwise instructed, the persons named in the proxy card (the “proxyholders”) intend to vote the proxies held by them “FOR” the election of each of the Director nominees. If any of the Director nominees ceases to be a candidate for election at the time of the Annual Meeting, proxies received with voting instructions with respect to any such Director nominee may be disregarded or may be voted by the proxyholders in accordance with the recommendation of the Board.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS IN 2022

The following information describes the offices held, other business directorships and the periods of service of each Director nominee. Each of the Director nominees is currently serving as a member of the Board with a term expiring at the Annual Meeting. Beneficial ownership of equity securities of the Director nominees is shown in the section titled “Ownership of Securities.”

Mark Wang

Mark D. Wang, 64, has served as a Director since May 2016, and he has served as our President and Chief Executive Officer since the spin-off from Hilton Worldwide in January 2017. Prior to the spin-off, from March 2008 through December 2016, Mr. Wang served as Executive Vice President and President of Hilton Grand Vacations, a wholly-owned subsidiary of Hilton Worldwide, overseeing all of Hilton Worldwide’s global timeshare operations; and before such position, Mr. Wang was head of HGV Asia for Hilton Worldwide. He first joined Hilton Worldwide in 1999, as the managing director of Hawaii and Asia Pacific; and he has held a series of senior management positions within HGV. During Mr. Wang’s time as president of HGV, he also served as executive vice president of Hilton Worldwide’s executive committee; and held a dual role as president of Global Sales for Hilton Worldwide’s hotel division from 2013 to 2014. Mr. Wang led Hilton’s Asia-Pacific Islander Team Member Resource Group. Under Mr. Wang’s leadership, HGV has experienced sustained growth; and he transformed the business into a capital-efficient model. With over 35 years of industry experience, Mr. Wang has earned a reputation as an innovator who brought new, highly effective sales and marketing techniques to the timeshare industry. In 1987, he introduced the U.S. vacation ownership product to the Japanese market. Prior to joining HGV, Mr. Wang co-founded three independent timeshare companies, where he served as president and chief operating officer of each. Mr. Wang currently serves on the board of directors of the American Resort Development Association (“ARDA”). He has been a member of ARDA’s board of directors and served on ARDA’s executive committee since 2008 and served as the chairman of the board from 2017-2019. Mr. Wang served as the vice chairperson of ARDA-Hawaii, an ARDA State Legislative Committee, for six years.

Hilton Grand Vacations	6	2022 PROXY STATEMENT

Qualifications, Attributes, Skills, and Experience: Mr. Wang’s knowledge of and extensive experience in senior leadership roles in the timeshare industry provides the Board of Directors with valuable industry-specific knowledge and expertise. In addition, Mr. Wang’s current role as our president and chief executive officer brings management perspective to Board deliberations and provides valuable context with regard to day-to-day operations.

Leonard A. Potter

Leonard A. Potter, 60, has served as the Chairperson of our Board of Directors since January 2017. Mr. Potter founded Wildcat Capital Management, LLC, a registered investment advisor, in September 2011 and has served as its president and chief investment officer since inception. Mr. Potter has also served as a founder and senior managing director of Vida Ventures I and II, each a biotech venture fund, since 2017. From 2002 through 2009, Mr. Potter was managing director—private equity at Soros Fund Management LLC (“SFM”) where, from May 2005 through July 2009, he served as co-head of its private equity group and as a member of the private equity investment committee. From July 2009 until September 2011, Mr. Potter served as a consultant to SFM, and as chief investment officer of Salt Creek Hospitality, a private acquirer and owner of hospitality-related assets, which was backed by SFM. From September 1998 until joining SFM in 2002, Mr. Potter was a managing director of Alpine Consolidated LLC, a private merchant bank. From April 1996 through September 1998, Mr. Potter founded and served as a managing director of Capstone Partners LLC, a private merchant bank (“Capstone”). Prior to founding Capstone, Mr. Potter was an attorney specializing in mergers, acquisitions, corporate governance and corporation finance at Morgan, Lewis & Bockius LLP, and at Willkie Farr & Gallagher LLP. Mr. Potter has served and continues to serve as a director on a number of boards of public and private companies, including SLR Capital Ltd. (NASDAQ: SLRC), SLR Senior Capital Ltd. (NASDAQ: SUNS) and SuRo Capital Corporation (NASDAQ: SSSS). Mr. Potter has prior board experience in the hospitality and vacation ownership industries, having served on the board of directors of Hilton Worldwide from 2008 through 2013, and on the board of directors of Diamond Resorts International, LLC from 2007 through 2010. Mr. Potter received a Bachelor of Arts degree from Brandeis University and a Juris Doctor degree from Fordham University School of Law.

Qualifications, Attributes, Skills, and Experience: Mr. Potter’s experience as an attorney in the fields of securities law, corporation finance, corporate governance and mergers and acquisitions brings valuable knowledge and insight to the Board of Directors on regulatory, risk management and business transactions matters. Further, Mr. Potter’s tenure in venture capital, private equity and other investment services activities, and his service on the boards of directors of several public and private companies, including companies in the hospitality and vacation ownership industry, bring capital markets and industry-specific knowledge and expertise to our Board of Directors.

Brenda J. Bacon

Brenda J. Bacon, 71, has served as a Director since January 2017. Ms. Bacon is the president and chief executive officer of Brandywine Senior Living, Inc., a provider of quality care and services to seniors, which she co-founded in 1996. Ms. Bacon served as chief of management and planning, a cabinet-level position, under New Jersey Governor James J. Florio from 1989 to 1993. During President Clinton’s first term, Ms. Bacon was on loan to the Presidential Transition Team, as co-chair for the transition of the Department of Health and Human Services. Ms. Bacon is a board member and a past chairman of the board of directors of Argentum (formerly, the Assisted Living Federation of America), where she advocated on behalf of the senior living business and the families they serve and is the current board chair of the senior living certification committee. In 2006, Ms. Bacon was elected as a director by the shareholders of FTI Consulting (NYSE: FCN), an independent global business advisory firm. She serves as chair of the Nominating, Corporate Governance, and Social Responsibility Committee and serves on the Compensation Committee. In 2013, New Jersey Governor Chris Christie appointed Ms. Bacon to the board of trustees of Rowan University where she serves as chair of the Risk Management Committee and is a member of the University Advancement Committee. Ms. Bacon is a founding member of the Boys and Girls Club of Camden and served as a Board member for several years. She received her undergraduate degree from Hampton University, and she holds a Master of Business Administration from the Wharton School of the University of Pennsylvania.

Hilton Grand Vacations	7	2022 PROXY STATEMENT

Qualifications, Attributes, Skills, and Experience: Ms. Bacon’s organizational and management skills acquired through her career, including co-founding Brandywine Senior Living, Inc., bring extensive financial expertise and a distinctive and entrepreneurial approach to the Board of Directors.

David W. Johnson

David W. Johnson, 60, has served as a Director since January 2017. Mr. Johnson has served as co-founder and managing director at Horizon Capital Partners LLC since September 2021. Before this, he served as president and chief executive officer of Aimbridge Hospitality (“Aimbridge”) from April 2003 to September 2021 and oversaw the management of Aimbridge’s portfolio of over 1600 hotels having approximately $10 billion in annual revenue and over 65,000 employees. Mr. Johnson held senior management positions at Wyndham International, including as president of Wyndham Hotels, overseeing approximately 15,000 employees, with $3 billion in annual revenue. He helped Wyndham grow from 10 hotels to over 500 hotels during his tenure. Currently, Mr. Johnson serves on the owners’ board of the Dallas Stars NHL Franchise. Additionally, he serves as chairman of the board and a member of the audit committee for Sonida Senior Living (NYSE: SNDA). Mr. Johnson previously served on several boards of directors, including Strategic Hotel (NYSE: BEE), where he was also a member of its audit committee and corporate governance committee from 2012 to 2016. From 2009 to 2012, Mr. Johnson served as a director of Gaylord Entertainment (NYSE: GET). He also serves on several nonprofit boards, including the Juvenile Diabetes Research Foundation and the Plano YMCA. He was recognized as a finalist for the Ernst & Young 2014 Entrepreneur of the Year. Mr. Johnson received his undergraduate degree in business economics, with highest honors, from Northeastern Illinois University.

Qualifications, Attributes, Skills, and Experience: Mr. Johnson’s extensive experience as president and chief executive officer of one of the premier hotel management companies in the United States, as well as his marketing background, will provide our Board of Directors with valuable insights.

Mark H. Lazarus

Mark H. Lazarus, 58, has served as a Director since January 2017. Mr. Lazarus has served as the chairman of NBCUniversal Television and Streaming (“NBCUniversal”) since May 2020. In this position, he is responsible for the company’s television networks — NBC Entertainment, Telemundo, USA, SYFY, Bravo, Oxygen, E!, Universal Kids, and international networks. He also oversees the company’s streaming service Peacock, the NBC Sports Group, owned television stations, and NBC affiliate relations. Prior to joining NBCUniversal, Mr. Lazarus was the president of Media and Marketing at CSE, a sports and entertainment company, from 2008 through 2010, and previously served as the president of Turner Entertainment Group, from 2003 through 2008, where he oversaw all aspects of Turner Entertainment Networks. Mr. Lazarus also served as President of Turner Sports from 1999 to 2003. Mr. Lazarus currently serves on the board of governors of the Boys and Girls Clubs of America, and on the board of directors for the Eastlake Foundation. He previously served on the board of directors of Compass Diversified Holdings (NYSE:CODI) from 2006 to 2016 and the board of directors of Cincinnati Bell (NYSE: CBB) from 2009 to 2011. Mr. Lazarus received his Bachelor of Arts from Vanderbilt University.

Qualifications, Attributes, Skills, and Experience: Mr. Lazarus’ extensive experience in the media industry provides our Board of Directors with an important perspective in the areas of marketing and use of media. In addition, Mr. Lazarus’ management and leadership experience provide our Board of Directors with guidance on the skills necessary to lead and properly manage our business.

Pamela H. Patsley

Pamela H. Patsley, 65, has served as a Director since December 2016. Ms. Patsley served as executive chairman of MoneyGram International, Inc. (NYSE: MGI), a P2P payments and money transfer company, from January 2009 to January 2018 and served as its chief executive officer from September 2009 to December 2015. Previously, Ms. Patsley served as senior executive vice president of First Data Corporation (“First Data”) from 2000 to 2007 and president of First Data International from 2002 to 2007. Ms. Patsley retired from those positions in 2007. From 1991 to 2000, Ms. Patsley served as president and chief executive officer of Paymentech, Inc., prior to its acquisition by First Data. Ms. Patsley also previously served as chief financial officer of First USA, Inc.

Hilton Grand Vacations	8	2022 PROXY STATEMENT

Ms. Patsley currently serves on the boards of directors of Texas Instruments, Inc., where she chairs the Compensation Committee (NASDAQ: TXN), Keurig Dr. Pepper, Inc. where she is a member of the Audit Committee (NYSE: KDP), and Payoneer Global, Inc. where she chairs the Audit Committee (NASDAQ: PAYO). She served on the boards of directors of ACI Worldwide, Inc. (NASDAQ: ACIW) from 2018 to 2021, Molson Coors Brewing Company from 1996 to 2009, Pegasus Solutions, Inc. from 2002 to 2006, and Paymentech, Inc. from 1995 to 1999. Ms. Patsley received her Bachelor of Business Administration in accounting from the University of Missouri.

Qualifications, Attributes, Skills and Experience: Ms. Patsley brings to our Board of Directors her extensive leadership experience as a chairman and chief executive officer, chief financial officer and other executive level positions in public companies, financial acumen and risk management experience developed through her experience in public accounting and her chief executive officer and chief financial officer experience, and extensive public company board experience.

David Sambur

David Sambur, 41, has served as a Director since August 2021 as a designee of the Apollo Investors. Mr. Sambur is the co-head of Apollo Private Equity, an affiliate of Apollo (“Apollo Private Equity”), where he oversees the Private Equity portfolio and has led numerous investments across technology, media, gaming, hospitality and travel. He currently serves on the board of directors of Rackspace Technology (NASDAQ: RXT), PlayAGS (NYSE: AGS) and Redbox Entertainment (NASDAQ: RDBX), and has served on the boards of directors of a number of private companies. Mr. Sambur previously served as a director of Dakota Holdings, Inc., the holding company that owned Diamond prior to the Acquisition. Prior to joining Apollo in 2004, Mr. Sambur was a member of the Leveraged Finance Group of Salomon Smith Barney Inc. Mr. Sambur serves on the Emory College Dean’s Advisory Council, the Arbor Brothers Board, and is a member of the Mount Sinai Department of Medicine Advisory Board. He also co-leads the Apollo Pride Network. Mr. Sambur received a bachelors degree, summa cum laude, in economics from Emory University.

Qualifications, Attributes, Skills and Experience: Mr. Sambur brings to our board his skills of analyzing businesses and leading investments in companies across an array of industries. He is a seasoned private company and public company director.

Alex van Hoek

Alex van Hoek, 35, has served as a Director since August 2021 as a designee of the Apollo Investors. Mr. van Hoek is Partner at Apollo, focused on private equity investing in Europe in the diversified industrials, consumer and retail, and transport and logistics sectors. Mr. van Hoek previously served as a director of Dakota Holdings, Inc., the holding company that owned Diamond prior to the Acquisition, and serves as a member of the board of directors of a private company. Mr. van Hoek is a member of the leadership committee of the Apollo Veterans Initiative. Prior to joining Apollo in 2010, Mr. van Hoek was a member of the Financial Sponsors group in the Global Banking department of Deutsche Bank Securities. Mr. van Hoek graduated, cum laude, with a dual BSE degree in Aerospace Engineering and Mechanical Engineering from Princeton University.

Qualifications, Attributes, Skills and Experience: Mr. van Hoek brings to our Board his expertise in financing, analyzing and advising companies through his experience at Apollo and service on private and public company boards of directors.

Paul W. Whetsell

Paul W. Whetsell, 71, has served as a Director since January 2017. Currently, Mr. Whetsell is the chief executive officer of Capstar Hotel Company, which primarily serves as an advisor to hospitality investors and operators and provides corporate governance guidance to early stage companies. From January 2012 to March 2015, Mr. Whetsell served as president and chief executive officer of Loews Hotels & Resorts (“Loews”); and during his tenure, he grew the brand from 16 to 24 hotels, restructured Loews operations, and oversaw the investment of approximately $2 billion into the growth of the system and the upgrading and renovations of Loews properties.

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Thereafter, from April 2015 until July 2017, he served as the vice chairman of Loews. Prior to joining Loews, from 2009 to 2011, Mr. Whetsell served as a director of Virgin Hotels, providing strategic guidance in its operations and property acquisition activities. Previously, he held chairman and CEO positions at Meristar Hospitality Corp (NYSE: MHX), at the time the industry’s third largest REIT with over 110 hotels and $3 billion in assets. He also was chairman and CEO of Interstate Hotels and Resorts (NYSE:IHR) one of the industry’s largest operators with over 300 hotels under management. He is also the founder of the original Capstar Hotel Company, a third-party manager of upscale hotel properties. Currently, Mr. Whetsell serves on the board of Boyd Gaming Corporation (NYSE: BYD). He also currently serves as a trustee of the board of trustees of the Cystic Fibrosis Foundation and has previously served as vice chair. From 2007 until May 2018, Mr. Whetsell served on the board of NVR. Inc. (NYSE:NVR). Mr. Whetsell was a member of the American Hotel & Lodging Association’s Industry Real Estate and Financing Advisory Council and previously served on the board of governors of the National Association of Real Estate Investment Trusts (NAREIT). Mr. Whetsell received his bachelor’s degree from Davidson College.

Qualifications, Attributes, Skills, and Experience: Mr. Whetsell brings over 45 years of senior leadership experience in the hospitality industry to his role as a member of our Board of Directors, including his positions as a chief executive officer of a publicly-traded company, his public board service experience, his operational expertise, his real estate experience and his brand marketing expertise.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

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CORPORATE GOVERNANCE

AND BOARD MATTERS

Our Board manages or directs our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Our Board has a majority of independent directors, and each of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee is comprised solely of independent directors.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include:

•	each of our directors is subject to re-election annually;

•

under our bylaws and our Corporate Governance Guidelines, directors who fail to receive a majority of the votes cast in uncontested elections are required to submit their resignation to our Board of Directors;

•	our independent directors meet regularly in executive sessions;

•

if our Board were to adopt a stockholder rights plan without prior stockholder approval, our Board would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year; and

•

we have implemented a range of other corporate governance best practices, including placing limits on the number of directorships held by our directors to prevent “overboarding” and implementing a robust director education program.

BOARD SKILLS AND QUALIFICATIONS

Our Board believes that its effectiveness is enhanced by directors with a broad range of backgrounds and viewpoints that reflect the diversity of our company, owners, guests, team members and business. While our Board does not maintain a formal diversity policy, as part of periodically evaluating its composition, our Board evaluates its diversity and the extent to which a director’s particular background, expertise and experience will complement those of other directors. The Board specifically considers diversity of gender, race and ethnicity when evaluating the diversity of its members or potential members. Currently, approximately 22% of the board is racially or ethnically diverse. We believe that the current composition of our Board provides a complementary mix of skills, experience and backgrounds that are important in governing our company. Our Board will continue to evaluate its composition on a periodic basis to ensure it reflects the appropriate mix of the foregoing and other factors.

	Brenda Bacon	David Johnson	Mark Lazarus	Pamela Patsley	Leonard Potter	David Sambur	Alex van Hoek	Mark Wang	Paul Whetsell
Outside Board Experience (including Public Company board)	✓	✓	✓	✓	✓	✓	✓	✓	✓
Senior Leadership/Executive Experience	✓	✓	✓	✓	✓			✓	✓
Independence	✓	✓	✓	✓	✓				✓
Gender/Ethnic Diversity	✓			✓				✓
Accounting and Financial Reporting	✓	✓		✓	✓
Mergers & Acquisitions	✓	✓	✓	✓	✓	✓	✓		✓
Corporate Finance and Capital Markets	✓	✓	✓	✓	✓	✓	✓		✓
Sales & Marketing			✓					✓	✓
Government Affairs/Legal Expertise	✓				✓
Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓	✓
Real Estate, Lodging and Hospitality Industry Experience	✓	✓			✓	✓	✓	✓	✓

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OUR ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRACTICES

At HGV, we pride ourselves on providing our owners and guests with unparalleled levels of service and unforgettable vacation experiences and our team members with opportunities for professional growth in their careers with us. It’s a natural extension of this mission to be good stewards of the environment both at our resorts and globally as well as within the communities where we live, work and vacation. These tenets are at the core of our commitment to our stakeholders, including our stockholders, owners, guests, team members and communities. We actively engage in dialogue with our stockholders on matters related to our business as well as the environmental, social and governance (“ESG”) issues that are important to them. For additional discussion on our stockholder engagement, please see “Stockholder Engagement” above.

Environment

We continue to look for ways to reduce our environmental impact and are specifically focused on greenhouse gas emission management and natural resource management, including water consumption and reduction, waste management and reduction of and reuse of materials. We have eliminated the use of plastic straws at HGV-branded properties and continue to use environmentally efficient features and materials at our various new builds and renovations, including: motion-sensor light fixtures, low-flow toilets, Energy Star-rated appliances and recaptured heat from air conditioning to generate hot water. We have recycled more than 19,000 pounds of soap through our partnership with Clean the World, which has been recycled into over 100,000 bars of soap provided to vulnerable children and families. Additionally, HGV donated over 10,000 pounds of unused bottled amenities to those in need.

Our commitment to making a positive environmental impact is not just limited to the United States but extends to other parts of the world where our team members live and work. In Japan, our team members participated in beach clean-up efforts in Okinawa. In Hawaii, we embraced the Malama mindset where we care, protect and maintain island resources. Some key initiatives there include:

•	Kings’ Land resort was recognized as Hawaii Green Business Awards Program Honoree.

•	Donated $5,000 to Save the Wetlands Hui to help conserve, protect and restore Maui’s remaining wetland.

•	Participated in a beach clean-up in Kauai and local highway clean-up on the Big Island.

•	Planted 25 legacy trees to help restore the Hawaiian native landscape.

•	Grow native Hawaiian plants around the property in Maui, including Pohinahina, Pohuehue and Naupaka, that require less water to flourish and utilize green and water-efficient landscaping products.

Our dedication to being environmentally responsible extends to how we communicate with our owners and guests, including our decision to distribute our Club Traveler magazine exclusively in a digital format the past two years. This is one of the many ways we are working to protect the environment in which we live and travel. Moving from a printed to fully digital format translates to:

Less Paper Waste: Preventing nearly 350,000 pounds from ending up in landfills yearly

More Trees Saved: Approximately 2,600 annually

Fewer Greenhouse Gas Emissions: Approximately 1.2 million pounds of Co2 each year

Social Responsibility

Community Involvement

Service has always been at the heart of HGV. We serve customers. We serve communities. We serve each other. We are committed to acting responsibly and making a positive difference in the communities where we are located.

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Through HGV Serves, our corporate social responsibility (“CSR”) platform, and other initiatives, we continue to create meaningful impacts in the communities we serve and beyond.

HGV Serves supports four philanthropic areas: disaster relief, homelessness, veterans and youth development. Together, the company and our team members share their time, talent and resources to create meaningful impacts in our communities across the globe.

Disaster Relief: We provide resources in the places our team members and owners work and live that have been affected by disasters. We have had a long-time partnership with the American Red Cross.

Homelessness: We take our service to the streets to help the homeless find shelter and improve their wellbeing. In 2021, we launched our national partnership with Habitat for Humanity International.

Veterans: We have a strong commitment to providing resources to those who have served in the U.S. armed forces. In 2021, we launched our national partnership with the United Service Organization, Inc. (USO).

Youth Development: With our spirit of service leading the way, we offer help, hope and compassion to children facing adversity.

We understand that any organization’s philanthropic mission starts with its company leaders. Our senior management team and board are passionate about HGV playing an essential role to support our local communities. HGV’s board members are not only accomplished business leaders in their respective fields, but they pursue significant personal philanthropic causes that are of critical importance to our communities, such as serving on the boards of the Cystic Fibrosis Foundation, Eastlake Foundation, Juvenile Diabetes Research Foundation, and Boys & Girls Clubs of America, to name a few.

As a result of the 2021 acquisition of Diamond Resorts, HGV inherited the Diamond Resorts International Foundation. The foundation, which has now been renamed the Hilton Grand Vacations Foundation, is a recognized 501(c)(3) charity and supports the HGV Serves platform and other community initiatives.

Health, Safety and Wellness

The success of our business is fundamentally connected to the well-being of our people. Accordingly, we are committed to the health, safety and wellness of our team members. We offer a suite of benefits and wellness programs to support the diverse needs of our team members, including but not limited to: medical, dental, vision, Employee Stock Purchase Plan, 401(K), Employee Assistance Program, tuition reimbursement, spending accounts, life and disability insurance, discount programs, and a variety of voluntary benefits. Seventy-five percent of our team members are enrolled in our health and well-being programs.

In addition, the Company’s commitment to its team members’ and guests’ health and safety continues to be paramount in its response to the evolving circumstances surrounding the COVID-19 pandemic. We continue to adapt our remote and onsite working policies to conform with current regulations and public health guidance. Many of our team members continue to work from home, but for those team members who are on site, we have implemented safety measures and protocols to protect their health and safety.

In May 2020, HGV undertook various safety measures, which were introduced in its Enhanced Care Guidelines, at HGV-branded resorts, sales galleries and offices. These measures included increased cleaning protocols and safety standards. The Enhanced Care Guidelines incorporated the Hilton CleanStay program to include best practices and protocols as recommended by the Centers for Disease Control and Prevention (CDC) and cleaning solutions approved by the Environmental Protection Agency (EPA).

Human Capital, Diversity and Inclusion

For more than 30 years, HGV has created and delivered vacation experiences for guests from around the world. Our people-first talent strategy is inclusive of programs and services that are designed to ensure that our team members feel engaged, appreciated and rewarded for their contributions.

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To further our commitment to global diversity and inclusion efforts, in 2021, we hired our first Vice President of Diversity, Equity and Inclusion. The objective of her role is to lead the development of a comprehensive and forward-thinking DEI strategy to support HGV’s team members across the globe and expand the Company’s existing programs and processes related to DEI, community relations, recognition and culture.

HGV focuses on hiring practices that are reflective of our values and seek customer-centric individuals that embody a spirit of service towards our owners, guests and fellow team members. We believe hiring people with different backgrounds, cultures and perspectives leads to increased creativity and innovation. We are committed to connecting with and engaging talent from diverse backgrounds to ensure our team member population is reflective of the communities in which we live and work. Using a multi-channel approach, we grow our HGV talent network through a variety of outreach programs that include targeted media, team member referrals and diversity outreach. As of December 31, 2021, more than 13,000 Team Members were employed at our timeshare resorts, call centers, sales centers, and corporate locations around the world.

We focus on employee retention initiatives and have designed purposeful programs to nourish every aspect of the team member experience. These programs reward and highlight milestones, recognize the exceptional service standards of our diverse team member population, and promote our values.

Additionally, we make it a priority to appreciate and recognize team member milestones throughout their journey with HGV. From the first 90 days through their retirement, we offer flexible recognition programs that support leaders to create meaningful and impactful moments for their teams.

We are committed to an inclusive workforce that fully represents many different cultures, backgrounds and viewpoints. Our Team Member Resource Groups (TMRGs), which are voluntary, employee-led groups, play an integral part in our culture of inclusion as we strive to foster openness, integrity and respect.

We currently have six TMRGs: African American, Asia Pacific Islander, Hispanic Latino, LGBTQ & Friends, Military and Women’s. In addition to the aforementioned, we are launching six additional groups: Disabilities, Environmental, Euro-Cultural, Multi-Cultural, Parenting & Caregivers, and Young Professionals. We measure success and prioritize initiatives across four main areas: Culture, Career, Community and Commerce.

Each group is sponsored by a senior executive who provides leadership and helps drive initiatives across the business. In addition, we believe that multiple perspectives generate better solutions and relatability with our diverse base of customers and consumers. We strive to ensure a common inclusion that we believe is reflected in our programs and initiatives, and we regularly seek team member feedback through our monthly pulse-checks, our annual engagement survey and ongoing discussions with our TMRGs.

Over 43% of our executives who are senior vice presidents or above are women or identify as being a member of a racial or ethnic minority group. In addition, our president and CEO, Mark D. Wang, and two out of our nine directors are women or identify as racial or ethnic minorities. We are committed to continuing to look to achieve diverse representation among our leaders. We are proud of our efforts to date and will continue to focus on generating input from a broad set of viewpoints.

Through a variety of delivery methods, we offer over 1,000 training and development courses to all of our team members. The courses are focused on several core competencies, including leadership, diversity and inclusion, skills training, business acumen, culture and personal growth. In 2021, our team members completed approximately 100,000 courses during 70,000 total training hours, which included over 36,000 course completions specifically dedicated to compliance training accounting for 24,000 of those hours.

As of December 31, 2021, 10 percent of our employees were covered by various collective bargaining agreements, generally addressing pay rates, working hours, other terms and conditions of employment, certain employee benefits and orderly settlement of labor disputes.

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Recognition

Our efforts across all of the areas described in this section above have resulted in the following key recognitions for our company and team members:

•	Newsweek’s Most Loved Workplace

•	Among the nation’s best adoption-friendly workplaces by Dave Thomas Foundation for Adoption

•	Repeatedly ranked among one the top companies to work for in Central Florida

•	Gold Stevie Award for Company of the Year – Hospitality and Leisure

•	Silver International Business Stevie Award for Company of the Year – Hospitality and Leisure

•	Stevie Awards for Women in Business

•	Named a Top Company in Hawaii by Hawaii Business Magazine

•	Mogul’s Top 100 Innovators in Diversity and Inclusion

•	Mogul’s Top 1,000 Companies Worldwide for Millennial Women

•	Multiple industry awards, including the ARDA ACE Community Service Award

•	Recognition by the Hawaii Green Business Program for our clean energy, energy efficient and sustainable practices

Governance

For a detailed description of our governance policies and procedures, please see the discussion elsewhere in this “Corporate Governance and Board Matters” section.

Ultimately, our commitment to these ESG initiatives and making this mission a part of our overall corporate culture reflects our commitment to continue to do our part as a responsible global corporate citizen. We will continue to engage in our holistic ESG practices to better serve our owners, guests, team members, communities, stockholders, and other stakeholders.

DIRECTOR INDEPENDENCE AND INDEPENDENCE DETERMINATIONS

Under our Corporate Governance Guidelines and New York Stock Exchange (“NYSE”) rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. The director also must meet the objective test for independence set forth by the NYSE rules. According to our Corporate Governance Guidelines, a director is “independent” if in the judgment of the Board, the director does not have a relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent in accordance with NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually. In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether such a relationship would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has affirmatively determined that each of Ms. Bacon, Mr. Johnson, Mr. Lazarus, Ms. Patsley, Mr. Potter and Mr. Whetsell is independent under the guidelines for director independence set forth in our Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Further, our Board has determined that each of Ms. Bacon, Mr. Johnson, and Ms. Patsley is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the

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“Exchange Act”) and the heightened NYSE independence requirements for audit committee members. Our Board has also determined that each of Mr. Johnson, Mr. Lazarus and Mr. Whetsell is “independent” for purposes of the heightened NYSE independence requirements for compensation committee service and a “non-employee director” as defined by applicable SEC regulations.

In making its independence determinations, the Board considered and reviewed all information known to it (including, without limitation, information identified through questionnaires that each director completes annually).

BOARD STRUCTURE

Our Board of Directors is led by Mr. Potter, our Chairperson. Our Board does not currently have a policy as to whether the roles of Chairperson of the Board and Chief Executive Officer should be separate. Our Board believes that the Company and stockholders are best served by maintaining flexibility to determine whether the Chairperson and the Chief Executive Officer positions should be separate or combined at a given point in time, in order to provide appropriate leadership for us at that time. We believe that the separation of the Chairperson and Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, the Chief Executive Officer position is separate from the Chairperson position. Mr. Potter serves as Chairperson of the Board, while Mr. Wang serves as our President and Chief Executive Officer. Our Board believes that this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances.

Additionally, Mr. Potter’s attention to Board and committee matters allows Mr. Wang to focus more specifically on overseeing the Company’s day-to-day operations, as well as strategic opportunities and planning. Our Chairperson serves as presiding independent director unless the Chairperson does not qualify as an independent director, in which case the independent directors will select a presiding independent director. The presiding independent director’s duties are set forth in our Corporate Governance Guidelines and include chairing the executive sessions of non-employee and independent directors, providing guidance with respect to compliance with the Corporate Governance Guidelines, reviewing Board and committee meeting agenda, serving as a non-exclusive liaison among the independent directors and other Board members and communicating with major shareholders.

BOARD COMMITTEES

Committee Membership and Meetings

The following table summarizes the current membership of each of the Board’s committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Mark D. Wang
Leonard A. Potter			Chair
Brenda J. Bacon	X		X
David W. Johnson	X	X
Mark H. Lazarus		X
Pamela H. Patsley	Chair
David Sambur
Alex van Hoek
Paul W. Whetsell		Chair	X

We expect our directors to attend all meetings of the Board, all meetings of the committees of which they are members, and all meetings of stockholders. All of our directors attended at least 75% of the aggregate meetings of both the Board and all committees on which they served during 2021. In addition, all of our directors attended the 2021 annual meeting of stockholders. As previously noted, Messrs. Sambur and van Hoek joined our Board in August 2021 and are not members of any of the committees. Messrs. Sambur and van Hoek attended all meetings of the Board held after the date of their joining the Board.

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The following table sets forth the number of meetings held by the Board and each committee during the year ended December 31, 2021.

Number of Meetings
Board of Directors	6
Audit Committee	7
Compensation Committee	6
Nominating and Corporate Governance Committee	4

Beyond such formal meetings, our directors are encouraged to informally discuss and communicate among themselves any relevant items in carrying out their Board and applicable committee duties and responsibilities.

Audit Committee

The Audit Committee is a standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. All members of the Audit Committee have been determined to be “independent,” consistent with our Audit Committee Charter, Corporate Governance Guidelines, applicable SEC regulations and the NYSE listing standards applicable to boards of directors in general and to audit committees in particular. Our Board also has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Ms. Patsley qualifies as an “audit committee financial expert” as defined by applicable SEC regulations and has accounting and/or related financial management expertise as required by the listing standards of the NYSE.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found on our website at investors.hgv.com under the “Governance—Governance Documents” heading. The duties and responsibilities of the Audit Committee include, among others:

•	the adequacy and integrity of our financial reporting and disclosure practices;

•	the integrity of our financial statements;

•	the soundness of our system of internal controls regarding finance and accounting compliance;

•	the annual independent audit of our consolidated financial statements;

•	the independent registered public accounting firm’s qualifications and independence;

•	the engagement of the independent registered public accounting firm;

•	the scope, approach, performance, and results of the independent registered public accounting firm and our internal audit function;

•	our compliance with legal and regulatory requirements in connection with the foregoing;

•	oversight of our exposure to risk, including, but not limited to, data privacy and security, business continuity and operational risks;

•	oversight of procedures for receipt, retention and treatment of complaints and confidential submission of concerns related to accounting, internal controls or auditing matters;

•	review of related party transactions; and

•	compliance with our Code of Conduct.

On behalf of the Board, the Audit Committee plays a key role in the oversight of our risk management policies and procedures. See “Oversight of Risk Management.”

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our

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annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and other public filings in accordance with applicable rules and regulations of the SEC.

Compensation Committee

All members of the Compensation Committee have been determined to be “independent,” “outside directors” and “non-employee directors” as defined by our Compensation Committee Charter, Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally, and to compensation committees in particular. In addition, all members of the Compensation Committee have been determined to be a “non-employee director” as defined by applicable SEC regulations.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found on our website at investors.hgv.com under the “Governance—Governance Documents” heading. The duties and responsibilities of the Compensation Committee include, among others:

•

the establishment, maintenance and administration of compensation and benefit policies designed to attract, motivate and retain personnel with the requisite skills and abilities to contribute to the long-term success of the Company;

•

oversight of the goals, objectives, and compensation of our President and Chief Executive Officer, including evaluating the performance of our President and Chief Executive Officer in light of those goals;

•	oversight of the goals, objectives, and compensation of our other senior officers and directors;

•	review of the effectiveness of our executive compensation programs;

•	review, approve or recommend to the Board, and administer, our equity-based and annual incentive plans;

•	our compliance with the compensation rules, regulations, and guidelines promulgated by the NYSE, the SEC, and other law, as applicable;

•	oversight of the compliance of senior officers and directors with the Company’s stock ownership guidelines; and

•	the issuance of a report on executive compensation for inclusion in our annual proxy materials.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual Proxy Statement and Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. Its charter permits the Compensation Committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to employees other than any Section 16 officer under our incentive compensation or other equity-based plan, subject to compliance with the plan and the laws of our state of jurisdiction.

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has engaged the services of Pearl Meyer & Partners, LLC (“Pearl Meyer’) as its independent outside compensation consultant to perform analyses, and provide advice related to the Company’s executive and outside director compensation programs. All executive compensation services provided by Pearl Meyer during 2021 were conducted under the direction or authority of the Compensation Committee, and all work performed by Pearl Meyer was pre-approved by the Compensation Committee.

The Compensation Committee evaluated whether any services proposed to be performed during 2021 by Pearl Meyer raised any conflict of interest and determined that it did not. Neither Pearl Meyer nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our subsidiaries. As requested by

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the Compensation Committee, Pearl Meyer’s 2021 services to the Compensation Committee included, among other things, providing perspective on current trends and developments in executive and director compensation as well as analysis of benchmarking data.

Nominating and Corporate Governance Committee

All members of the Nominating and Corporate Governance Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards.

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found on our website at investors.hgv.com under the “Governance — Governance Documents” heading. The duties and responsibilities of the Nominating and Corporate Governance Committee include, among others:

•	advise the Board concerning the appropriate composition and qualifications of the Board and its committees;

•	identify individuals qualified to become Board members;

•	recommend to the Board the persons to be nominated by the Board for election as directors at any meeting of stockholders;

•	coordinate succession planning with the Chair as it relates to the CEO;

•	develop and recommend to the Board a set of corporate governance guidelines and assist the Board in complying with them;

•	review periodically and monitor compliance with the Company’s code of conduct;

•	oversee and review the Company’s activities and practices relating to sustainability, corporate social responsibility, and corporate citizenship matters; and

•	oversee the evaluation of the Board and the Board’s committees.

OVERSIGHT OF RISK MANAGEMENT

The Board of Directors has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, general oversight of executive management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks but also understanding what level of risk is appropriate for the Company. The involvement of the Board of Directors in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company. While the full Board has overall responsibility for risk oversight, it is supported in this function by its Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, which take the lead in discrete areas of risk oversight and regularly report to the Board.

The Audit Committee assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements and our enterprise risk management program. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. The Audit Committee also receives regular reports from our Chief Information Officer and other members of management, addressing the primary cyber security risks facing the Company, the steps management is taking to mitigate such risks, as well as changes to the Company’s cyber security risk profile and newly-identified risks.

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The Compensation Committee assists the Board by overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration, and regulatory compliance with respect to compensation matters. The Nominating and Corporate Governance Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure, succession planning and corporate governance. In addition, our Board receives periodic detailed operating performance reviews from management. Management updates the Audit Committee on a quarterly basis and the full Board on an annual basis and as needed.

Board’s Role in Overseeing Cyber Risk

Our Board recognizes the importance of protecting and maintaining the security and integrity of data for our owners, guests, and team members. Our Board has delegated to the Audit Committee the responsibility to oversee our cyber security and data protection risks. The Audit Committee receives regular reports from our senior management, including our chief information officer, regarding the primary cyber security risks we face, and the steps management is taking to mitigate such risks. The Audit Committee also reviews our cyber and data risk management strategy and policies on at least a quarterly basis with our management. In addition, the Audit Committee and our Board will promptly be made aware of any significant cyber or data security-related incidents.

EXECUTIVE SESSIONS

Executive sessions, which are meetings of the non-employee members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session. Prior to August 2021, all of our non-employee directors were independent directors. Subsequent to Messrs. Sambur and van Hoek joining our Board in August 2021, five of our non-employee directors continued to be independent directors and two of our non-employee directors (i.e., Messrs. Sambur and van Hoek) were determined to be not independent by our Board. During 2021, our independent directors met in a private executive session at least once at each of the four regularly scheduled board meetings. The Presiding Independent Director selected by the independent directors, currently Mr. Potter, presides over meetings of the non-employee directors and independent directors. If the Presiding Independent Director is not available, the non-employee or independent directors will select a presiding independent or non-employee director, as the case may be, who will preside at such session.

BOARD AND COMMITTEE EVALUATIONS

The Board and each committee conduct an annual self-evaluation to assess the effectiveness and performance of the applicable governing body and the performance of its members in accordance with our Corporate Governance Guidelines and each committee charter. These self-evaluations for the fiscal year ended 2021 were completed in early 2022.

CORPORATE GOVERNANCE GUIDELINES AND COMMITTEE CHARTERS

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics and assist the Board in the exercise of its responsibilities. Each committee of the Board is governed by a charter adopted by the Board. Our Corporate Governance Guidelines are reviewed from time to time by the Nominating and Corporate Governance Committee, and each committee charter is reviewed at least annually by the appropriate committee. To the extent deemed appropriate in light of emerging practices, our Corporate Governance Guidelines and committee charters will be revised accordingly, upon recommendation to and approval by the Board. Our Corporate Governance Guidelines, our Audit, Compensation, and Nominating and Corporate Governance Committee charters and other corporate governance information are available on our website at investors.hgv.com under the “Governance — Governance Documents” heading. Any stockholder also may request copies in print, without charge, by contacting Investor Relations, Hilton Grand Vacations Inc., 5323 Millenia Lakes Boulevard, Suite 400, Orlando, Florida 32839 or by email to IR@hgv.com.

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CODE OF CONDUCT

We maintain a Code of Conduct that applies to all employees, including our chief executive officer, chief financial officer, and chief accounting officer, and all directors, and provide regular training on the Code of Conduct. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets, and business conduct and fair dealing. This Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC and the listing standards of the NYSE. We intend to disclose, within four business days, any substantive changes in the Code of Conduct or waivers from the Code of Conduct that apply to our executive officers or directors by posting such information to our website at investors.hgv.com or by filing with the SEC a current report on Form 8-K, in each case if such disclosure is required by SEC or NYSE rules.

The Code of Conduct is available on our website at investors.hgv.com under the “Governance — Governance Documents” heading. Any stockholder may request a copy in print, without charge, by contacting Investor Relations, Hilton Grand Vacations Inc., 5323 Millenia Lakes Boulevard, Suite 400, Orlando, Florida 32839 or by email to IR@hgv.com.

DIRECTOR NOMINATION PROCESS

The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence, and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does, at a minimum, assess each candidate’s strength of character, judgment, industry knowledge or experience, ability to work collegially with the other members of the Board and ability to satisfy any applicable legal requirements or listing standards. The Nominating and Corporate Governance Committee seeks to compose the Board such that it consists of a diverse group of individuals who possess the appropriate combination of skills, experience, and background.

When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness. Although we do not have a formal policy regarding racial, ethnic or gender diversity, the Board views diversity as a priority, and the Nominating and Corporate Governance Committee evaluates the diversity of gender, race, ethnicity and differences in viewpoints, in addition to education, skills, professional experiences, and the perceived needs of the Board, as part of its annual evaluation of the composition of the Board. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third-party recommendations. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral or by whom the candidate was recommended. The Nominating and Corporate Governance Committee may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company.

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee and the Board considered whether those directors recommended for re-election have the experience, qualifications, attributes, and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure. In particular, the Nominating and Corporate Governance Committee and the Board focused on the information contained in each of the Director nominee’s biographical discussion, set forth in this Proxy Statement. The Nominating and Corporate Governance Committee and the Board also assessed the contributions of the directors recommended for re-election in the context of the Board and the committees’ self-assessment process. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board’s

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nomination of the incumbent directors named in this Proxy Statement and its recommendation that you vote “for” the election of each of the director nominees at the Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Office of the Secretary, Hilton Grand Vacations Inc., 5323 Millenia Lakes Boulevard, Suite 400, Orlando, Florida 32839 or by email to secretary@hgv.com. All recommendations for nomination received by the Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our bylaws. These requirements are also described under “Stockholder Proposals for the 2022 Annual Meeting.”

COMMUNICATIONS WITH THE BOARD

To facilitate communications with the Company’s directors, our Corporate Governance Guidelines provide that stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation, or Nominating and Corporate Governance Committees, or to the non-employee or independent directors as a group, may do so by addressing such communications or concerns to the Office of the Secretary, Hilton Grand Vacations Inc., 5323 Millenia Lakes Boulevard, Suite 400, Orlando, Florida 32839 or by email to secretary@hgv.com, who will forward such communication to the appropriate party.

COMPENSATION OF DIRECTORS

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board. Our Compensation Committee reviews non-employee director compensation from time to time. Mr. Wang, the sole employee director on the Board, receives no compensation for serving on the Board.

COMPENSATION PROGRAM

Each eligible non-employee director is entitled to annual compensation for the period from the 2021 annual meeting of stockholders until our Annual Meeting, as follows:

•	annual cash retainer of $75,000;

•	additional annual cash retainer of $120,000 for serving as the chairperson of the Board;

•	additional annual cash retainer for serving on committees or as the chairperson of a committee as follows:

○

each member (other than the chairperson) of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee will receive $10,000 for each committee on which he or she serves;

○

the chairperson of the Audit Committee will receive an additional $25,000 and the chairperson of each of the Compensation Committee and the Nominating and Corporate Governance Committee will receive an additional $20,000; and

•

equity award of approximately $125,000 payable annually in the form of restricted stock units (“RSUs”), which will vest on the earlier of (i) the one-year anniversary of the grant date and (ii) the date of the next annual meeting of stockholders, subject to continued service on the Board through the vesting date.

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Cash retainers are paid semi-annually, in arrears. Annual equity award grants to directors are made following each annual meeting of stockholders and represent the directors’ annual grants for their service as a director until the next annual meeting of stockholders.

All of our directors are reimbursed for reasonable travel and related expenses associated with attendance at Board or committee meetings. In addition, our independent directors are reimbursed for reasonable personal costs when they stay at our resorts. The Board may determine in its discretion additional cash or other consideration for services on ad hoc committees that it may establish from time to time.

We have a stock ownership policy for our non-employee directors. Each of our non-employee directors (other than the directors who are not eligible to receive compensation) is expected to own stock in an amount equal to five times his or her annual cash retainer (exclusive of retainers received for service on a committee of the Board or as chairperson of a committee or the Board). For purposes of this requirement, a director’s holdings include shares held directly or indirectly, individually or jointly, shares held in trust for the benefit of the director or a family member, shares underlying vested options (based on the excess of the market price of the stock over the exercise price), time-vesting restricted stock and RSU awards that have not yet vested, and shares held under a deferral or similar plan. Non-employee directors are expected to meet this ownership requirement within five years of becoming subject to the stock ownership policy. Declines in the stock price will not affect compliance with the stock ownership policy as long as each non-employee director continues to hold the number of shares held at the time compliance was initially achieved.

DIRECTOR COMPENSATION FOR 2021

The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)		Total ($)		Total Number of Outstanding Equity Awards (#)(2)
Leonard A. Potter	$215,000		$125,000		$340,000		2,817
Brenda J. Bacon	$95,000		$125,000		$220,000		2,817
David W. Johnson	$95,000		$125,000		$220,000		2,817
Mark H. Lazarus	$85,000		$125,000		$210,000		2,817
Pamela H. Patsley	$100,000		$125,000		$225,000		2,817
David Sambur	$19,368	(3)	$0	(3)	$19,368	(3)	—	(3)
Alex van Hoek	$19,368	(3)	$0	(3)	$19,368	(3)	—	(3)
Paul W. Whetsell	$105,000		$125,000		$230,000		2,817

(1)

Amounts reflect cash retainer fees for each non-employee director, based on the director fees set forth under “Compensation Program.” Amounts reflect each non-employee’s director cash fee forbearance as described above.

(2)

Amounts reflect an annual equity award for the period from the date of the 2021 annual meeting of stockholders through the date of the 2022 annual meeting of stockholders, based on an annual award of $125,000. Represents the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, using the assumptions discussed in Note 19 (“Share-Based Compensation”) of the consolidated financial statements included in HGV’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Annual Report on Form 10-K”). The outstanding equity awards were granted on May 5, 2021 at the 2021 annual meeting of stockholders and fully vest on the one-year anniversary of such date of grant or, if earlier, on the date of the next annual meeting of stockholders at which directors are elected.

(3)

In connection with their appointment to our Board pursuant to the terms of the Apollo Stockholders Agreement, we agreed to compensate each of Messrs. Sambur and van Hoek pursuant to the terms of our annual non-employee director compensation program. Upon their appointment, Messrs. Sambur and van Hoek and the Apollo Investors informed us that, due to certain internal policies and arrangements, Messrs. Sambur and van Hoek could not receive any direct compensation, either cash or equity, from public company boards of directors on which they serve and that any such payments are required to be made to an affiliate of the Apollo Investors. Accordingly, it was agreed that annual non-employee director cash compensation to which Messrs. Sambur and van Hoek would have been entitled would be paid (including for tax purposes) to such affiliate of the Apollo Investors. In addition, since the terms of the Apollo Stockholders Agreement generally provides, among other things, that the Apollo Investors and their affiliates are prohibited from acquiring any additional common stock of the Company (subject to certain exceptions), thereby prohibiting the payment of the annual non-employee director stock award compensation to such Apollo Investor affiliate, it was agreed that such affiliate would receive cash equivalent of any equity compensation to which Messrs. Sambur and van Hoek would have been entitled to receive.

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Except for Messrs. Sambur and van Hoek, who did not receive any director compensation in the form of equity as described above, eligible non-employee directors are awarded equity under the Hilton Grand Vacations Inc. 2017 Stock Plan for Non-Employee Directors (the “Director Stock Plan”) in the form of RSUs. RSUs vest on the earlier of (i) the one-year anniversary of the grant date and (ii) the date of the next annual meeting of stockholders, subject to continued service on the Board through the vesting date or as otherwise provided in the plan or applicable award agreement. Dividend equivalents accrue on unvested RSUs either in cash or, at the sole discretion of the Compensation Committee, in shares of HGV’s common stock or additional RSUs equal to the fair market value of the dividend equivalent payment as of the dividend payment date, payable at the same time as the underlying RSUs are settled following vesting (or forfeited to the extent the underlying RSUs are forfeited). Any unvested RSUs held by a non-employee director will become fully earned and vested upon (i) termination of such director’s service as a result of such director’s death or disability, (ii) a change in control event, if the successor or surviving company does not assume, substitute or continue the RSUs on substantially similar terms, or (iii) termination of such director’s service without cause or with good reason (each as defined in the form of Restricted Stock Unit Agreement for use under the Director Stock Plan) within twelve months following a change in control. In addition, if a non-employee director retires more than six months after the grant date of a director RSU award, then a pro-rata number of RSUs shall become earned and vested as of the retirement date. Unvested RSUs are forfeited upon termination of service for any other reason.

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INFORMATION ABOUT OUR EXECUTIVE OFFICERS AND OTHER SENIOR OFFICERS

OUR EXECUTIVE OFFICERS

Set forth below is certain information regarding each of our current executive officers, other than Mr. Wang, whose biographical information is presented under “Proposal No. 1: Election of Directors — Nominees for Election to the Board of Directors in 2022.” Beneficial ownership of equity securities of certain of our executive officers is shown under the heading “Ownership of Securities” in this Proxy Statement.

Pablo Brizi

Pablo Brizi, 47, has served as HGV’s Executive Vice President and Chief Human Resources Officer & Corporate Affairs since October 2020 “CHRO”). Mr. Brizi is responsible for leading teams of highly experienced human resources professionals who provide strategic business partnerships and consultative talent services across the global business. His oversight as CHRO also includes talent management, compensation, benefits, recruitment, succession planning, learning and development, and general HR shared services. Mr. Brizi brings more than 25 years of human resources experience working with multinational organizations in the hospitality, technology, oil, manufacturing and private equity industries. Most recently, he served as Chief Human Resources Officer for Bloomin’ Brands where he oversaw global compensation, benefits, talent management, leadership development, corporate affairs and HR operations for approximately 100,000 corporate and restaurant Team Members. In addition, Mr. Brizi held a number of leadership positions with Avaya, including Vice President, Global Compensation and Benefits, and Senior Director of HR for the Americas. He also worked for NCR Corporation, Ford Motors Company, and Exxon Corporation in a variety of HR and compensation and benefits leadership roles. Mr. Brizi holds a bachelor’s degree in finance from Universidad Argentina de la Empresa. In addition, he completed Cornell University’s Modern CHRO Role executive education program and holds a designation in Certified Compensation Professional through World-at-Work.

Charles R. Corbin

Charles R. Corbin, 65, has served as HGV’s Executive Vice President, Chief Legal Officer, General Counsel and Secretary since November 2016. He served as the HGV’s Chief Development Officer from May 2018 until September 2020. Before joining HGV, Mr. Corbin served at Hilton Worldwide for over 6 years from March 2010 to November 2016, where he was most recently Senior Vice President for Dispute Resolution and Employment and Benefits. Prior to joining Hilton Worldwide in 2010, Mr. Corbin served in a number of high-level legal roles, including vice president and assistant general counsel at Sunrise Senior Living, an assisted living facility operator, and group vice president at The Mills Corporation, a developer, owner, and operating of large retail and entertainment centers and destinations. Mr. Corbin’s more than 40-year legal and business career includes managing a venture capital firm and serving in a variety of roles as a business counselor, legal advisor, and investor. He is known for working with operational management to successfully execute strategic goals while providing risk adjusted legal counsel and business advice. Mr. Corbin is a board member of ARDA. Mr. Corbin holds a bachelor’s degree in English with highest honors from The Citadel, and a Juris Doctorate from the University of Dayton School of Law.

Gordon S. Gurnik

Gordon Gurnik, 58, has served as HGV’s Senior Executive Vice President and Chief Operating Officer since August 2021 and was previously Executive Vice President and Chief Operating Officer from December 2018 to August 2021. Mr. Gurnik’s responsibilities at HGV include working in partnership with the executive team to lead sales and business development, continue to build HGV’s brand, improve processes and products, and oversee resort operations and Club programs, all while ensuring alignment with HGV’s strategic priorities for all new initiatives. In addition, Mr. Gurnik is a champion for diversity and inclusion and is the executive sponsor of the company’s Asia-Pacific Islander Team Member Resource Group. Prior to joining HGV, Mr. Gurnik served as

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President of RCI, a worldwide leader in vacation exchange and travel services and the largest exchange network in the world. While at RCI, he was instrumental in advancing the company’s signature products while also leading RCI’s strategic direction, operations and growth with over 3.8 million member families and 4,300 vacation ownership resorts. He serves on the board of directors for Christel House International, a non-profit organization that supports impoverished children throughout the world and is a board member of ARDA. Mr. Gurnik holds a bachelor’s degree in management from Purdue University.

Daniel J. Mathewes

Daniel J. Mathewes, 47, has served as HGV’s Senior Executive Vice President and Chief Financial Officer since August 2021, and was Executive Vice President and Chief Financial Officer from November 2018 to August 2021. Mr. Mathewes is responsible for leading teams of highly skilled finance professionals who develop and implement corporate and financial strategies across our global business. He leads the finance, accounting, portfolio, treasury, tax, and investor relations departments. Mr. Mathewes has more than 20 years of global finance, accounting, SEC reporting, investor relations and corporate experience with both public and private multi-national companies. He is known for working with operational management to successfully execute strategic goals while driving strong financial outcomes. Prior to joining HGV, Mr. Mathewes was the chief financial officer of Virgin Hotels North America, a hotel management company, from January 2016 to November 2018. Previously, Mr. Mathewes served as the chief financial officer of the World, Residences at Sea, a privately-owned yacht with 165 residences, from July 2014 to January 2016. He served as senior vice president of finance and treasury of Kerzner International Holdings Limited from September 2008 to July 2014, which operated the Atlantis resorts in Nassau and Dubai, the One&Only luxury hotels, and Mazagan Beach Resort in Morocco. Mr. Mathewes also worked in multiple financial leadership capacities with NCL Corporation (Norwegian Cruise Lines) and Royal Caribbean Cruises Ltd. Mathewes began his career with PricewaterhouseCoopers. Mr. Mathewes graduated summa cum laude from Florida State University with bachelor’s degrees in accounting and economics.

OTHER SENIOR OFFICERS

Set forth below is certain information regarding each of our other senior officers.

Dennis A. DeLorenzo

Dennis A. DeLorenzo, 57, has served as HGV’s Executive Vice President since August 2017 and Chief Sales Officer since December 2016, overseeing all of our global sales operations and Hilton Club. Mr. DeLorenzo previously served as our Senior Vice President of Sales from January 2015 to December 2016, and as Vice President of Marketing Development from 2012 to January 2015. Mr. DeLorenzo is an industry veteran with more than 20 years of experience in timeshare sales and marketing leadership roles. He has a dynamic background, having performed in several leadership positions within HGV, and having served as senior vice president of marketing with Holiday Inn Club Vacations, as regional vice president of sales and marketing for Sunterra Corporation, and as director of marketing, Mid-Atlantic region, for Marriott Ownership Resorts, Inc.

Stan R. Soroka

Stan R. Soroka, 62, has served as HGV’s Executive Vice President and Chief Customer Officer since January 2015. Mr. Soroka is responsible for all resort operations and HGV’s Club program, as well as brand standards for resorts and the overall organization. From May 2010 to January 2015, Mr. Soroka served as Hilton’s area vice president for Florida and Hilton Grand Vacations Resort Operations; and in this dual capacity, he oversaw hotel operations for Hilton, Doubletree, Embassy Suites, and Waldorf Astoria properties throughout Florida, as well as the Conrad Miami. His responsibilities also included oversight of timeshare resort operation functions for HGV’s developed properties in Las Vegas, New York, Orlando, and South Beach, Miami. A second-generation hotelier, Mr. Soroka has more than 35 years of experience successfully operating renowned hotels and resorts including serving as managing director of the Waldorf Astoria El Conquistador Resorts and Las Casitas Village in Puerto Rico from 2005 until 2010. Prior to joining Hilton Worldwide in 2005, Mr. Soroka held leadership roles at Oakbrook Hotels, Vail Resorts Management, and H.B.E. Hotels and Resorts. Mr. Soroka began his hospitality career with

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Hyatt Hotels Corporation in the stewarding department, where he quickly moved up the ranks of food and beverage, before transitioning to front office operations and management. Mr. Soroka earned a Bachelor of Science degree in hospitality management from the Conrad N. Hilton College of Hotel and Restaurant Management at the University of Houston.

Matthew A. Sparks

Matthew Sparks, 61, has served as HGV’s Executive Vice President and Chief Development Officer since September 2020. In this role, Mr. Sparks is responsible for leading all aspects of the company’s development and acquisitions pipeline. He also manages and optimizes the HGV portfolio of assets as well as the company’s fee-for-service and joint venture relationships. Additionally, he oversees the design and construction group. Mr. Sparks has nearly 30 years of global development and acquisition experience in the hospitality industry. He has been active in all aspects of hospitality real estate and brand development including acquisitions, joint venture structuring, repositioning and new construction. Prior to HGV, Mr. Sparks served as Executive Vice President and Chief Investment Officer of Park Hotels & Resorts where he established and oversaw the company’s investment and acquisition strategy. Prior to his role at Park Hotels & Resorts, Mr. Sparks served as Hilton’s Senior Vice President, Luxury & Corporate Development, where he managed the company’s full service, corporate and luxury/lifestyle brand growth and development in North America. Previous roles include Senior Vice President of Acquisitions at Sage Hospitality Resources and senior development positions at Fairmont Raffles Hotels International. Mr. Sparks holds a bachelor’s degree from Michigan State University’s School of Hospitality Business and currently serves on the Alumni Board of Directors and The Real Estate Counsel for the program.

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PROPOSAL NO. 2:

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 2022 FISCAL YEAR

The Audit Committee has approved the engagement of Ernst & Young LLP to perform the audit of the financial statements and internal control over financial reporting for the fiscal year ending December 31, 2022.

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders’ views on HGV’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of HGV and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

AUDIT AND NON-AUDIT FEES

Ernst & Young LLP has been our independent public accountants since our spin-off from Hilton Worldwide, including for purposes of performing an audit of the financial statements included in HGV’s Annual Report on Form 10-K for the years ended December 31, 2021.

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our financial statements for the fiscal years ended December 31, 2021 and 2020, and fees billed for other services rendered by Ernst & Young LLP for those periods.

	2021	2020
Audit Fees (1)	$7,103,562	$3,133,295
Audit-Related Fees (2)	$1,179,000	$691,200
Tax Fees (3)	$1,180,314	$1,601,127
All Other Fees	—	—

Total:	$10,112,876	$5,425,622

(1)

Includes fees for professional services rendered by Ernst & Young LLP for the audit of annual financial statements and internal controls over financial reporting, reviews of quarterly financial statements, comfort letters and consents issued in connection with SEC filings and statutory audits of foreign subsidiaries. The increase for the year ended December 31, 2021 compared to the year ended December 31, 2020 was primarily due to incremental audit fees related to the audit of Diamond.

(2)

Includes fees for professional services rendered by Ernst & Young LLP for agreed-upon procedures and attestation reports. For the year ended December 31, 2021, this amount includes fees related to services provided in connection with the Acquisition, including due diligence and transaction closing review.

(3)	Includes fees for professional services rendered by Ernst & Young LLP for tax compliance, tax consulting, transfer pricing and tax advisory services.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Ernst & Young LLP’s independence and concluded that it was. All audit and non-audit related services were pre-approved by the Audit Committee prior to such services being rendered.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the

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independent registered public accounting firm. In exercising this responsibility, the Audit Committee has adopted policies and procedures that require the approval of the Audit Committee of all audit and permitted non-audit services provided by an independent registered public accounting firm prior to each engagement. These policies and procedures require that the Audit Committee be provided with sufficient information to allow it to identify the particular services being pre-approved and to assess the impact of the proposed services on the independence of the registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT

AUDITORS OF THE COMPANY FOR THE 2022 FISCAL YEAR.

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PROPOSAL NO. 3:

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast an annual non-binding advisory vote to approve the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules in this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables (a “say-on-pay vote”).

At our 2017 annual meeting, HGV stockholders voted on an advisory basis to have a say-on-pay vote on an annual basis. In response to your input, our Board adopted a policy of including an advisory say-on-pay vote at each annual meeting of stockholders, until the next stockholder advisory vote on the frequency of future say-on-pay votes.

Accordingly, stockholders are being asked to approve, on a non-binding basis, the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, which includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables, is hereby APPROVED.”

At the 2021 annual meeting, HGV stockholders approved the compensation paid to our named executive officers, with approximately 97% of the votes cast in favor of the Company’s executive compensation.

In deciding how to vote on this proposal at the Annual Meeting, the Board encourages you to read information on our compensation policies and decisions regarding the named executive officers presented under the heading “Compensation Discussion and Analysis,” as well as the discussion regarding the Compensation Committee under the heading “Corporate Governance and Board Matters—Board Committees—Compensation Committee” in this proxy statement.

Because your say-on-pay vote is advisory, it is not binding upon the Board; however, the Board values stockholders’ input, and the Compensation Committee will take into account the results of the 2022 say-on-pay vote when considering future executive compensation decisions.

The next advisory say-on-pay vote will occur at the annual meeting of stockholders in 2023.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL

OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter, which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the heading of “Corporate Governance and Board Matters—Board Committees—Audit Committee.” Under the Audit Committee charter, management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements and internal control over financial reporting of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 “Communications with Audit Committee.” In addition, the Audit Committee received the written disclosures and the letters from the independent registered public accounting firm required by applicable rules of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Pamela H. Patsley, Chair

Brenda J. Bacon

David W. Johnson

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REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Submitted by the Compensation Committee of the Board of Directors:

Paul W. Whetsell, Chair

David W. Johnson

Mark H. Lazarus

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COMPENSATION DISCUSSION AND ANALYSIS

(“CD&A”)

OUR NAMED EXECUTIVE OFFICERS

Our NEOs, based on total compensation paid during the fiscal year ended December 31, 2021, are set forth below.

Name	Position
Mark D. Wang	President and Chief Executive Officer
Daniel J. Mathewes	Senior Executive Vice President and Chief Financial Officer
Gordon S. Gurnik	Senior Executive Vice President and Chief Operating Officer
Charles R. Corbin	Executive Vice President and Chief Legal Officer
Pablo Brizi	Executive Vice President, Chief Human Resources Officer & Corporate Affairs
Dennis A. DeLorenzo(1)	Executive Vice President and Chief Sales Officer
Stan R. Soroka(1)	Executive Vice President and Chief Customer Officer

(1)

In connection with certain management restructuring changes in connection with the Acquisition, the Board determined that Messrs. DeLorenzo and Soroka were no longer “executive officers” within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended effective as of August 2, 2021.

EXECUTIVE SUMMARY

Key 2021 Compensation Committee Actions

In February and March 2021, the Committee took certain key actions with respect to the 2021 executive compensation program for our executive officers, including our NEOs, as follows (each as further discussed later in this CD&A):

•

Limited base salary increases. The Committee did not increase the base salary for any of our NEOs other than for Mr. Mathewes (from $437,750 to $550,000). Mr. Mathewes had not received a salary increase since joining the Company in November 2018 and his salary was adjusted to more closely align with market pay levels of CFOs among our peer group companies.

•

Approved a short-term incentive plan based 50% on Economic Adjusted EBITDA and 50% on objectively measurable performance metrics specific to each individual NEO. Given the continued uncertainty of COVID-19 pandemic and consequent difficulty of planning and forecasting, the Committee determined that this change to the 2021 short-term incentive plan design appropriately balanced the executive team’s focus on overall profitability, shareholder interests, and performance metrics that focused each NEO on his individual contribution to Company performance. In 2022, the Committee approved a short-term incentive plan design based 70% on Economic Adjusted EBITDA and 30% on objectively measurable performance metrics specific to each individual NEO.

•

Approved a one-time increase to the executive officers’ long-term incentive (LTI) award value as compared to the 2020 LTI award value. To address increased retention needs and to recognize such executive officers’ performance that exceeded the Committee’s expectations during the COVID-19 pandemic, which performance is reflected in the Company’s stock price recovering from, and exceeding, pre-pandemic levels, and the Company’s Total Shareholder Return (“TSR”), the Committee approved a one-time increase to the executive officers’ LTI award value.

•

Adjusted the grant mix of LTI awards to 50% RSUs, 25% stock options and 25% PSUs. Due to difficulty in setting multi-year financial targets as a result of the continuing uncertainty from COVID-19 pandemic’s impact on the Company’s business, the Committee adjusted the grant mix of awards to 50% RSUs, 25% stock options and 25% PSUs, which adjusted grant mix also balanced the Committee’s focus on both performance and retention. In addition, the PSUs have a performance period commencing January 1, 2021 and ending December 31, 2022.

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•	Approved a new Executive Deferred Compensation Plan. The new EDCP, which became effective January 1, 2022, includes a Company contribution feature, as described in greater detail below.

Aligning Pay with Performance

As discussed later in this CD&A, the total direct compensation for our CEO and other NEOs is comprised of 62% and 47%, respectively, stock-based equity awards, demonstrating a strong alignment of our NEOs pay with the direct interests of our stockholders.

The tables below reflect the Company’s performance as measured by TSR—over one-year (2021), three-year (2019-2021) and five-year (2017—2021) periods.

	1-Yr	3-Yr	5-Yr
HGV	66.22%	25.46%	14.92%
GICS 2530-Industry	15.25%	10.67%	10.54%
R3K-Russell 3000	25.66%	25.79%	17.97%

Source: Compustat. As of December 31, 2021

Key Compensation Committee Actions Related to the Acquisition

In addition to the actions described above, the Committee took certain key actions with respect to the executive compensation program for our executive officers, including our NEOs, as a result of the Acquisition (each as further discussed later in this CD&A:

•

Approved performance-based transaction incentive awards (“Transaction Incentive Awards”) consisting of performance-based restricted stock units for certain executive officers and employees, including the NEOs. In order to create specific performance incentives tied directly to the success of the Acquisition, and to continue to create high levels of shareholder return, the Committee approved a one-time grant of performance-based restricted stock units. These Transaction Incentive Awards may be earned only upon achievement of pre-established elevated performance goals related to the run rate cost savings and Adjusted EBITDA at the end of the performance period (fiscal 2023). If threshold performance levels for these metrics are not achieved by the end of fiscal 2023, then the Transaction Incentive Awards will not be earned and will be forfeited by the NEOs.

•

Approved increases to compensation for certain NEOs. In light of the added scope of responsibility for certain executive roles post transaction, the Committee increased the base salaries for Messrs. Mathewes, Gurnik and Brizi to $650,000, $650,000 and $450,000, respectively, effective as of August 2, 2021. The Committee also increased Mr. Gurnik’s target STI award value to 125% of base salary, effective as of August 2, 2021 and, LTI award value to 250% of base salary, effective for the annual equity grant to occur in March 2022. Because these increases were made at the time of the transaction, no additional increases were made during the normal merit planning process for 2022.

•

Approved a modified 2021 annual cash incentive award program to prevent unintended higher payouts in connection with the Acquisition. Pursuant to the modified program: (i) for the period commencing January 1, 2021 and ending on July 31, 2021, annual cash incentive awards were earned based upon achievement of pre-Acquisition performance targets for such period; and (ii) for the period commencing August 1, 2021 and ending on December 31, 2021, short-term incentive awards were earned based upon achievement of higher post-Acquisition performance targets established for such period. Without such modification, the actual annual cash incentive awards earned by our NEOs for 2021 would have been disproportionately higher due to the fact that the performance targets were set prior to the Acquisition and did not take into account the accretive impact of the Acquisition on the performance of the Company.

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•

Approved proportionate adjustments (increases) to the performance goals for 2019, 2020 and 2021 Performance RSUs to prevent unintended higher payouts in connection with the Acquisition. As required by the 2017 Omnibus Incentive Plan, as amended (the “Incentive Plan”) to prevent substantial dilution or enlargement of the rights in connection with certain corporate transactions, such as the Acquisition, the Committee approved certain adjustments to the performance goals associated with outstanding performance-based restricted stock units to reflect the projected effect of the Acquisition. In all cases, these adjustments were to increase the required performance levels needed to achieve threshold, target, and maximum vesting levels by factoring in the acquisition and integration of Diamond Resorts. Consistent with the annual cash incentive award program, without such adjustment, the 2019, 2020 and 2021 Performance RSUs would have been disproportionately positively impacted due to the fact that the performance targets were set prior to the Acquisition and did not take into account the accretive impact of the Acquisition on performance. As discussed in greater detail later in this CD&A, the 2019 Performance RSUs were earned at 0% of target and, accordingly, no shares of common stock were issued in settlement of the 2019 Performance RSUs. The Committee currently expects that it is highly unlikely for the 2020 Performance RSUs to result in any payout based on current projections.

•

Terminated the 2017 Executive Deferred Compensation Plan (“EDCP”). The Acquisition resulted in a required distribution of account balances under the EDCP in accordance with its terms. On July 28, 2021, the Compensation Committee approved the termination of the EDCP effective as of the closing of the Acquisition.

2021 COMPANY PERFORMANCE AND PAY RESULTS

As discussed earlier in this Proxy Statement, completion of the Acquisition was, and the integration continues to be, transformative for the Company and we believe continues to be beneficial to our stockholders. Other highlights of HGV’s financial performance, which includes achievement of certain historically high financial results, for the fiscal year ended December 31, 20211 include:

•	Total revenues were $2,335 million, net income was $176 million and diluted earnings per share was $1.75;

•	Adjusted EBITDA was $716 million;

•	Contract Sales increased by $824 million to $1,352 million, compared to 2020;

•	Tour flow increased by 170,959 to 298,044, compared to 2020;

•	Volume per guest increased 11.4% to $4,332, compared to 2020;

•	Net Owner Growth (NOG) for the Legacy-HGV business for the 12 months ended Dec. 31, 2021 was 1.6%; and

•	1-Yr TSR was 66.22%.

[1]

Information in this Proxy Statement includes discussion of financial metrics that are not calculated in accordance with U.S. GAAP, including Adjusted EBITDA and Economic Adjusted EBITDA. Please see Appendix A for additional information and a reconciliation of certain of these measures to financial measures derived in accordance with U.S. GAAP.

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2021 EXECUTIVE COMPENSATION DESIGN AND DECISIONS

The Committee determined our executive compensation philosophy, strategy and program design, as well as compensation levels for our NEOs. The Committee continues to focus our executive compensation program on furthering alignment between compensation and HGV’s growth and the long-term interests of our stockholders. In reviewing our executive compensation philosophy, strategy and program design and in setting compensation levels for our NEOs for 2021, the Committee considered, among other factors, the key financial and operating metrics that drive performance of HGV and stockholder value; the objectives of and risks related to our operations; and the components and amounts of executive compensation at companies within our peer group based on data provided by Pearl Meyer, the Committee’s independent compensation consultant.

An overview of our 2021 executive compensation program is set forth below.

Overview

Compensation Philosophy. Our compensation philosophy is designed to achieve a number of goals, including attracting and retaining the highest quality executives, providing market competitive compensation opportunities, aligning pay with performance and stockholder value, and emphasizing performance-based compensation. The Committee has determined that our compensation program should be comprised of three primary components (base salary, short-term cash incentive awards and long-term incentive awards) in order to cultivate long-term value creation without unnecessary risk, reward the successful execution of our business strategy, and create an ownership culture.

An overview of the three primary components of our 2021 compensation program is set forth below.

Compensation Element	Form	Objectives
Base Salary Fixed, Short-Term	Cash	• Attract and retain high quality executives to drive our success • Align with external competitive level and internal parity for each role, responsibility, and experience
Short-term Incentive At-risk, short-term (annual periods)	Cash	• Reward for our overall and business area financial results • Align actual pay-out based on achievement of our overall and business area performance goals
Long-term Incentive At-risk, medium to long-term	Equity, including: Service RSUs Stock Options Performance RSUs

•  Reward for our future performance and align with interests of our stockholders

•  Retain key executives through vesting over multi-year periods, with continued employment required through the applicable vesting date

•  Incentivize achievement of pre-established objectives tied to Economic Adjusted EBITDA and Contract Sales

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Executive Compensation Practices

General. The Committee has adopted a number of overall executive compensation practices and policies, all of which the Committee believes to represent sound overall governance of executive compensation.

What We Do (Best Practices)	What We Don’t Do (Best Practices)

✓ Executive sessions without management

✓ Independent compensation consultant

✓ Significant percentage of pay “at risk”

✓ Significant use of equity-based pay

✓ Three-year vesting on service-based equity awards

✓ Multi-year performance periods on performance-based equity awards

✓ Capped incentive opportunities

✓ Clawback policy

✓ Robust stock ownership requirements

✓ Efficient use of equity

x   Excessive severance

x   Automatic single-trigger equity acceleration for change in control, if the awards are assumed in the transaction

x   Excise tax gross-ups

x   Option repricing or buyouts

x   Provide for reload awards

x   Pay dividends or dividend equivalents on unvested awards

Factors Considered in Setting Compensation. In reviewing and approving the components of our executive compensation program, the Committee works with Pearl Meyer and select members of senior management, and considers the following key factors in totality, without assigning any particular weight to any particular factor:

•	the Committee’s determinations as to our compensation philosophy and program design;

•	the performance of the HGV business and our executives;

•	the results of our say-on-pay advisory vote;

•	internal pay equity among the HGV leadership team;

•	executive retention and succession planning;

•	the objective of aligning stockholder interests by having a significant portion of compensation comprised of long-term equity-based awards;

•	the views and recommendations of select members of senior management; and

•	the views and recommendations of Pearl Meyer, including external market data provided by Pearl Meyer.

Role of the Compensation Committee. The Committee establishes the overall executive compensation philosophy and strategy, sets and approves compensation for our NEOs, and approves all incentive plan designs, goals, and awards affecting executive officers, including our NEOs. The Committee also approves all equity compensation plans and awards. In performing its role, the Committee receives input from the CEO, select members of senior management, and Pearl Meyer.

Role of Management. The CEO, Chief Human Resources Officer, and General Counsel routinely provide information, advice, and recommendations to the Committee. Other members of senior management may be called upon to provide information to the Committee as well. The Committee regularly meets in executive session without members of senior management present, and members of senior management are not present for discussions regarding his or her specific compensation.

Role of the Independent Compensation Consultant. Pearl Meyer reports to and is directed by the Committee. Pearl Meyer routinely provides information, advice, and recommendations to the Committee on matters pertaining to executive and non-employee director compensation. In selecting Pearl Meyer, the Committee considered the independence factors prescribed by applicable regulations and concluded that none of the work provided by Pearl Meyer raised any conflict of interest and determined Pearl Meyer met the independence criteria. Pearl Meyer provides no services to HGV other than compensation consulting services.

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Peer Group Comparisons. The Committee annually reviews and approves any peer group that will be used for executive compensation benchmarking in consultation with its independent compensation consultant and considers the benchmark data as one of many factors when making pay determinations. Pearl Meyer recommended and the Committee approved the following peer group (the “Initial 2021 peer group”), which Pearl Meyer used in making compensation recommendations for the first part of 2021. The Initial 2021 peer group is the same as the 2020 peer group. The Committee reviewed peer group data in setting compensation for 2021.

Travel + Leisure Co. (f/k/a Wyndham Destinations, Inc.)	Marriott Vacations Worldwide Corp.	Penn National Gaming, Inc.
Choice Hotels International, Inc.(1)	SeaWorld Entertainment, Inc.(1)	Cinemark Holdings, Inc.(1)
Hyatt Hotels Corporation	Red Rock Resorts, Inc.(1)	Eldorado Resorts, Inc.(1)
The Howard Hughes Corporation(1)	Six Flags Entertainment Corporation(1)
Boyd Gaming Corporation	Extended Stay America, Inc.(1)
Vail Resorts Inc.	Cedar Fair, LP(1)

In connection with the Acquisition and in light of the significant change to the Company’s size, in May 2021, the Committee approved an updated peer group (the “New Peer Group”) to be used for the remainder of fiscal 2021 and fiscal 2022.

Travel + Leisure Co. (f/k/a Wyndham Destinations, Inc.)	Marriott Vacations Worldwide Corp.
Royal Caribbean Group(2)	Norwegian Cruise Line Holdings Ltd.(2)
Hyatt Hotels Corporation	Host Hotels & Resorts, Inc.(2)
Darden Restaurants, Inc.(2)	Penn National Gaming, Inc.
Boyd Gaming Corporation	Park Hotels & Resorts Inc.(2)
Vail Resorts Inc.	Caesars Entertainment, Inc.(2)

(1)	Not included in the New Peer Group.
(2)	New addition to the New Peer Group.

Say on Pay Vote. Each year, HGV provides stockholders with a say-on-pay advisory vote on our executive compensation program. At the 2021 annual meeting of stockholders, approximately 97% of the votes cast for the say-on-pay proposal were in favor of our executive compensation program and policies. Accordingly, the Committee determined that the say on pay vote did not necessitate substantive changes to our executive compensation program. To the extent there is any significant vote against the NEO compensation, the Committee will consider the impact of such vote on its future compensation policies and decisions.

2021 NEO Compensation Structure

		Short-Term Incentive Opportunity			Long-Term Incentive Opportunity
Name	Base Salary	% Salary	$ Value	Target Total Cash	% Salary(2)	$ Value(2)	Target Total Direct(2)
Mark D. Wang	$950,000	150%	$1,425,000	$2,375,000	400%	$3,800,000	$6,715,000
Daniel J. Mathewes(1)	$650,000	125%	$812,500	$1,462,500	250%	$1,375,000	$2,837,500
Gordon S. Gurnik(1)	$650,000	125%	$812,500	$1,462,500	200%	$1,030,000	$2,492,500
Charles R. Corbin	$477,405	100%	$477,405	$954,810	200%	$954,810	$1,909,620
Pablo Brizi(1)	$450,000	100%	$450,000	$900,000	200%	$800,000	$1,700,000
Dennis A. DeLorenzo	$437,091	200%	$874,182	$1,311,273	225%	$983,455	$2,294,728
Stan R. Soroka	$437,091	150%	$655,637	$1,092,728	200%	$874,182	$1,966,910

(1)	For Messrs. Mathewes, Gurnik and Brizi, reflects the increase to base salary and, for Mr. Gurnik, the short-term incentive opportunity, effective as of August 2, 2021.
(2)

Excludes both the one-time Transaction Incentive Awards discussed below and the one-time increase to the NEOs’ LTI award value as discussed above, as such amounts are not part of the Company’s regular compensation structure.

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Our compensation structure reflects the desired pay-for-performance orientation with an emphasis on long-term, equity-based incentive compensation opportunities tied to stockholder value creation, as evidenced by the following mix.

2021 CEO TARGET PAY MIX	2021 OTHER NEOS AGGREGATE TARGET PAY MIX

(1)	Excludes both the one-time increase to the NEOs’ LTI award value and the one-time Transaction Incentive Awards.

Base Salary

In February 2021, the Committee reviewed and set the base salaries for our NEOs for 2021 and, as discussed above under “Key 2021 Compensation Committee Actions,” did not increase base salaries for our NEOs other than for Mr. Mathewes. In addition, as discussed above, under “Key Compensation Committee Actions Related to the Acquisition,” the Committee increased the base salaries for each of Messrs. Mathewes, Gurnik and Brizi, in recognition of increased scope of responsibilities following the acquisition. Consequently, Messrs. Mathewes, Gurnik and Brizi did not and will not receive salary increases in 2022.

Name	2020 Base Salary	2021 Base Salary
Mark D. Wang	$950,000	$950,000
Daniel J. Mathewes	$437,750	$650,000(1)
Gordon S. Gurnik	$515,000	$650,000(2)
Charles R. Corbin	$477,405	$477,405
Pablo Brizi	$400,000	$450,000(3)
Dennis A. DeLorenzo	$437,091	$437,091
Stan R. Soroka	$437,091	$437,091

(1)	$550,000 effective January 9, 2021 and $650,000 effective August 2, 2021.
(2)	$650,000 effective August 2, 2021.
(3)	$450,000 effective August 2, 2021.

Short-Term Incentive Compensation

Annual Cash Incentive Program. The Committee approved the 2021 annual cash incentive program which rewards participants for their contributions towards specific annual, short-term financial and operational goals that are tied to the overall HGV strategy and stockholder return. It is designed to motivate participants to focus on strategic business results and initiatives. Each participant’s annual cash incentive award opportunity is based on a combination of corporate and objectively measurable individual performance objectives (as more fully described below) and is expressed as a percentage of the individual participant’s base salary in effect at fiscal year-end. Threshold, target and maximum annual incentive opportunities for our NEOs are approved annually by the Committee based on peer group benchmark data and the scope and impact the participant has on HGV’s overall results. The annual incentive opportunities for our NEOs remained the same from 2020 to 2021, with the exception of Mr. Gurnik whose opportunity was increased in connection with the Acquisition (as previously discussed). As discussed above, given the continued uncertainty of the COVID-19 pandemic and consequent

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difficulty of planning and forecasting, the Committee determined that the design of the 2021 short-term incentive plan design—based 50% on Economic Adjusted EBITDA and 50% on objectively measurable performance metrics specific to each individual NEO – appropriately balanced the NEO’s focus on overall profitability, stockholder interests, and performance metrics that focused each NEO on his individual contribution to Company performance. In 2022, the Committee approved a short-term incentive plan design based 70% on Economic Adjusted EBITDA and 30% on objectively measurable performance metrics specific to each individual NEO.

The threshold, target, and maximum payout levels for our NEOs as a percent of salary for the fiscal year ended December 31, 2021, as approved by the Committee are set forth in the table below.

Name	Threshold (50% of Target)	Target	Maximum (200% of Target)
Mark D. Wang	75%	150%	300%
Daniel J. Mathewes	62.5%	125%	250%
Gordon S. Gurnik	62.5%	125%(1)	250%
Charles R. Corbin	50%	100%	200%
Pablo Brizi	50%	100%	200%
Dennis A. DeLorenzo	100%	200%	400%
Stan R. Soroka	75%	150%	300%

(1)	Increased from 100% to 125% effective August 2, 2021 in connection with the Acquisition.

The Committee selected Economic Adjusted EBITDA as the corporate objective for 2021 because it is the primary measure that HGV uses internally to assess its financial performance. Individual performance objectives, as described below, are comprised primarily of quantitative, objective, and formulaic measures, such as applicable segment EBITDA, operating surplus or deficit, and cost savings. The Committee determined the individual performance objectives for our NEOs based on their respective areas of responsibilities and key functions associated with their respective roles.

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Each NEO’s annual cash incentive components, weightings and key primary individual performance goals for the fiscal year ended December 31, 2021 are set forth below.

Name	Corporate Performance Objective (Economic Adjusted EBITDA(1))	Individual Performance Objectives	Primary Individual Performance Goals
Mark D. Wang	50%	50%	• Overall Company Contract Sales (10%) • Overall Company G&A (10%) • Net Owner Growth (10%) • Successfully Close the Acquisition within the contract window (20%)

Daniel J. Mathewes	50%	50%	• Overall Company G&A (10%) • Overall Company EBITDA Margin (10%) • Overall Company Inventory and CAPEX Spend (10%) • Successfully Close the Acquisition within the contract window (20%)

Gordon S. Gurnik	50%	50%

•   Overall Company Contract Sales (10%)

•   Club Business Segment Adjusted EBITDA (10%)

•   Build a post-acquisition combined, high-performing culture (10%)

•   Successfully Close the Acquisition within the contract window (20%)

Charles R. Corbin	50%	50%	• Build a high-performing Legal and Compliance function post-acquisition (20%) • Mitigate overall litigation cost (10%) • Successfully Close the Acquisition within the contract window (20%)

Pablo Brizi	50%	50%

•   Overall Company G&A (10%)

•   Define, build, and implement the future state of the combined Company organization post acquisition (20%)

•   Successfully Close the Acquisition within the contract window (20%)

Dennis A. DeLorenzo	50%	50%	• Overall Contract Sales Mainland (20%) • Overall Sales & Marketing Contribution Mainland (20%) • Net Owner Growth (10%)

Stan R. Soroka	50%	50%

•   Club Business Segment Adjusted EBITDA (10%)

•   Resorts Balanced Scorecard and Quality Ratings (20%)

•   Five New, On-Time Property Openings (10%)

•   Develop Talent Strategy to integrate the newly acquired resorts (10%)

(1)

Economic Adjusted EBITDA is defined as Adjusted EBITDA, as further adjusted for net recognitions and deferrals of revenues and related direct expenses from the sales of VOls under construction. Additional information and a reconciliation of Adjusted EBITDA to financial measures derived in accordance with U.S. GAAP for the fiscal year ended December 31, 2021 is set forth in Appendix A to this Proxy Statement.

Following the performance period, the corporate and individual performance objectives of our annual cash incentive program is assessed and rated based on the level of achievement. Our actual annual cash incentive awards are calculated by (i) multiplying each participant’s base salary by his or her target award opportunity and (ii) adjusting such result by an achievement factor based on the combined achievement of the corporate

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objectives and the applicable individual performance objectives. The Committee assesses the achievement of individual performance objectives and the achievement factor adjustment with respect to Mr. Wang and calculates and approves his annual cash incentive award. Mr. Wang and the HGV compensation department assess the achievement of individual performance objectives and the achievement factor for the other NEOs and calculate the annual cash incentive awards. The Committee then reviews and evaluates the information provided by Mr. Wang and the HGV compensation department and, with any appropriate adjustments, approves the appropriate annual cash incentive awards payable to our other NEOs.

As discussed earlier in this CD&A, however, in connection with the closing of the Acquisition, and to prevent unintended higher payouts, the Committee modified the corporate performance objective component of the 2021 annual cash incentive program as follows:

•

for the period commencing January 1, 2021 and ending on July 31, 2021 (the “1st Half Performance Period”), annual cash incentive awards were earned based upon achievement of pre-Acquisition performance targets for the 1st Half Performance Period; and

•

for the period commencing August 1, 2021 and ending on December 31, 2021 (the “2nd Half Performance Period”), annual cash incentive awards were earned based upon achievement of post-Acquisition performance targets established for the 2nd Half Performance Period.

The corporate and specific individual objectives and actual performance results under the modified annual cash incentive program for the fiscal year ended December 31, 2021 are set forth in the tables below:

Corporate Objectives Targets and Achievement

	1st Half Performance Period Economic Adjusted EBITDA(1)	2nd Half Performance Period Economic Adjusted EBITDA(1)	Payout as a % of Target(3)
Threshold	$96	$275	50%
Target	$110-130(2)	$334-354(2)	100%
Maximum	$138	$396	200%
Actual Performance	$196	$435
2021 Payout % of Target	200%	200%

(1)	Dollars in millions.
(2)	Flat payout at target for the specified range.
(3)	For actual performance between the specified threshold, target and maximum levels, the resulting payout percentage is adjusted on a linear basis.

Corporate Objectives Payout

Name	Target Annual Cash Incentive Opportunity	Achievement Factor as a Percent of Target Award	2021 Amount Earned under Annual Cash Incentive Program
Mark D. Wang	$712,500	200%	$1,425,000
Daniel J. Mathewes	$369,949	200%	$739,898
Gordon S. Gurnik	$319,853	200%	$639,705
Charles R. Corbin	$238,703	200%	$477,405
Pablo Brizi	$210,479	200%	$420,959
Dennis A. DeLorenzo	$437,091	200%	$874,182
Stan R. Soroka	$327,819	200%	$655,637

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Individual Objectives Payout Table

Name	Target Annual Cash Incentive Opportunity	Achievement Factor as a Percent of Target Award	2021 Amount Earned under Annual Cash Incentive Program
Mark D. Wang	$712,500	126%	$894,232
Daniel J. Mathewes	$369,949	191%	$705,169
Gordon S. Gurnik	$319,853	163%	$521,188
Charles R. Corbin	$238,703	140%	$334,184
Pablo Brizi	$210,479	191%	$401,468
Dennis A. DeLorenzo	$437,091	123%	$537,653
Stan R. Soroka	$327,819	165%	$541,116

Total Payout (Corporate and Individual Objectives)

Name	Target Annual Cash Incentive Opportunity	Achievement Factor as a Percent of Target Award	2021 Amount Earned under Annual Cash Incentive Program
Mark D. Wang	$1,425,000	163%	$2,319,232
Daniel J. Mathewes	$739,897	195%	$1,445,067
Gordon S. Gurnik	$639,705	181%	$1,160,894
Charles R. Corbin	$477,405	170%	$811,589
Pablo Brizi	$420,959	195%	$822,427
Dennis A. DeLorenzo	$874,182	162%	$1,411,835
Stan R. Soroka	$655,637	183%	$1,196,753

Long-Term Incentive Compensation

Our long-term incentive compensation is awarded under our stockholder-approved Incentive Plan, and provides an opportunity for certain employees, including our NEOs, to increase their ownership interest in HGV through grants of equity-based awards. Under the Incentive Plan, equity-based awards may be awarded in the form of stock options, stock appreciation rights, restricted stock, RSUs, other equity-based awards, other cash-based awards and performance compensation awards. Each NEO’s target long-term incentive opportunity is approved annually by the Committee based on peer group benchmark data and the scope and impact the executive has on HGV’s overall results. In order to address increased retention needs and to recognize such executive officers’ performance that exceeded the Committee’s expectations during the COVID-19 pandemic (which performance is reflected, in part, in the Company’s stock price recovering from, and exceeding, pre-pandemic levels), the Committee approved a one-time increase to the executive officers’ LTI award value as compared to the 2020 LTI award value, as follows:

	2020 LTI Value	% Salary	2021 LTI Value	% Salary
Mark D. Wang	$3,800,000	400%	$7,600,000	800%
Daniel J. Mathewes	$956,250	225%	$2,200,000	400%
Gordon S. Gurnik	$1,000,000	200%	$1,802,500	350%
Charles R. Corbin	$927,000	200%	$1,670,918	350%
Pablo Brizi	—	—	$1,200,000	300%
Dennis A. DeLorenzo	$954,810	225%	$1,639,091	375%
Stan R. Soroka	$848,720	200%	$1,529,819	350%

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The Committee believes that a significant portion of our long-term incentive compensation for our CEO and Executive Vice Presidents should be in the form of Performance RSUs with appropriate performance metrics aligned with HGV’s long-term business goals and to further align the interests of our executives with the interests of our stockholders. As discussed above, however, due to difficulty in setting multi-year financial targets as a result of the continuing uncertainty from COVID-19’s impact on the Company’s business, and to maximize the Company’s retention of top talent, the Committee determined that 25% of the long-term incentive compensation awarded to our Chief Executive Officer and our Executive Vice Presidents would be in the form of Performance RSUs, along with 50% Service RSUs and 25% stock options. Nevertheless, the fact remains that under this structure, 50% of the LTI value is at-risk as it is based on performance conditions, specifically either (i) Company performance as measured by Economic Adjusted EBITDA and Contract Sales, or (ii) the appreciation of the value of the Company’s stock. The Committee determined that this design was in the best long-term interest of its stockholders and further aligns executive pay with performance.

In 2021, the Committee granted long-term incentive awards to our NEOs based on the mix and weighting set forth in the chart below.

Award Type	Weighting	Vesting	Value Tied To
Service RSUs	50% of total award	Vest over three years in equal annual installments	Stock price
Stock Options	25% of total award	Vest over three years in equal annual installments, with a 10-year expiration from the date of grant	Stock price appreciation
Performance RSUs	25% of total award	Vest at the end of a two-year period in an amount based on the level of performance achieved	Economic Adjusted EBITDA Targets (50%) Contract Sales Targets (50%)

The Committee determined that Economic Adjusted EBITDA and Contract Sales are appropriate performance measures for the Performance RSUs because they align senior management’s interests with stockholders and incentivize senior management to achieve the Company’s long-term strategic goals and aligns with objective metrics commonly used by industry peers and comparable publicly-traded companies. We have not disclosed the specific targets for Economic Adjusted EBITDA and Contract Sales for the 2020 or 2021 Performance RSUs as those internal targets are highly confidential. Disclosing the specific Economic Adjusted EBITDA and Contract Sales targets would provide competitors and third parties with insights into our internal planning processes which might allow our competitors to predict certain business strategies and cause us competitive harm if known in the marketplace. In general, and in keeping with the best interest of stockholders, the Committee sets Economic Adjusted EBITDA and Contract Sales targets from year to year that it believes to be challenging but attainable in the absence of significant deterioration in macroeconomic or broader industry conditions. The performance period generally begins on January 1 of the fiscal year in which the Performance RSUs are granted and ends on December 31 of the third year thereafter or the second year thereafter in the case of the 2021 Performance RSUs. Following the conclusion of the applicable performance period, the Committee will determine the number, if any, of Performance RSUs earned based on the level of achievement of the performance measures shown below. For actual performance between the specified threshold, target and maximum levels, the resulting payout percentage will be adjusted on a linear basis.

Level of Achievement	Percentage of Award Earned
Below Threshold	0%
Threshold	50%
Target	100%
Maximum	200%

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The Committee approved the following LTI awards for the NEOs:

	LTI Value ($)	Stock Options (#)(1)	RSUs (#)(1)	PSUs (#)(2)
Mark D. Wang	$7,600,000	142,857	99,424	49,712
Daniel J. Mathewes	$2,200,000	41,353	28,780	14,390
Gordon S. Gurnik	$1,802,500	33,881	23,580	11,790
Charles R. Corbin	$1,670,918	31,408	21,859	10,929
Pablo Brizi	$1,200,000	22,556	15,698	7,849
Dennis A. DeLorenzo	$1,639,091	30,809	21,442	10,721
Stan R. Soroka	$1,529,819	28,755	20,013	10,006

(1)	Ratably vest over three years, subject to the executive’s continued employment with the Company with certain exceptions as provided in the Incentive Plan and applicable award agreement.
(2)

Cliff vest based on the level of achievement of pre-established performance metrics following a two-year performance period commencing January 1, 2021 and ending December 31, 2022, subject to the executive’s continued employment with the Company with certain exceptions as provided in the Incentive Plan and applicable award agreement.

Transaction Incentive Awards

As discussed above, the Committee approved Transaction Incentive Awards consisting of Performance RSUs for certain employees, including the NEOs, in connection with the closing of the Acquisition. The Committee considered the past, current and future efforts by the Company’s NEOs necessary to a successful completion and integration, as well as the transformative nature of the Acquisition. The Committee determined that the Transaction Incentive Awards were an effective tool to reward and incentivize NEOs for their efforts, while also continuing to tie pay to performance (including but not limited to the successful integration of the two companies). The Transaction Incentive Awards cliff vest based on the level of achievement of pre-established performance goals relating to run rate cost savings (weighted 67%) and combined company, post-acquisition Adjusted EBITDA (weighted 33%) following a two and one-half year performance period commencing on August 2, 2021, the closing date of the Acquisition, and ending December 31, 2023, subject to the NEO’s continued employment with the Company. The NEOs will earn the Transaction Incentive Awards only if these two objective and formulaic performance goals related to the Acquisition are achieved, which would indicate a successful integration of the Acquisition and reflect further alignment of executive performance with stockholder value.

Taking into account, among other factors, industry benchmarks for comparable transactions of similar magnitude, the Committee approved Transaction Incentive Awards for the NEOs as follows:

	Transaction Incentive Award Value	Performance RSUs (#)(1)
Mark D. Wang	$3,000,000	74,497
Daniel J. Mathewes	$1,700,000	42,215
Gordon S. Gurnik	$1,700,000	42,215
Charles R. Corbin	$1,700,000	42,215
Pablo Brizi	$1,200,000	29,798
Dennis A. DeLorenzo	$ 500,000	12,416
Stan R. Soroka	$ 500,000	12,416

Adjustment of Performance Metrics

Pursuant to the Incentive Plan, upon the occurrence of certain corporate events or transactions involving the Company (referred to in the Incentive Plan as an “Adjustment Event”), the Committee is required, in respect of any such Adjustment Event, to make certain proportionate adjustments to outstanding awards as it deems equitable, including any applicable performance measures. The Acquisition qualified as an Adjustment Event and, accordingly, the Committee approved certain adjustments (increases) to the performance goals for the 2019, 2020 and 2021 Performance RSUs. The performance goals were increased by adding the consolidated forecast

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for the combined business for the remaining full months of the performance period to the original forecast for the number of full months completed prior to the closing date of the Acquisition.

Consistent with the annual cash incentive award program, without such adjustment, the 2019, 2020, and 2021 Performance RSUs would have been disproportionately positively impacted because the performance targets were set prior to the Acquisition and did not take into account the accretive impact of the Acquisition on performance. As discussed in greater detail below, the 2019 Performance RSUs were earned at 0% of target and, accordingly, no shares of common stock were issued in settlement of the 2019 Performance RSUs. The Committee currently expects that it is highly unlikely for the 2020 Performance RSUs to result in any payout.

Payout of 2019 Performance RSUs

Pursuant to the terms of the 2019 Performance RSUs, the holder could earn between 0% and 200% of target based on the level of achievement of pre-established goals related to Contract Sales and Economic Adjusted EBITDA over the Performance Period, as described in the table below. The table reflects the adjusted metrics discussed above.

Performance Metric	Threshold	Target	Maximum	Actual
Contract Sales(1)	$6,736.5M	$7,485.0M	$8,233.5M	$2,959.0M
Economic Adjusted EBITDA(2)	$2,172.6M	$2,414.0M	$2,655.4M	$970.0M

(1)

Contract Sales is defined as the total dollar amount of vacation ownership interest products under purchase agreements signed during the period where the Company has received a down payment of at least ten percent (10%) of the contract price, net of upgrades, before first-day incentives.

(2)

Economic Adjusted EBITDA is defined as the Company’s earnings before interest expense, taxes and depreciation and amortization, adjusted for percentage of completion accounting, and further adjusted to exclude gains, losses and expenses in connection with (i) asset dispositions; (ii) foreign currency transactions; (iii) debt restructurings/retirements; (iv) non-cash impairment losses; (v) reorganization costs, including severance and relocation costs; (vi) share-based and certain other compensation expenses; (vii) costs related to the spin-off; and (viii) other items.

Based on such actual performance measured as of December 31, 2021, the 2019 Performance RSUs were earned at 0% of target and, accordingly, no shares of common stock were issued in settlement of the 2019 Performance RSUs.

Target vs. Realizable CEO Compensation

As illustrated above, a significant portion of our CEO’s compensation opportunity is “at risk” and tied to our corporate performance goals. Our pay-for-performance philosophy is further illustrated by comparing target total direct compensation to “realizable” compensation, after considering actual performance.

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Demonstrating our compensation program’s strong tie to performance, our CEO’s 2020 realizable compensation was below target, primarily due to our company’s 2020 financial performance being lower than anticipated, and his 2021 realizable compensation was above target due to the Company’s strong financial results and stock price appreciation.

For the purposes of the chart, target compensation includes base salary, target short-term annual incentive award, and the target grant date value (computed in accordance with FASB ASC Topic 718) of RSUs and stock option components of the long-term incentive awards granted in each of 2020 and 2021. Realizable compensation includes annual base salary earned and actual annual short-term incentive payouts for each of 2020 and 2021 and the value of RSUs and stock options granted in each of 2020 and 2021 (in each case as of December 31, 2021, based on our closing stock price on such date). The target compensation reflected in the table does not include the target value of PSUs (including the Transaction Incentive Awards), as these awards are settled based on our actual performance over the applicable three-year periods, nor does it include the realizable value of PSUs (including the Transaction Incentive Awards) granted in 2020 and 2021, as the respective three-year and two-year performance periods have not yet been completed. The actual payout amounts related to such PSUs may be substantially higher or lower than target depending on our actual financial performance for the remainder of the measurement periods. This table and the total realizable pay reported in this table provide supplemental information regarding the compensation paid to our CEO in 2020 and 2021 and should not be viewed as a substitute for the Summary Compensation Table or any other compensation related information that is required to be discussed in this proxy statement.

Other Benefits and Perquisites

HGV provides a package of benefits to our NEOs that include customary benefits as well as limited perquisites. Executives are eligible for benefits that include group health, dental, disability and basic life insurance, our employee stock purchase plan, and opportunities to participate in HGV’s retirement savings plans, as described in more detail below under “Key Executive Compensation Policies — Retirement Savings Benefits.” Our NEOs are

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eligible to participate in these plans on the same basis as all other employees. In addition, HGV provides limited perquisites for our NEOs, including rooms, food and beverage and other on-site services for the NEOs and family members traveling with the NEO at all HGV branded properties; automobile allowances; and annual executive physical examinations beyond those covered by HGV’s general health care plans. HGV also provides a social club membership for the Chief Executive Officer. The value of the NEOs’ perquisites and other personal benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnote.

Key Executive Compensation Policies

Stock Ownership Policy. We have adopted an executive stock ownership policy applicable to our NEOs. Each of our NEOs is expected to own shares of our common stock in the following amounts within five years from the later of March 9, 2017 and the date he or she first becomes subject to the stock ownership policy:

•	Chief Executive Officer — 5 times base salary; and

•	NEOs and certain other executive officers — 3 times base salary.

As of December 31, 2021, each of our NEOs satisfied the executive stock ownership requirement. For purposes of this requirement, an executive officer’s holdings include shares held directly or indirectly, individually or jointly, shares held in trust for the benefit of the executive or a family member, time-vesting restricted stock and restricted stock unit awards that have not yet vested, and shares held under a deferral or similar plan. Once the level of stock ownership satisfies the applicable guideline, ownership of the guideline amount is expected to be maintained for as long as the individual is subject to this Policy. Declines in the stock price will not affect compliance with the stock ownership policy as long as executives continue to hold the number of shares held at the time compliance was initially achieved.

Clawback Policy. We have adopted a clawback policy for our incentive compensation. The Board determined that it may be appropriate to recover annual and/or long-term incentive compensation in specified situations. If the Committee determines that incentive compensation of its current and former executive officers or any other employee designated by the Committee, was overpaid, in whole or in part, as a result of a restatement of the reported financial results of HGV or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law) caused or contributed to by such employee’s fraud, willful misconduct or gross negligence, the Committee will review the incentive compensation paid, granted, vested or accrued based on the prior inaccurate results and determine whether to seek recovery of any excess incentive compensation paid or earned as a result of such inaccurate results.

Equity Award Granting Policy. The annual grant of stock-based awards to our NEOs is generally made on the date of the first or second regularly scheduled Committee meeting of the calendar year (typically held in the first quarter) subject to any change at the discretion of the Committee. In addition to annual awards, other grants may be awarded at other times (1) to attract new hires; (2) to recognize employees for special achievements or for retention purposes; (3) to new employees as a result of the acquisition of another company; or (4) as may be desirable and prudent in other special circumstances. The exercise price of stock options is determined based on the fair market value of a share of common stock on the grant date. We monitor and periodically review our equity grant policies to ensure compliance with plan rules and applicable law. We do not have a program, plan or practice to time our equity grants in coordination with the release of material, non-public information.

Risk Considerations. The Committee believes that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

•	balances fixed versus at-risk compensation;

•	balances short-term cash and long-term equity incentive compensation;

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•

provides that at-risk compensation is based on a variety of qualitative and quantitative performance goals, including HGV’s stock price, HGV’s overall financial performance and the achievement of specific business area goals;

•	caps the executives’ incentive compensation opportunities;

•	provides the Committee with discretion to reduce the annual incentive amount awarded;

•	requires stock ownership levels;

•	provides for a clawback of the executive’s compensation in specified circumstances; and

•	prohibits pledging and hedging of Company stock.

Retirement Savings Benefits. HGV maintains a tax-qualified 401(k) plan, under which HGV may match 100% of employee contributions up to 3% of eligible compensation and 50% of employee contributions on the next 2% of eligible compensation. The employer match program was suspended in 2020 in light of the COVID-19 pandemic, but reinstated effective October 1, 2021. In addition to the 401(k) plan, HGV also offered the NEOs and other senior management the opportunity to supplement their retirement and other tax-deferred savings through the Hilton Resorts Corporation 2017 Executive Deferred Compensation Plan (“EDCP”) (as described in the narrative following the “Non-Qualified Deferred Compensation Plan” table). Those eligible to participate in the EDCP may elect to defer up to 80% of their annual salary and up to 100% of their bonus. HGV currently provides no contribution or match to the EDCP. The Committee terminated the EDCP in connection with the Acquisition, as further described in the narrative following the “Non-Qualified Deferred Compensation Plan” table. Effective January 1, 2022, the Committee approved a new Executive Deferred Compensation Plan, which will offer the opportunity for retirement and tax-deferred savings going forward (the “New EDCP”). Unlike the prior EDCP, the new EDCP includes a Company contribution feature. If a participant makes a base salary deferral election and/or a bonus deferral election equal to or greater than five percent (5%), then the Company will credit to his or her account an amount equal to four percent (4%) of his or her respective base salary and/or bonus compensation from the Company in excess of the dollar limitation in effect for the plan year under Section 401(a)(17) of the Internal Revenue Code, subject to certain rules provided in the EDCP. The EDCP does not provide any above-market returns or preferential earnings to participants, and the deferrals and their earnings are always 100% vested.

2022 EXECUTIVE COMPENSATION HIGHLIGHTS

As noted in “Compensation Practices and Policies—Say on Pay Vote” above, at the 2021 annual meeting of stockholders, our say-on-pay proposal received the support of approximately 97% of the votes cast. The Committee considered this vote as demonstrating strong support for our overall executive compensation philosophy and program.

In early 2022, the Committee approved certain changes to the 2022 executive compensation program for our NEOs as follows:

•

Increases to base salaries for Messrs. Wang, Corbin and Soroka from $950,000 to $1,100,000, $477,405 to $525,000, and $437,091 to $460,000, respectively, to reflect market adjustments to be more in line with our peer group companies, particularly considering that, in the case of Mr. Wang, he had not received a salary increase since March 2018. The Committee does not intend to approve any additional base salary increases for NEOs during the remainder of 2022.

•	Modified short-term incentive plan design for 2022 to revert back to 70% on Adjusted EBITDA and 30% on objectively measurable performance metrics specific to each NEO with no changes to target levels.

In addition, the Committee approved 2022 annual LTI awards consisting of stock options, RSUs and PSUs to our NEOs that are generally consistent with LTI awards from prior years.

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AGREEMENTS WITH EXECUTIVE OFFICERS

We have entered into agreements with certain of our NEOs, as set forth below.

Mark D. Wang. On April 17, 2017, we entered into an employment letter agreement (the “Agreement”) with Mr. Wang. Pursuant to the Agreement, Mr. Wang will continue to serve as HGV’s President and Chief Executive Officer and as an officer and/or director of one or more of our subsidiaries or other affiliates as directed by the Board. Either HGV or Mr. Wang may terminate the employment arrangement at any time, for any reason or no reason, with or without cause, subject to a severance agreement described below. Pursuant to the Agreement, Mr. Wang will be paid an annual base salary of $900,000, subject to upward adjustment from time to time as determined by the Committee. Mr. Wang is eligible to earn annual bonus awards under our annual cash incentive program (the “Bonus Plan”) based upon the achievement of performance targets established by the Committee and at a level commensurate with his position. Mr. Wang is also eligible to participate in any Company long-term incentive plan or program, with any such awards being granted under the Incentive Plan or a successor plan, as well as the EDCP. HGV will also provide Mr. Wang with benefits generally available to its other employees, including health and welfare benefit and retirement plans.

Mr. Wang is also eligible for severance benefits under a Severance Agreement, the terms of which are described below under “—Severance Agreements.” Under such agreement, and subject to its terms, Mr. Wang is eligible to receive a severance payment amount equal to 2.5 times the sum of his annual base salary and annual target bonus at the time of a qualifying termination. In addition, upon a qualifying termination, Mr. Wang will be entitled to certain continued health and welfare benefits as described below under “Potential Payments Upon Termination or Change in Control.”

Mr. Wang currently serves as a member of the Board, and it is expected he will continue to be nominated to serve as a director, subject to the fiduciary duties of the Board and the Nominating and Corporate Governance Committee of the Board, and compliance with applicable governance charters, guidelines, processes and procedures. Additionally, Mr. Wang may join up to two non-competing public and/or private corporation boards of directors, subject to prior notice and approval by the Board.

Severance Agreements. The Committee believes that carefully structured severance agreements are necessary to attract and retain talent, and that severance agreements allow executives to focus their attention and energy on making objective business decisions that are in the best interest of stockholders. In addition, the Committee believes that the interests of our stockholders are better protected and enhanced by providing greater certainty regarding executive pay obligations in the context of planning and negotiating any potential corporate transactions. Accordingly, we have entered into a severance agreement (each, a “Severance Agreement”) with each of Messrs. Wang, Mathewes, Gurnik, Corbin, Brizi and DeLorenzo (each an “Executive” and collectively the “Executives”). Under the terms of each Severance Agreement, if the Executive is terminated by the Company without “cause,” or if the Executive terminates his employment for “good reason” (each, a “qualifying termination”) (including, but not limited to, a qualifying termination within 24 months after a change in control), then, he or she will be eligible to receive a severance payment amount determined based on the employee’s position and then-current base salary and target bonus. In the case of Mr. Wang, his Severance Agreement includes certain additional bases of “good reason,” including, without limitation, Mr. Wang not being the most senior executive officer of HGV, the failure to nominate him to the Board or his removal from the Board. In addition, prior to any termination by HGV for “cause,” Mr. Wang is entitled to receive prior written notice and an opportunity to discuss the basis of such finding by the Board prior to its vote to terminate him for “cause,” as well as a cure period for certain types of “cause.” Severance payments are conditioned upon the Executive’s execution and non-revocation of a release of claims against HGV, continued compliance with certain restrictive covenants for a period of 24 months following termination, and compliance with indefinite covenants covering confidentiality and non-disparagement.

Under the terms of the Severance Agreements, upon a qualifying termination, the Executives will be eligible to receive a severance payment amount (the “severance amount”) equal to the sum of (a) 2.5 times his annual base salary and his target bonus, in the case of Mr. Wang, and (b) 2.0 times his annual base salary and his target

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bonus, in the case of the other Executives. Severance payments will be paid in periodic installments over 24 months, subject to certain limitations, including partial payment of the severance amount in a lump sum equal to the excess of the severance amount over a “separation pay limit” (2.0 times the lesser of the Executive’s annualized compensation for the year prior to termination and the maximum compensation that may be taken into account under a tax-qualified retirement plan under Code Section 401(a)(17) for the year in which termination occurs). In addition, upon a qualifying termination, each Executive will be entitled to receive certain accrued and earned, but unpaid, remuneration due to the Executive through the termination date, including, without limitation, accrued salary, earned bonus, and reimbursable expenses. Each Executive is also entitled to certain continued health and welfare benefits following a qualifying termination. Upon a qualifying termination and a change in control has occurred, then the severance amount shall be paid within 60 days following the termination date.

The Executives will also be entitled to the same level of severance as described above upon a qualifying termination in connection with a change in control, except that severance may be reduced if doing so would result in the Executive realizing a better after-tax result following the imposition of any applicable parachute-tax provisions under Code Section 4999.

Each Executive’s rights with respect to any equity awards granted to him under the Incentive Plan, including, without limitation, any accelerated vesting or similar benefits, will be determined in accordance with the Incentive Plan and applicable award agreements. However, in the case of Mr. Wang, in the event of a termination of his employment due to a qualifying termination and a change in control has not occurred, (i) any portion of any equity awards granted to Mr. Wang under the Incentive Plan that would have vested within 24 months from the termination date of a qualifying termination, in accordance with the original terms of the existing equity award agreements, will accelerate and vest immediately as of such termination date; (ii) with respect to any portion of the equity awards granted to Mr. Wang under the Incentive Plan that are stock options and that have vested in accordance with their original terms or in accordance with the terms of clause (i), Mr. Wang shall be entitled to exercise any vested stock options for a period ending on the earlier of (A) the expiration of the original term of such applicable stock option or (B) 24 months from such termination date; and (iii) any restricted stock units or other similar equity awards granted to Mr. Wang under the Incentive Plan that have vested in accordance with the terms of clause (i) shall be paid within 70 days following such termination date to the extent required by Code Section 409A. The foregoing provision applicable to Mr. Wang will deem to amend any existing equity award agreements applicable to him and will also be reflected in any future equity award agreements that HGV enters into with Mr. Wang.

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EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table presents summary information regarding the total compensation awarded to, earned by or paid to each of our NEOs for the fiscal years indicated.

Name	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3)(4)(5) ($)	Option Awards(3) ($)	Non-Equity incentive Plan Compensation(6) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(7) ($)	Total ($)
Mark D. Wang President and Chief Executive Officer	2021	$950,000	—	$8,699,972	$5,459,995	$2,319,232	—	$26,066	$17,455,265
	2020	$675,962	$1,068,750	$4,411,700	$759,991	—	—	$40,371	$6,956,774
	2019	$950,000	—	$3,039,950	$759,989	$1,124,325	—	$34,333	$5,908,597
Daniel J. Mathewes Senior Vice President and Chief Financial Officer	2021	$571,192	—	$3,349,955	$1,580,512	$1,445,067	—	$27,389	$6,974,115
	2020	$403,730	$492,469	$669,355	$286,868	—	—	$16,228	$1,868,650
	2019	$425,000	—	$669,332	$286,873	$533,375	—	$363,221	$2,227,801
Gordon S. Gurnik Senior Vice President and Chief Operating Officer	2021	$566,923	—	$3,051,839	$1,294,932	$1,160,894	—	$10,000	$6,084,588
	2020	$474,976	$463,500	$699,954	$299,993	—	—	$25,690	$1,964,113
	2019	$500,000	—	$699,953	$299,999	$402,000	—	$248,102	$2,150,054
Charles R. Corbin Executive Vice President and Chief Legal Officer	2021	$477,405	—	$2,953,155	$1,200,414	$811,589	—	$10,000	$5,452,563
	2020	$440,303	$405,794	$882,963	$278,094	—	—	$17,142	$2,024,296
	2019	$463,448	—	$648,874	$278,098	$419,004	—	$15,429	$1,824,853
Pablo Brizi(8) Executive Vice President, Chief Human Resources Officer & Corporate Affairs	2021	$419,231	—	$2,099,932	$862,090	$822,427	—	$39,299	$4,242,979

Dennis A. DeLorenzo Executive Vice President and Chief Sales Officer	2021	$437,091	—	$1,729,262	$1,177,520	$1,411,835	—	$17,729	$4,773,437
	2020	$403,122	$419,607	$871,844	$286,438	—	—	$22,665	$2,003,676
	2019	$424,313	—	$668,333	$286,431	$418,419	—	$34,740	$1,832,236
Stan R. Soroka Executive Vice President and Chief Customer Officer	2021	$437,091	—	$1,647,319	$1,099,016	$1,196,753	—	$14,035	$4,394,214
	2020	$403,122	$458,946	$797,566	$254,613	—	—	$13,808	$1,928,055
	2019	$424,313	—	$594,062	$254,612	$625,082	—	$26,169	$1,924,238

(1)

Amounts in this column reflect the salary earned during the fiscal year, whether paid or deferred under HGV’s employee benefit plans. Amounts for 2020 reflect each NEO’s temporary decrease to his base salary for the period April 1, 2020 through July 31, 2020.

(2)	Amounts in this column reflect the discretionary bonuses paid to our NEOs with respect to 2020.
(3)

Represents the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 19 (“Share-Based Compensation”) of the consolidated financial statements included in HGV’s Annual Report on Form 10-K and, for 2020, also include the incremental fair value related to the modification of the 2018 Performance RSUs, as defined and discussed further in footnote 4 below. For Performance RSUs, the grant date fair value is calculated using the target number of Performance RSUs awarded to each NEO, which was the assumed probable outcome as of the grant date. Assuming, instead, the highest level of performance achievement as of the grant date, the aggregate grant date fair value of the awards would have been as follows:

Name	2021	2020	2019
Mark D. Wang	$3,800,000	$3,800,00	$3,800,000
Daniel J. Mathewes	$1,100,000	$765,000	$765,000
Gordon S. Gurnik	$901,250	$800,000	$800,000
Charles R. Corbin	$835,459	$741,600	$741,600
Pablo Brizi	$600,000	—	—
Dennis A. DeLorenzo	$819,546	$763,848	$763,848
Stan R. Soroka	$764,909	$678,976	$678,976

(4)

Amounts in this column for 2020 for Messrs. Wang, Corbin, and DeLorenzo -include the incremental fair values of the 2018 Performance RSUs resulting from the modification approved by the Committee in 2020. As previously disclosed, the Committee approved a modification to the outstanding Performance RSUs that had been granted to certain employees, including our NEOs, with respect to the performance period commencing January 1, 2018 and ending December 31, 2020 (the “2018 Performance RSUs”). Pursuant to the terms of the 2018 Performance RSUs, the holder could earn between 0% and 200% of

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target based on the level of achievement of pre-established goals related to Contract Sales and Economic Adjusted EBITDA over the performance period. The modification (i) truncated the performance period to December 31, 2019, (ii) measured performance as of December 31, 2019, and (iii) pro-rated the payout by two-thirds to reflect the fact that performance was only measured over two-thirds of the original performance period.
(5)	Includes the grant date fair value of the one-time Transaction Incentive Awards.
(6)

Includes actual amounts paid under HGV’s annual cash incentive program and, as to Mr. DeLorenzo, also includes actual amounts paid under HGV’s quarterly cash incentive program for 2019. For Mr. Gurnik, reflects a prorated amount for 2021 taking into account the increase to his annual incentive opportunity effective August 2, 2021.

(7)

All Other Compensation for 2021 is set forth in the table below. The value of perquisites and other personal benefits reflects the aggregate incremental cost to the Company of providing the benefit. Mr. Wang’s All Other Compensation amount for 2020 was increased by $11,488.55 from the amount reported in the Company’s 2021 proxy statement to reflect the reimbursement of social club membership fees and related income taxes.

All Other Compensation for 2021(a)

Name	401(k) Match Contribution ($)	Recurring Perquisites and Other Benefits ($)(b)	Tax Gross- Ups ($)(c)	Total ($)
Mark D. Wang	—	$23,013	$3,053	$26,066
Daniel J. Mathewes	$5,250	$22,139	—	$27,389
Gordon S. Gurnik	—	$10,000	—	$10,000
Charles R. Corbin	—	$10,000	—	$10,000
Pablo Brizi	$4,154	$35,145	—	$39,299
Dennis A. DeLorenzo	—	$17,729	—	$17,729
Stan R. Soroka	$4,035	$10,000	—	$14,035

(a)	None of the compensation included in the table is grossed up for tax purposes unless so indicated in the table.
(b)

Includes (i) for each NEO, an automobile expense allowance of $10,000; (ii) for Messrs. Mathewes, Brizi, and DeLorenzo lodging and vacation benefits (which includes rooms, food and beverage and other on-site services for the executive officer and family members traveling with the executive officer at all HGV branded properties, which benefit is fully-taxable to the NEO) of $12,139, $20,793 and $3,260, respectively; (iii) for Mr. Wang, reimbursement of social club membership fees of $8,783; (iv) for Messrs. Wang, Brizi, DeLorenzo the cost of an executive physical of $4,230, $4,352 and $4,469, respectively. The cost of the vacation benefits is determined by using the fair market value of the services.

(c)	Includes for Mr. Wang, a tax gross-up related to the reimbursement of his social club expenses.
(8)	Mr. Brizi commenced employment with the Company on October 5, 2020.

Each NEO’s “Total” compensation amount disclosed for 2021 is higher than his “Total Compensation” for 2020 primarily for the following reasons, each of which is discussed in greater detail in the CD&A:

•	higher short-term incentive bonuses were earned and paid for 2021 performance, as opposed to no short-term incentive bonuses being earned or paid for 2020 performance;

•	a one-time increase in the LTI value for the equity awards approved in March 2021, intended to enhance performance and retention incentives going forward; and

•	the one-time grant of Transaction Incentive Awards intended to provide specific incentives to maximize the success of the Acquisition as measured by run rate cost saving and Adjusted EBITDA.

Absent the one-time changes and grants approved by the Compensation Committee in response to the negative impact of COVID and the Acquisition, each as discussed in greater detail in the CD&A, the year over year change in “Total” compensation would be more normalized. Additionally, absent any unforeseen circumstances, we currently expect that “Total” compensation for 2022 will be lower than 2021, returning to the more normalized pay level provided by the unadjusted target pay structure for the NEOs.

Hilton Grand Vacations	53	2022 PROXY STATEMENT

2021 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards to the NEOs during the fiscal year ended December 31, 2021. All equity awards were granted under the Incentive Plan.

			Estimate Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimate Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number or Shares of Stock or Units (#)(3)	All Other Stock Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (5) ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark D. Wang	Annual Cash Incentive	—	$71,250	$1,425,000	$2,850,000	—	—	—	—	—	—	—
	Service RSUs	3/22/2021	—	—	—	—	—	—	99,424	—	—	$3,799,985
	Stock Options	3/22/2021	—	—	—	—	—	—	—	142,857	$38.22	$2,559,997
	Performance RSUs	3/22/2021	—	—	—	24,856	49,712	99,424	—	—	—	$1,899,993
	Transaction Incentive	8/2/2021	—	—	—	37,249	74,497	148,994	—	—	—	$2,999,994
	Awards(6)
Daniel J. Mathewes	Annual Cash Incentive	—	$31,985	$639,705	$1,279,411	—	—	—	—	—	—	—
	Service RSUs	3/22/2021	—	—	—	—	—	—	28,780	—	—	$1,099,972
	Stock Options	3/22/2021	—	—	—	—	—	—	—	41,353	$38.22	$741,046
	Performance RSUs	3/22/2021	—	—	—	7,195	14,390	28,780	—	—	—	$549,986
	Transaction Incentive	8/2/2021	—	—	—	21,108	42,215	84,430	—	—	—	$1,699,998
	Awards(6)
Gordon S. Gurnik	Annual Cash Incentive	—	$31,985	$639,705	$1,279,411	—	—	—	—	—	—	—
	Service RSUs	3/22/2021	—	—	—	—	—	—	23,580	—	—	$901,228
	Stock Options	3/22/2021	—	—	—	—	—	—	—	33,881	$38.22	$607,148
	Performance RSUs	3/22/2021	—	—	—	5,895	11,790	23,580	—	—	—	$450,614
	Transaction Incentive	8/2/2021	—	—	—	21,108	42,215	84,430	—	—	—	$1,699,998
	Awards(6)
Charles R. Corbin	Annual Cash Incentive	—	$23,870	$477,405	$954,810	—	—	—	—	—	—	—
	Service RSUs	3/22/2021	—	—	—	—	—	—	21,859	—	—	$835,451
	Stock Options	3/22/2021	—	—	—	—	—	—	—	31,408	$38.22	$562,831
	Performance RSUs	3/22/2021	—	—	—	5,465	10,929	21,858	—	—	—	$417,706
	Transaction Incentive	8/2/2021	—	—	—	21,108	42,215	84,430	—	—	—	$1,699,998
	Awards(6)
Pablo Brizi	Annual Cash Incentive	—	$21,048	$420,959	$841,918	—	—	—	—	—	—	—
	Service RSUs	3/22/2021	—	—	—	—	—	—	15,698	—	—	$599,978
	Stock Options	3/22/2021	—	—	—	—	—	—	—	22,556	$38.22	$404,204
	Performance RSUs	3/22/2021	—	—	—	3,925	7,849	15,698	—	—	—	$299,989
	Transaction Incentive	8/2/2021	—	—	—	14,899	29,798	59,596	—	—	—	$1,199,965
	Awards(6)
Dennis A. DeLorenzo	Annual Cash Incentive	—	$43,709	$874,182	$1,748,364	—	—	—	—	—	—	—
	Service RSUs	3/22/2021	—	—	—	—	—	—	21,442	—	—	$819,513
	Stock Options	3/22/2021	—	—	—	—	—	—	—	30,809	$38.22	$552,097
	Performance RSUs	3/22/2021	—	—	—	5,361	10,721	21,442	—	—	—	$409,757
	Transaction Incentive	8/2/2021	—	—	—	6,208	12,416	24,832	—	—	—	$499,992
	Awards(6)
Stan R. Soroka	Annual Cash Incentive	—	$32,782	$655,637	$1,311,274	—	—	—	—	—	—	—
	Service RSUs	3/22/2021	—	—	—	—	—	—	20,013—	—	—	$764,897
	Stock Options	3/22/2021	—	—	—	—	—	—	—	28,755	$38.22	$515,290
	Performance RSUs	3/22/2021	—	—	—	5,003	10,006	20,012	—	—	—	$382,429
	Transaction Incentive	8/2/2021	—	—	—	6,208	12,416	24,832			—	$499,992
	Awards(6)

Hilton Grand Vacations	54	2022 PROXY STATEMENT

(1)

Reflects the possible payouts of cash incentive compensation under our Annual Incentive Program. Amounts reported in the “Threshold” column assume that there is no payout under the Economic Adjusted EBITDA component of the annual cash incentive program and that the NEO only earns the minimum payout for the individual performance objective that has been assigned the lowest weighting.

(2)

As described in further detail under ‘’Compensation Discussion and Analysis-2020 Executive Compensation Design and Decisions-Long-Term Incentive Compensation,” the Performance RSUs granted in 2021 have a two-year performance period ending December 31, 2022 and vest, as to 50% of the awards, based on Economic Adjusted EBITDA and, as to 50% of the awards, based on Contract Sales. Threshold assumes that 50% of the total Performance RSUs awarded vest, and maximum assumes that 200% of the total Performance RSUs awarded vest.

(3)	Service RSUs vest in three equal annual installments beginning on the first anniversary of the grant date.
(4)

Stock options vest in three equal annual installments beginning on the first anniversary of the grant date. The stock options have an exercise price per share equal to the closing price of HGV’s common stock as reported on the NYSE on the date of grant.

(5)

Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 19 (“Share-Based Compensation”) of the consolidated financial statements included in HGV’s Annual Report on Form 10-K. The stock options have a weighted average exercise price per share equal to $38.22, computed in accordance with FASB ASC Topic 718 using the assumptions discussed in Note 19 (“Share-Based Compensation”) of the consolidated financial statements included in HGV’s Annual Report on Form 10-K. The grant date fair value of the Performance RSUs was computed in accordance with FASB ASC Topic 718 based on the probable outcome of the performance conditions as of the grant date.

(6)

The Transaction Incentive Awards cliff vest based on the level of achievement of pre-established performance goals relating to run rate cost savings (weighted 67%) and Adjusted EBITDA (weighted 33%) following a two and one-half year performance period commencing on August 2, 2021, the closing date of the Acquisition, and ending December 31, 2023.

Hilton Grand Vacations	55	2022 PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END (1)

The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2021. The share numbers presented below reflect the conversion, in connection with the spin-off, of certain awards made by Hilton Worldwide prior to the spin-off. On January 3, 2017, holders of Hilton Worldwide awards received an adjusted award based on HGV shares. The adjustments were designed to generally preserve the intrinsic value of each Hilton Worldwide award prior to the spin-off. See footnote (1) to this table for a description of the treatment of Hilton Worldwide equity-based awards in connection with the spin-off.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(2) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Share or Units of Stock That Have Not Vested(3)(4) (#)	Market Value of Share or Units of Stock That Have Not Vested(4)(5) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(6) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)(5)(6) ($)
Mark D. Wang	2/19/2014	49,850	—	$20.52	2/19/2024
	2/10/2015	46,388	—	$26.17	2/10/2025
	2/18/2016	73,286	—	$18.69	2/18/2026
	3/9/2017	190,813	—	$28.30	3/9/2027
	3/7/2018	48,906	—	$46.62	3/7/2028
	3/5/2019	41,225	20,613	$33.32	3/5/2029	11,405	$594,315
	3/3/2020	27,716	55,434	$25.80	3/3/2030	29,458	$1,535,056	73,643	$3,837,537
	3/22/2021	—	142,857	$38.22	3/22/2031	99,424	$5,180,985	49,712	$2,590,492
	8/2/2021							74,497	$3,882,039
Daniel J. Mathewes	3/5/2019	15,561	7,781	$33.32	3/5/2029	2,870	$149,556
	3/3/2020	10,461	20,925	$25.80	3/3/2030	7,413	$386,291	14,825	$772,531
	3/22/2021	—	41,353	$38.22	3/22/2031	28,780	$1,499,726	14,390	$749,863
	8/2/2021							42,215	$2,199,824
Gordon S. Gurnik	3/5/2019	16,273	8,137	$33.32	3/5/2029	3,002	$156,434
	3/3/2020	10,940	21,882	$25.80	3/3/2030	7,752	$403,957	15,503	$807,861
	3/22/2021	—	33,881	$38.22	3/22/2031	23,580	$1,228,754	11,790	$614,377
	8/2/2021							42,215	$2,199,824
Charles R. Corbin	2/10/2015	6,755	—	$26.17	2/10/2025
	3/9/2017	31,802	—	$28.30	3/9/2027
	3/7/2018	11,930	—	$46.62	3/7/2028
	5/10/2018	6,365	—	$39.87	5/10/2028
	3/5/2019	15,085	7,543	$33.32	3/5/2029	2,783	$145,022
	3/3/2020	10,141	20,285	$25.80	3/3/2030	7,187	$374,515	14,372	$748,925
	3/22/2021	—	31,408	$38.22	3/22/2031	21,859	$1,139,072	10,929	$569,510
	8/2/2021							42,215	$2,199,824
Pablo Brizi	10/5/2020					13,027	$678,837
	3/22/2021	—	22,556	$38.22	3/22/2031	15,698	$818,023	7,849	$409,011
	8/2/2021							29,798	$1,552,774
Dennis A. DeLorenzo	3/7/2018	15,907	—	$46.62	3/7/2028
	3/5/2019	—	7,769	$33.32	3/5/2029	2,866	$149,347
	3/3/2020	—	20,893	$25.80	3/3/2030	7,402	$385,718	14,803	$771,384
	3/22/2021	—	30,809	$38.22	3/22/2031	21,442	$1,117,343	10,721	$558,671
	8/2/2021							12,416	$646,998
Stan R. Soroka	3/7/2018	15,907	—	$46.62	3/7/2028
	3/5/2019	13,811	6,906	$33.32	3/5/2029	2,548	$132,776
	3/3/2020	—	18,572	$25.80	3/3/2030	6,579	$342,832	13,158	$685,663
	3/22/2021	—	28,755	$38.22	3/22/2031	20,013	$1,042,877	10,006	$521,413
	8/2/2021							12,416	$646,998

Hilton Grand Vacations	56	2022 PROXY STATEMENT

(1)

Prior to the completion of the spin-off on January 3, 2017, we were a wholly-owned subsidiary of Hilton Worldwide. Equity-based awards granted prior to December 31, 2016 are presented on an as-converted basis to reflect those awards in terms of shares of HGV common stock instead of Hilton Worldwide common stock. Hilton Worldwide awards held by HGV employees as of January 3, 2017 were converted into awards that will settle in shares of HGV common stock and adjusted in a manner intended to preserve the intrinsic value of the award immediately following the spin-off. Each outstanding option to purchase shares of Hilton Worldwide common stock, whether vested or unvested, was converted into an option to purchase shares of HGV common stock, on the same general terms and conditions as the Hilton Worldwide stock option. Outstanding RSUs that would have settled in shares of Hilton Worldwide common stock and that were subject to service-based vesting were converted into service-based RSUs (“Service RSUs”) that will settle in HGV common stock on the same general terms and conditions as the Hilton Worldwide RSUs. Outstanding performance-vesting RSUs and restricted stock awards (collectively, “PSAs”) that would have settled in shares of Hilton common stock that were granted in 2015 and 2016 have been converted into Service RSUs or service-based restricted stock that will settle in shares of HGV common stock (the “Converted PSAs”). Subject to each such holder’s continued employment through the applicable vesting date, the Converted PSAs will vest on the date that the performance period applicable to the Converted PSAs prior to their conversion would have otherwise ended and will settle in shares of HGV common stock. The service-vesting requirements in effect for each equity-based award remained unchanged, and HGV employees were given credit for service with Hilton Worldwide prior to the spin-off and continued service with HGV after the spin-off.

(2)

Stock options (other than stock options granted in 2017) vest in three equal annual installments beginning on the first anniversary of the grant date. Stock options granted in 2017 vested over three years from the grant date as follows: 25% on the first anniversary, 25% on the second anniversary, and 50% on the third anniversary.

(3)	For additional information on vesting upon specified termination events or a change in control, see “Potential Payments Upon Termination or Change in Control.”
(4)

Hilton Worldwide’s 2016 long-term incentive program consisted of grants of stock options, time-vesting RSUs and performance share awards (“PSAs”). PSAs were in the form of RSUs for all HGV employees, other than Mr. Wang, who received PSAs in the form of restricted stock. All time-vesting RSUs and PSAs granted to our NEOs by Hilton Worldwide in 2016 were fully vested as of December 31, 2020. The 2018, 2019 and 2020 Service RSUs vest in three equal annual installments beginning on the first anniversary of the grant date.

(5)	Amounts reported are based on the closing price of HGV’s common stock on the NYSE on December 31, 2021 ($52.11).
(6)

Performance RSUs vest according to the level of achievement of targets related to Economic Adjusted EBITDA and Contract Sales at the end of a three-year performance period or, in the case of the 2021 Performance RSUs, a two-year performance period. In the table above, the number and market value of Performance RSUs reported reflect an assumed level of achievement of target- performance goals based on the Company’s performance as of December 31, 2021. The actual number of Performance RSUs that will be earned is not yet determinable.

(7)

The November 28, 2018 grant date includes a sign-on equity grant of Service RSUs with an aggregate grant date value of $400,000 for Mr. Mathewes pursuant to his offer letter. Each of the foregoing awards of Service RSUs vest in three equal annual installments commencing on the first anniversary of the grant date, subject to his continued employment at HGV through each applicable vesting date or as otherwise provided under the terms of the applicable award agreement.

(8)

The Transaction Incentive Awards cliff vest based on the level of achievement of pre-established performance goals relating to run rate cost savings (weighted 67%) and Adjusted EBITDA (weighted 33%) following a two and one-half year performance period commencing on August 2, 2021, the closing date of the Acquisition, and ending December 31, 2023, subject to the NEO’s continued employment with the Company.

2021 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding awards that were exercised or that vested during 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Mark D. Wang	—	—	34,284	$1,388,302
Daniel J. Mathewes	—	—	10,708	$469,552
Gordon S. Gurnik	—	—	22,219	$1,025,676
Charles R. Corbin	17,526	$569,141	8,407	$340,437
Pablo Brizi	—	—	6,513	$315,555
Dennis A. DeLorenzo	69,960	$1,371,584	8,333	$337,422
Stan R. Soroka	70,236	$1,570,207	8,023	$326,015

(1)	Includes shares received from the vesting of Service RSUs.
(2)	The dollar amounts shown are determined by multiplying the number of shares that vested by the per share closing price of HGV’s common stock on the NYSE on the vesting date.

Hilton Grand Vacations	57	2022 PROXY STATEMENT

2021 NONQUALIFIED DEFERRED COMPENSATION

During 2021, we offered to our executives, including all of the NEOs, the opportunity to participate in the Company’s Executive Deferred Compensation Plan (the “EDCP”). The table below provides information as of December 31, 2021 for those NEOs who participated in the EDCP.

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY (2) ($)	Aggregate Withdrawals/ Distributions (3)	Aggregate Balance at Last FYE (4)
Mark D. Wang	$54,808	—	$232,737	$2,139,078	$1,019,278
Daniel J. Mathewes	—	—	—	—	—
Gordon S. Gurnik	—	—	—	—	—
Charles R. Corbin	—	—	—	—	—
Pablo Brizi	—	—	—	—	—
Dennis A. DeLorenzo	—	—	$26,459	$281,271	—
Stan R. Soroka	—	—	$35,872	$398,207	—

(1)	The amount in this column is included in the “Salary” column for 2021 in the Summary Compensation Table.
(2)

Amounts in this column are not reported as compensation for fiscal year 2021 in the Summary Compensation Table since they do not reflect above-market or preferential earnings. Deferrals may be allocated among investment options that generally mirror the investment options available under HGV’s 401(k) plan. Of the available investment options, the one-year rate of return during 2021 ranged from -1.24% to 25.27%.

(3)	As previously disclosed, pursuant to the terms of the EDCP, the Acquisition resulted in a required distribution of account balances under the EDCP in accordance with its terms.
(4)

The balance remaining in Mr. Wang’s account reflects the amount contributed by Mr. Wang prior to effective date of Section 409A of the Internal Revenue Code (the “grandfathered amount”). Mr. Wang’s grandfathered amount was not subject to the mandatory distribution requirement in connection with the closing of the Acquisition. Of the total in this column listed for Mr. Wang, $217,404 was previously reported for 2019-2021 in the Summary Compensation Table.

Deferral elections are made by eligible employees in the calendar year preceding the year compensation is earned. Contributions to the EDCP consist solely of participants’ elective deferral contributions with no required matching or other employer contributions. Eligible employees are permitted to make individual investment elections that will determine the rate of return on their deferral amounts under the elective nonqualified deferred compensation plan. Participants may change their investment elections at any time. Deferrals are only deemed to be invested in the investment options selected. Participants have no ownership interest in any of the funds as investment elections are used only as an index for crediting gains or losses to participants’ accounts.

The investment options consist of a variety of well-known mutual funds including certain non-publicly traded mutual funds available through variable insurance products. Investment gains or losses in the funds are credited to the participants’ accounts daily, net of investment option related expenses. The EDCP does not provide any above-market returns or preferential earnings to participants, and the deferrals and their earnings are always 100% vested.

Upon a showing of financial hardship due to death, illness, accident or similar extraordinary or unforeseeable circumstances, an executive may be allowed to access funds in his deferred compensation account before he or she otherwise would have been eligible. The participant must make two payout elections, one in the case of termination and one in the case of retirement. Benefits can generally be received either as a lump sum payment or in installments over a period not to exceed five years in the case of all terminations In the event of a change in control (as defined in the EDCP), the EDCP provides for mandatory distribution of 100% of the value of the eligible employee’s deferred compensation account.

The Acquisition constituted a “change in control” under the EDCP. Pursuant to the terms of the EDCP, the Company made a mandatory distribution to all plan participants all deferred amounts within thirty (30) days following the closing of the Acquisition.

Hilton Grand Vacations	58	2022 PROXY STATEMENT

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

GENERAL

The following table describes the potential payments and benefits that would have been payable to our NEOs under our existing plans and agreements, assuming (1) a termination of employment and/or (2) a change in control occurred, in each case, on December 31, 2021. The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs.

Because the disclosures in the following table assume the occurrence of a termination of employment or a change in control as of a particular date and under a particular set of circumstances (and therefore make a number of important assumptions), the actual amount to be paid to each of our NEOs upon such termination or change in control may vary significantly from the amounts included in the table. Factors that could affect these amounts include the timing during the year of any such event, whether the acquiror in a change in control transaction assumes or issues substitute awards to replace outstanding equity awards, the continued availability of benefit policies at similar prices, and the type of, and the circumstances surrounding, any termination event that may occur. Please refer to the footnotes following the below table for certain of these important assumptions and factors. In addition, the receipt of severance payments and other benefits by our NEOs are subject to certain conditions, including compliance with non-compete and other provisions, time period over which such payments and benefits are to be received, and other conditions and limitations, as more fully described in the footnotes. See also “Severance Agreements” for additional discussion of any such conditions and limitations and “—Equity Awards” below.

Name	Qualifying Termination Without CIC(1) ($)	Qualifying Termination Following CIC(1) ($)	CIC Without Qualifying Termination(3) ($)	Death or Disability(3) ($)	Retirement(3) ($)
Mark D. Wang
Cash Severance (1)(2)(3)	$5,937,500	$5,937,500	—	$1,425,000	—

Equity Awards (4)	$22,033,439	$21,450,494	$21,450,494	$15,664,211	$21,450,494

Continuation of Health and Welfare Benefits (5)	$22,216	$22,216	—	—	—

Life Insurance Benefits (6)	$2,850	$2,850	—	—	—

Total Value of Benefits	$27,996,005	$27,413,060	$21,450,494	$17,089,211	$21,450,494
Daniel J. Mathewes
Cash Severance (1)(2)(3)	$2,925,000	$2,925,000	—	$812,500	—

Equity Awards (4)	—	$7,028,925	$7,028,925	$4,576,003	$7,028,925

Continuation of Health and Welfare Benefits (5)	$30,050	$30,050	—	—	—

Life Insurance Benefits (6)	$1,330	$1,330	—	—	—

Total Value of Benefits	$2,956,379	$9,985,304	$7,028,925	$5,388,503	$7,028,925
Gordon S. Gurnik
Cash Severance (1)(2)(3)	$2,925,000	$2,925,000	—	$812,500	—

Equity Awards (4)	—	$6,610,423	$6,610,423	$4,213,478	$6,610,423

Continuation of Health and Welfare Benefits (5)	$30,050	$30,050	—	—	—

Life Insurance Benefits (6)	$1,254	$1,254	—	—	—

Total Value of Benefits	$2,956,304	$9,566,727	$6,610,423	$5,025,978	$6,610,423
Charles R. Corbin
Cash Severance (1)(2)(3)	$1,909,620	$1,909,620	—	$477,405	—

Equity Awards (4)	—	$6,288,556	$6,288,556	$3,933,672	$6,288,556

Continuation of Health and Welfare Benefits (5)	$22,216	$22,216	—	—	—

Life Insurance Benefits (6)	$911	$911	—	—	—

Total Value of Benefits	$1,932,747	$8,221,304	$6,288,556	$4,411,077	$6,288,556
Pablo Brizi
Cash Severance (1)(2)	$1,800,000	$1,800,000	—	$450,000	—

Equity Awards (4)	—	$3,771,948	$3,771,948	$2,282,266	$3,771,948

Continuation of Health and Welfare Benefits (5)	$26,876	$26,876	—	—	—

Life Insurance Benefits (6)	$547	$547	—	—	—

Total Value of Benefits	$1,827,423	$5,599,371	$3,771,948	$2,732,266	$3,771,948

Hilton Grand Vacations	59	2022 PROXY STATEMENT

Name	Qualifying Termination Without CIC(1) ($)	Qualifying Termination Following CIC(1) ($)	CIC Without Qualifying Termination(3) ($)	Death or Disability(3) ($)	Retirement(3) ($)
Dennis A. Delorenzo
Cash Severance (1)(2)(3)	$2,622,546	$2,622,546	—	$874,182	—

Equity Awards (4)	—	$4,753,073	$4,753,073	$3,681,347	$4,753,073

Continuation of Health and Welfare Benefits (5)	$30,050	$30,050	—	—	—

Life Insurance Benefits (6)	$1,955	$1,955	—	—	—

Total Value of Benefits	$2,654,550	$7,407,623	$4,753,073	$4,555,529	$4,753,073
Stan R. Soroka
Cash Severance (1)(2)(3)	$2,185,455	$2,185,455	—	$655,637	—

Equity Awards (4)	—	$4,390,359	$4,390,359	$3,365,810	$4,390,359

Continuation of Health and Welfare Benefits (5)	$30,050	$30,050	—	—	—

Life Insurance Benefits (6)	$1,518	$1,518	—	—	—

Total Value of Benefits	$2,217,023	$6,607,382	$4,390,359	$4,021,446	$4,390,359

(1)

Under the applicable Severance Agreements for our NEOs, a “qualifying termination” means a termination of employment either by HGV without “cause” or by the executive for “good reason,” each as defined in the applicable Severance Agreement. An executive is not deemed to have experienced a qualifying termination as a result of (a) his death or disability or (b) solely as a result of a change in control (“change in control” or “CIC”). Under the applicable Severance Agreement, in the event of a qualifying termination (either without a change in control or within 24 months of a change in control), each NEO would have been entitled to receive a cash severance amount equal to 2.5 times (in the case of Mr. Wang) or 2.0 times (in the case of the other NEOs) the sum of the executive’s annual base salary at the rate in effect at the time of such termination and annual target cash incentive award under the short-term incentive plan for the year in which such termination occurs. The NEO also would be entitled to a pro rata bonus for the year in which his qualifying termination occurred. In addition, each NEO is entitled to receive certain accrued amounts (which are not considered severance payments and include, among other things, accrued but unpaid salary, cash payment for accrued but unused vacation, unreimbursed expenses, and annual bonus for the preceding year if the termination occurs after the end of such year but before such bonus is paid). This table does not include any amount representing the pro rata bonus for 2021 as the full bonus year would have been completed as of December 31, 2021. With respect to the treatment of outstanding equity awards in the event of a “qualifying termination” without a change in control or a “qualifying termination” following a change in control, see note (4) below.

(2)

Under the applicable Severance Agreements for our NEOs, in the event of a change in control without a “qualifying termination,” no NEO is entitled to receive any cash severance payments or other severance benefits described in note (1) above or notes (5) and (6) below. With respect to the treatment of outstanding equity awards in the event of a change in control without a “qualifying termination,” see note (4) below.

(3)

Under the applicable Severance Agreements for our NEOs, no NEO is entitled to receive any cash severance payments or other severance benefits described in note (1) above or notes (5) and (6) below if the NEO’s employment is terminated by reason of his death or disability, or his retirement. However, the NEO is entitled to receive the accrued amounts described in note (1) above. With respect to the treatment of outstanding equity awards in the event of a death or disability, or upon retirement, see note (4) below.

(4)

Amounts represent the value of the acceleration of any unvested Performance RSUs, Service RSUs, and stock options, assuming the acceleration occurred on December 31, 2021 and are based on the closing price of HGV’s common stock on the NYSE on December 31, 2021, which was $52.11 per share. Amounts do not include the value of any (a) Converted PSAs, Converted Service RSUs or Converted Stock Options as they were fully vested as of December 31, 2021, or (b) any Service RSUs and stock options to the extent they were vested as of December 31, 2021.

•Service RSUs:

○

If the NEO’s employment is terminated by HGV ‘’without cause” or by the NEO for “good reason” (as such terms are defined in the applicable Service RSU award agreement) without a change in control, all unvested Service RSUs will terminate, except in the case of Mr. Wang only, if he has a qualifying termination (as defined in his Severance Agreement) and a change in control has not occurred, any portion of a Service RSU that would have vested within 24 months of termination will immediately vest. Accordingly, the amounts in this table for Mr. Wang include those portions of his unvested Service RSUs that would have vested through December 31, 2021.

○	If the NEO’s employment is terminated by HGV ‘’without cause” or by the NEO for “good reason” within 12 months following a change in control, all unvested Service RSUs will immediately vest.
○

In the event of a change in control without a termination of employment, if the successor or surviving company in such change in control does not assume or substitute for the Service RSUs on substantially similar terms or with substantially equivalent economic benefits, then all unvested Service RSUs will immediately vest. For the purposes of this table only, we have assumed that the outstanding unvested Service RSUs were not assumed by the acquiror and, therefore, fully vested in connection with such change in control at December 31, 2021.

○	If the NEO’s employment is terminated due to the executive’s death or disability, then all unvested Service RSUs will immediately vest.
○

If the NEO’s employment is terminated by reason of his qualifying “retirement”, then the Service RSUs will continue to vest following the termination date in accordance with the original vesting schedule, subject to the NEO’s compliance with certain restrictive covenants (provided that the date of grant of the Service RSUs was at least 6 months prior to the date of the NEO’s retirement). The amounts reflected in the table assume, for purposes of this table only, that in the case of the applicable NEO’s retirement, all of outstanding unvested Service RSUs fully vested at December 31, 2021. As of December 31, 2021, Mr. Wang, Mr. Corbin, and Mr. Soroka are the only NEO’s eligible for a qualifying retirement.

•Stock options:

○

If the NEO’s employment is terminated by HGV ‘’without cause” or by the NEO for “good reason” (as such terms are defined in the applicable stock option award agreement) without a change in control, all unvested stock options will terminate and any vested stock options will be exercisable for a period of 90 days, except in the case of Mr. Wang only, if he has a qualifying termination (as defined in his Severance Agreement) and a change in control has not occurred, any portion of stock options that would have vested within 24 months of termination will immediately vest and Mr. Wang will be entitled to exercise all vested stock options for a period ending on the earlier of the expiration of the original term of the stock option or 24 months from the termination date. Accordingly, the amounts in this table for Mr. Wang include those portions of his unvested stock options that would have vested through December 31, 2021.

Hilton Grand Vacations	60	2022 PROXY STATEMENT

○

If the NEO’s employment is terminated by HGV ‘’without cause” or by the NEO for “good reason” within 12 months following a change in control, all unvested stock options will immediately vest and become exercisable until the earlier of the expiration of the options or 90 days after the termination date.

○

In the event of a change in control without a termination of employment, if the successor or surviving company in such change in control does not assume or substitute for the stock options on substantially similar terms or with substantially equivalent economic benefits, then all unvested stock options will immediately vest and become exercisable. For the purposes of this table only, we have assumed that the outstanding stock options were not assumed by the acquiror and, therefore, fully vested in connection with such change in control at December 31, 2021.

○	If the NEO’s employment is terminated due to the executive’s death or disability, then all unvested options will immediately vest and become exercisable.
○

If the NEO’s employment is terminated by reason of his qualifying “retirement”, then the unvested portion of the stock options will continue to vest following the termination date in accordance with the original vesting schedule, subject to the NEO’s compliance with certain restrictive covenants (provided that the date of grant of the stock options was at least 6 months prior to the date of the NEO’s retirement). The amounts reflected in the table assume, for purposes of this table only, that in the case of the applicable NEO’s retirement, all of outstanding unvested stock options fully vested at December 31, 2021. As noted above, as of December 31, 2021, Mr. Wang, Mr. Corbin, and Mr. Soroka were the only NEO who was eligible for a qualifying retirement.

○

In the table above, amounts as they relate to stock options reported reflect the “spread,” or difference between the exercise price and closing price of HGV’s common stock on the NYSE as of December 31, 2021. For the purpose of this calculation, outstanding unvested options having an exercise price greater than the closing price of our common stock on such date have a value of $0.

•Performance RSUs:

○

If the NEO’s employment is terminated by HGV ‘’without cause or by the NEO for “good reason” (as such terms are defined in the applicable Performance RSU award agreement) without a change in control, any unvested Performance RSUs will terminate (unless otherwise provided by the Compensation Committee). In the case of Mr. Wang only, if he has a qualifying termination (as defined in his Severance Agreement) and a change in control has not occurred, a prorated portion of the Performance RSUs will immediately vest at a target level of performance, with the proration based on (a) the actual service period between the beginning of the applicable 36-month performance period of the applicable Performance RSUs through the date of termination, plus an additional 24 months (subject to a total maximum of 36 months), over (b) the 36-month performance period of such Performance RSUs.

○

If the NEO’s employment is terminated by HGV ‘’without cause or by the NEO for “good reason” within 12 months following a change in control, the Performance RSUs will immediately vest at actual performance, or at target if performance cannot reasonably be assessed. For the purposes of this table only, we have assumed that the Performances RSUs vested at target at December 31, 2021.

○

In the event of a change in control without a termination of employment, if the successor or surviving company in such change in control does not assume or substitute for the Performance RSUs on substantially similar terms or with substantially equivalent economic benefits, then the Performance RSUs will immediately vest at target. For the purposes of this table only, we have assumed that the outstanding Performance RSUs were not assumed by the acquiror and, therefore, fully vested in connection with such change in control at December 31, 2021 at target.

○

If the NEO’s employment is terminated due to the executive’s death or disability, then a prorated portion of the Performance RSUs will immediately vest at a target level of performance, with the proration based on the number of days in the vesting period that have elapsed prior to termination. For the purposes of this table only, we have assumed such proration through December 31, 2021.

○

If the NEO’s employment is terminated by reason of his qualifying “retirement”, then the Performance RSUs will remain outstanding and eligible to vest following the conclusion of the applicable performance period based on achievement of applicable performance goals, and subject to the NEO’s compliance with certain restrictive covenants (provided that the date of grant of the Performance RSUs was at least 6 months prior to the date of the NEO’s retirement). The amounts reflected in the table assume, for purposes of this table only, that in the case of the applicable NEO’s retirement, the Performance RSUs vested at target at December 31, 2021. As noted above, as of December 31, 2021, Mr. Wang, Mr. Corbin, and Mr. Soroka were the only NEO who was eligible for a qualifying retirement.

(5)

Under the applicable Severance Agreements for our NEOs, upon a “qualifying termination,” each NEO is entitled to continued healthcare coverage in an amount equal to the excess of the cost of the coverage over the amount that the executive would have had to pay if the executive remained employed for 18 months following the date of termination.

(6)

Under the applicable Severance Agreements for our NEOs, upon a “qualifying termination,” to the extent HGV provides the executive’s life insurance coverage immediately prior to the qualifying termination and this coverage is eligible for post-termination continuation or conversion to an individual policy, each NEO is entitled to receive a cash payment equal to the amount required to continue such coverage as an individual policy for a period of 12 months following the termination date (and, if HGV deems necessary or advisable, to convert such coverage to an individual policy), payable in a single lump sum within 60 days following the termination date.

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EQUITY AWARDS

Our equity awards generally provide for non-solicit and non-compete covenants during employment and post-termination for (i) the later of one year post-termination or the last date any portion of the award is eligible to vest following the participant’s termination, (ii) the last date any portion of the award is eligible to vest following the participant’s retirement, or (iii) the last date any portion of the award is eligible to vest, in each case, in addition to other intellectual property, confidentiality and non-disparagement covenants. Each of our executives’ equity-based awards is subject to HGV’s Clawback Policy. Additional termination provisions are outlined in the table below. The table below does not address any of the Converted PSAs, Converted Service RSUs or Converted Stock Options as all such awards are fully-vested.

Award Type	Termination Provisions for Unvested Shares
Service RSUs

• Termination without “Cause” (as defined in the Incentive Plan) or for “Good Reason” (as defined in the applicable award agreement) without a change in control: Forfeit unvested(1)

• Termination without “Cause” (as defined in the Incentive Plan) or for “Good Reason” (as defined in the applicable award agreement) within 12 months following a change in control: Immediately vest

• Change in control without termination: Immediately vest if not assumed by the acquiror in the transaction

• Death or disability: Immediately vest

• Retirement: Continue to vest based on the original vesting schedule so long as no restrictive covenant violation occurs(2) • Other reasons: Forfeit unvested(3)
Award	Termination Provisions for Unvested Shares
Stock Options

• Termination without “Cause” (as defined in the Incentive Plan) or for “Good Reason” (as defined in the applicable award agreement) without a change in control: Forfeit unvested(1)

• Termination without “Cause” (as defined in the Incentive Plan) or for “Good Reason” (as defined in the applicable award agreement) within 12 months following a change in control: Immediately vest and become exercisable; remain exercisable for 90 days thereafter(4)

• Change in control without termination: Immediately vest if not assumed by the acquiror in the transaction

• Death or disability: Immediately vest and become exercisable; remain exercisable for one year thereafter(4)

• Retirement: Continue to vest according to the original vesting schedule; remain exercisable until the original expiration date, so long as no restrictive covenant violation occurs(2)(4)

• Other reasons: Forfeit unvested; vested options will remain exercisable for 90 days thereafter except as noted in the notes(3)(4)

Performance RSUs

• Termination without “Cause” (as defined in the Incentive Plan) or for “Good Reason” (as defined in the applicable award agreement) without a change in control: Forfeit unvested(1)

• Termination without “Cause” (as defined in the Incentive Plan) or for “Good Reason” (as defined in the applicable award agreement) within 12 months following a change in control: Immediately vest(5)

• Change in control without termination: Immediately vest at target if not assumed by the acquiror in the transaction

• Death or disability: Prorated portion will immediately vest at target(6)

• Retirement: Award will remain outstanding and eligible to vest at the end of the performance period based on actual performance so long as no restrictive covenant violation occurs(2)

• Other reasons: Forfeit unvested(3)

(1)

Termination without “Cause” or for “Good Reason” without a change in control or termination for any other reason not covered otherwise in this table generally results in forfeiture of all unvested equity awards. However, pursuant to Mr. Wang’s Severance Agreement, upon a “qualifying termination” (other than in connection with a change in control), any portion of an equity award granted to Mr. Wang that would have vested within 24 months from Mr. Wang’s termination date will accelerate and vest immediately as of the termination date. Pursuant to the foregoing sentence, Mr. Wang’s Performance RSUs will vest immediately based on the target number of Performance RSUs prorated based on (a) the actual service period between the beginning of the applicable 36-month performance period of the applicable Performance RSUs through the date of termination, plus an additional 24 months (subject to a total

Hilton Grand Vacations	62	2022 PROXY STATEMENT

maximum of 36 months), over (b) the 36-month performance period of such Performance RSUs. In addition, Mr. Wang will be entitled to exercise any vested options for a period ending on the earlier of (a) the expiration of the original term of the applicable option or (b) 24 months from the termination date.
(2)	For continued vesting to occur, retirement must occur on a date that is six months after the grant date of the award.
(3)

Upon termination for cause, all unvested Service RSUs and Performance RSUs terminate immediately. In addition, all vested and unvested options terminate immediately. The option exercise period will also expire immediately upon the occurrence of a restricted covenant violation.

(4)	Options do not remain exercisable later than the original expiration date.
(5)

Number of Performance RSUs will vest based on actual performance through the termination date, as determined by the Committee, or at a target level of performance if the measurement of actual performance cannot be reasonably assessed.

(6)	Prorated based on the number of days in the vesting period that have elapsed prior to termination.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mark D. Wang, our President and Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the “median employee” for 2021, our last completed fiscal year, as well as to determine the annual total compensation of the median employee, the methodology and the material assumptions, adjustments, and estimates that we used are described below.

•

We determined that, as of October 1, 2021, our employee population consisted of approximately 12,345 individuals working at our parent company and consolidated subsidiaries. We selected October 1, 2021, which is within the last three months of 2021, as the date upon which we would identify the “median employee” to allow sufficient time to identify the median employee given the global scope of our operations.

•

Of our 12,345 employees, 10,600 are U.S. employees and 1,745 are non-U.S. employees. Under the de minimis exemption, we have excluded the following number of employees from each of the following jurisdictions: 180 employees from UK, 2 employees from Korea, and 4 employees from Mexico, which represent in the aggregate less than 5% of our total employees who are non-U.S. employees. No more than 5% of our employees are located in any of the foregoing non-U.S. jurisdictions.

•

We excluded approximately 5,420 individuals who became our employees as a result of the Acquisition, which became effective on August 2, 2021, in accordance with an exemption under the pay ratio rule for acquisitions completed in the relevant fiscal year.

•

We identified a consistently applied compensation measure, which would provide a picture of the annual compensation of our employees. For our consistently applied compensation measure, we used total cash compensation—a combination of salary/overtime (paid on an hourly, weekly, biweekly or monthly basis) plus a variety of other cash-based incentive pay (including commissions, bonuses and other types of production-based pay typical for their respective positions) received by the employees in our identified population.

•

Given our multiple payroll systems and diverse global workforce, we measured compensation for our employees using the 12-month period ending September 30, 2021. In making this determination, we annualized the compensation of all permanent employees included in the population who were hired during the period, but who did not work for us for the entire 12 months. We did not make any cost-of-living adjustments.

•

The HGV workforce is paid in six currencies throughout the world. To identify our median employee, we applied an average local currency to U.S. dollar exchange rate using the average monthly currency exchange rate as of September 30, 2021 to the cash compensation paid in foreign currency.

•

To identify the median employee from our employee population, we ranked our employees, excluding the CEO, high to low based on our employees’ total cash compensation. Our median employee is a full-time hourly employee, with annual total compensation for the 12-month period ended December 31, 2021 in the amount of $42,745.24, calculated in accordance with the requirements of the Summary Compensation Table.

Hilton Grand Vacations	63	2022 PROXY STATEMENT

•	With respect to the annual total compensation of Mr. Wang, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table included in this Proxy Statement.

Based on this information, for 2021, our CEO’s annual total compensation was 408 times that of the annual total compensation of our median employee.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices, and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

Supplemental CEO Pay Ratio. As discussed earlier in this proxy statement, our CEO’s total compensation for 2021 included a one-time increase to his LTI value as well as a one-time Transaction Incentive Award in connection with the Acquisition. These one-time events had an impact on our pay ratio for 2021, significantly increasing the ratio from the ratio for 2020. We believe that the ratio will normalize going forward absent inclusion of these one-time changes to our CEO’s annual compensation. We are providing a supplemental ratio that compares the CEO’s regular annual pay, excluding the special one-time increase to his LTI Award and the Transaction Incentive Award, to the pay of the median-paid employee as we believe that this supplemental ratio reflects a more representative comparison. The resulting supplemental CEO pay ratio is 208 to 1.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information with respect to securities authorized for issuance under all of HGV’s equity compensation plans as of December 31, 2021.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by security holders(4)	3,872,206	$32.39	5,937,912
Equity compensation plans not approved by security holders	—	—	—
Total	3,872,206	$32.39	5,937,912

(1)

In addition to shares issuable upon exercise of stock options, amount also includes 782,109 shares that may be issued upon settlement of restricted stock units, including shares that may be issued pursuant to outstanding Performance RSUs, based on certified financial results, where applicable, and otherwise assuming the target award is met. The restricted stock units cannot be exercised for consideration.

(2)

The weighted-average exercise price of outstanding options, warrants and rights relates solely to stock options, which are the only currently outstanding exercisable security, and does not relate to restricted stock units that convert to shares of common stock for no consideration.

(3)

Includes 3,580,459 shares that may be issued pursuant to future awards under the Incentive Plan, all of which may be issued pursuant to grants of full-value stock awards. Also includes 190,738 shares that may be issued pursuant to future awards under the Director Stock Plan, all of which may be issued pursuant to grants of full-value stock awards, and 2,166,715 shares that may be issued pursuant to future awards under the Employee Stock Purchase Plan, including 21,256 shares subject to purchase during the current purchase period.

(4)

Represents aggregated information pertaining to our three equity compensation plans: the Incentive Plan, the Director Stock Plan, and the Employee Stock Purchase Plan. See Note 19 (“Share-Based Compensation”) of the consolidated financial statements included in HGV’s Annual Report on Form 10-K for further information regarding these plans.

Hilton Grand Vacations	64	2022 PROXY STATEMENT

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2021, none of the members of the Compensation Committee were an officer or employee of HGV and none were former officers of HGV. No member of the Compensation Committee has or had any relationship with HGV that is required to be disclosed as a transaction with a related party. Since the establishment of our Compensation Committee, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or our Board.

OWNERSHIP OF SECURITIES

The following table shows information as of March 11, 2022 (the “Table Date”), unless otherwise indicated, regarding the beneficial ownership of HGV’s common stock by: (i) each person that HGV believes beneficially holds more than 5% of the outstanding shares of our common stock based solely on our review of filings with the SEC; (ii) each director; (iii) each named executive officer set forth under “Compensation Disclosure and Analysis—Our Named Executive Officers”; and (iv) all directors and named executive officers (including all executive officers) as a group. As of the Table Date, 120,127,873 shares of HGV’s common stock were issued and outstanding. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated, all persons named as beneficial owners of HGV common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, the address for each person named below is c/o Hilton Grand Vacations Inc., 6355 MetroWest Boulevard, Suite 180, Orlando, Florida 32835.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Common Stock Outstanding

PRINCIPAL STOCKHOLDERS:
Apollo Global Management (1)	30,295,825	25.2%
Capital International Investors (2)	9,577,887	8.0%
The Vanguard Group, Inc. (3)	8,266,546	6.9%
CAS Investment Partners, LLC (4)	7,727,165	6.4%
BlackRock, Inc. (5)	7,381,558	6.1%

DIRECTORS AND NAMED EXECUTIVE OFFICERS:
Leonard A. Potter (6)	82,377	*
Brenda J. Bacon (6)	22,377	*
David W. Johnson (6)	62,527	*
Mark H. Lazarus (6)	22,377	*
Pamela H. Patsley (6)	22,377	*
David Sambur	—	—
Alex van Hoek	—	—
Paul W. Whetsell (6)	27,377	*
Mark D. Wang (7)	1,001,683	*
Daniel J. Mathewes (7)	84,857	*
Pablo Brizi (7)	17,278	*
Charles R. Corbin (7)	160,939	*
Dennis A. DeLorenzo (7)	83,478	*
Gordon S. Gurnik (7)	105,332	*
Stan R. Soroka (7)	76,460	*
Directors and executive officers as a group (15 persons) (8)	1,769,439	1.5%

Hilton Grand Vacations	65	2022 PROXY STATEMENT

*	Represents less than 1%.

(1)

Based on the Schedule 13D filed on August 11, 2021 jointly by AP Dakota Co-Invest, L.P., AP VIII Dakota Holdings Borrower, L.P., AP Dakota Co-Invest GP, LLC, AP VIII Dakota Holdings Borrower GP, LLC, AP VIII Dakota Holdings, L.P., Apollo Advisors VIII, L.P., Apollo Capital Management VIII, LLC, APH Holdings, L.P., and Apollo Principal Holdings III GP, Ltd. (collectively, the “Apollo Investors”). The Apollo Investors beneficially own in the aggregate 30,295,825 shares in which the Apollo Investors have has shared voting power and shared dispositive power. The address of the principal office of AP Dakota Co-Invest L.P., AP Dakota Co-Invest GP, LLC, Apollo Advisors VIII, L.P., Apollo Capital Management VIII, LLC and APH Holdings, L.P. is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of the principal office of AP VIII Dakota Holdings Borrower, L.P., AP VIII Dakota Holdings Borrower GP, LLC, and AP VIII Dakota Holdings, L.P. is c/o Apollo Management Holdings, L.P., 9 West 57th Street, New York, NY 10019. The address of the principal business office of Apollo Principal Holdings III GP Ltd. is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008.

(2)

Based on the Schedule 13G/A filed on February 11, 2022. Consists of 8,745,096 shares of common stock in which Capital International Investors has sole voting power and 9,577,887 shares of common stock in which Capital International Investors has sole dispositive power. The address of Capital International Investors is 333 S. Hope Street, Los Angeles, CA 90071.

(3)

Based on the Schedule 13G/A filed on February 10, 2022 by The Vanguard Group, Inc. (“Vanguard”). Consists of 161,150 shares in which Vanguard has shared voting power, 8,020,162 shares in which Vanguard has sole dispositive power, and 246,384 shares in which Vanguard has shared dispositive power. The address of Vanguard is PO Box 2600, Valley Forge, PA 19482.

(4)

Based on the Schedule 13G filed on February 14, 2022 by CAS Investment Partners, LLC, Sosin Master, LP, CSWR Partners, LP and Clifford Sosin. Clifford Sosin is the Managing Member of CAS Investment Partners, LLC, and CAS Investment Partners, LLC is the investment manager of CSWR Partners, LP and Sosin Master, LP, in which the shares are held. As a result, CAS Investment Partners, LLC and Clifford Sosin possess the power to vote and dispose or direct the disposition of all the shares owned by the Sosin Master, LP and CSWR Partners, LP. The address of the reporting persons is 135 E 57th Street, Suite 18-108, New York, NY 10022.

(5)

Based on the Schedule 13G filed on February 3, 2022 by BlackRock, Inc. Consists of 6,963,793 shares of common stock in which BlackRock, Inc. has sole voting power and 7,381,558 shares of common stock in which BlackRock, Inc. has sole dispositive power. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)	Includes 2,817 restricted stock units that vest within 60 days of the Table Date.

(7)	Includes shares underlying vested options, as follows: Mr. Wang—526,514; Mr. Mathewes—44,265; Mr. Corbin— 99,763; Mr. DeLorenzo—34,122; Mr. Gurnik—46,291 and Mr. Soroka—45,910.

(8)	Includes an aggregate of (i) 93,835 unvested shares underlying restricted stock units, which vest within 60 days of the Table Date and (ii) 796,865 shares underlying vested options.

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TRANSACTIONS WITH RELATED PERSONS

STATEMENT OF POLICY REGARDING TRANSACTIONS WITH RELATED PERSONS

Our Board recognizes that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board has adopted a written policy on transactions with related persons, which we refer to as our “related person transactions policy,” that is in conformity with the requirements for issuers having publicly-held common stock listed on the NYSE. For the purposes of our related person transactions policy, (1) a “related person” is same as the definition of such term under Item 404(a) of Regulation S-K and includes, among others, security holders who beneficially own more than 5% of our common stock, and (2) a “related person transaction” means any transaction with a related person that would be reportable by us under Item 404(a) of Regulation S-K.

Our related person transactions policy requires that our Board or the Audit Committee conduct a reasonable prior review and oversight of all related party transactions for potential conflicts of interest and will prohibit such a transaction if it determines it to be inconsistent with our and our stockholders’ interests in accordance with Section 314.00 of the New York Stock Exchange Listed Company Manual. Each related person transaction is required to be reviewed and approved by our Board or the Audit Committee in accordance with the terms of our related person transaction policy prior to effectiveness or consummation of the applicable transaction, provided that our Board or the Audit Committee may elect to ratify such transactions only to the extent permitted under the New York Stock Exchange Listed Company Manual and applicable sections of Regulation S-K of the Exchange Act.

Only to the extent permitted under the New York Stock Exchange Listed Company Manual or applicable sections of Regulation S-K of the Exchange Act, the General Counsel may present a related person transaction arising in the time period between meetings of our Board or the Audit Committee to its respective Chair, who shall review and may approve such related person transaction, subject to ratification by our Board or the Audit Committee at its next meeting.

Our related person transactions policy requires that directors interested in a related person transaction recuse themselves from any vote on or review of a related person transaction in which they have an interest.

Below is a discussion of certain transactions, agreements and arrangements with our related persons.

APOLLO AGREEMENTS

APOLLO STOCKHOLDERS AGREEMENT AND RELATED ARRANGEMENTS

In connection with the consummation of our acquisition of Diamond (the “Acquisition”) pursuant to which, among other things, the Apollo Investors acquired 30,295,825 shares of our common stock and became holders of approximately 28% of the outstanding shares of our common stock on a fully diluted basis immediately after the closing of the transaction, on August 2, 2021, we, the Apollo Investors, and, for certain limited purposes, Hilton entered into the Apollo Stockholders Agreement, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on August 3, 2021. For purposes of this section, the term “Apollo Investors” includes any affiliates of Apollo to whom the Apollo Closing Shares (defined below) may be transferred.

Board and Governance Rights

Under the Apollo Stockholders Agreement, the Apollo Investors have the right to designate two individuals (the “Apollo Designees”) to serve on our Board out of a total of nine directors. The Apollo Investors designated Messrs. David Sambur and Alex van Hoek as the Apollo Designees and such individuals were appointed to the Board effective as of August 2, 2021, as described earlier in this Proxy Statement. The Apollo Investors also have the right to designate replacements for the Apollo Designees, subject to undergoing a customary evaluation process by our Nominating and Corporate Governance Committee. If our Board increases its size, for every three additional directors added, the Apollo Investors have the right to appoint the third such director so long as the Apollo Investors (or their affiliates who have executed a joinder agreement to become party to the Apollo Stockholders

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Agreement) still own at least 23,935,707 of the aggregate number of shares of our common stock that the Apollo Investors received in the Acquisition on the closing date (such shares, the “Apollo Closing Shares”).

The Apollo Investors’ right to designate members of the Board will step down as their ownership decreases, as follows: (a) ownership below 17,951,780 of the Apollo Closing Shares, one Apollo Designee will be required to resign; and (b) ownership below 11,967,853 of the Apollo Closing Shares, the second Apollo Designee will be required to resign, and the Apollo Investors will no longer be entitled to any representation on our Board. The Apollo Investors are not permitted to “buy back” into the right to designate any Apollo Designees to our Board by acquiring shares of our common stock in the future. Accordingly, the shares are not fungible, and the Apollo Investors must retain the relevant number of shares from those received in the Acquisition at closing in order to retain their right to designate any Apollo Designees.

One Apollo Designee is entitled to serve on our Audit Committee, subject to satisfaction of all eligibility requirements (including “independence” requirements) for membership on our Audit Committee as mandated by applicable law, the rules of the New York Stock Exchange and the charter of our Audit Committee. Additionally, the Apollo Designees have observation rights and are entitled to notice of, and to attend, our Board committee meetings except when such attendance would reasonably be expected to present an actual or likely conflict of interest for the Apollo Designees in the good faith opinion of the applicable committee. At this time, neither Mr. Sambur nor Mr. van Hoek is considered independent pursuant to audit committee independence standards and, accordingly, neither currently serves on our Audit Committee.

Transfer Restrictions

The Apollo Investors were subject to a 160 day lock-up period that expired on January 9, 2022. Currently, the Apollo Investors may freely transfer their shares so long as such transfers (i) comply with the volume and manner of sale restrictions in Rule 144, (ii) (a) involve the transfer of less than 5% of our total outstanding stock to any person or group, and (b) are not to certain competitors of HGV or Hilton, known holders of 5% or more of our common stock or known activists, or (iii) are pursuant to an underwritten offering or a broker-facilitated block trade, in each case, so long as the Apollo Investors direct the applicable underwriter(s) or broker(s) to comply with the restrictions set forth in clause (ii) of this sentence. We have certain pre-emptive rights on transfers by the Apollo Investors.

Standstill Obligations

The Apollo Investors are subject to certain standstill obligations so long as they (i) own a number of shares equal to 5% of the total outstanding shares of our common stock or (ii) have the right to designate at least one director (later of these two dates, the “Standstill Removal Date”). Such standstill obligations include customary prohibitions on certain actions, including, without limitation, acquiring additional stock of the Company (other than under certain limited circumstances), seeking to control or influence our Board or our management, and publicly offering to acquire HGV. The standstill provisions terminate on the later of (i) the day after the next annual stockholders meeting after the Standstill Removal Date at which our directors are elected and (ii) 90 days after the Standstill Removal Date. You are encouraged to read the Apollo Stockholders Agreement that we filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on August 3, 2021 for a full discussion of the standstill obligations and limitations.

Voting Matters

So long as the Apollo Investors own at least 5,983,927 of the Apollo Closing Shares, they are obligated to vote all of their shares as recommended by our Board with respect to routine matters put to a vote of our stockholders (including contested or uncontested elections of directors, “say on pay” votes, approval of equity compensation plans and ratification of the selection of our auditors). As of the record date, the Apollo Investors owned at least such number of the Apollo Closing Shares. Accordingly, the Apollo Investors are obligated pursuant to the Stockholders Agreement to vote all of the Apollo Closing Shares that they owned as of the record date FOR each of the matters described in this Proxy Statement.

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Consent Rights

So long as the Apollo Investors hold at least 11,967,853 of the Apollo Closing Shares, the consent of the Apollo Investors is required to (i) amend our certificate of incorporation or bylaws in a manner that would require stockholder approval and would materially, disproportionately and adversely affect the rights of the Apollo Investors, or (ii) increase the size of our Board to exceed twelve directors; provided, that the Apollo Investors have no such consent right for amendments to our certificate of incorporation or bylaws to adopt a “poison pill” approved by our Board.

Registration Rights

The Apollo Investors have certain customary registration rights pursuant to which they may request that we register the Apollo Closing Shares on a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), subject to standard carve-outs. Certain affiliates of Reverence Capital Partners (the “Reverence Parties”) and the other former stockholders of Diamond who received shares of our common stock in connection with the Acquisition (the “other stockholders”) have the right to participate in any of the registrations requested by the Apollo Investors. In addition, the Apollo Investors and the Reverence Parties (but not the other stockholders) have certain “piggyback” rights allowing them to participate in registered public offerings by the Company. The Apollo Investors are responsible for paying all expenses for the registration of their shares.

Pre-emptive Rights

The Apollo Investors have limited preemptive rights on certain future equity issuances by us, subject to customary carve-outs and limitations, so long as the Apollo Investors own at least 11,967,853 shares of the Apollo Closing Shares.

Confidentiality and Non-Use

Messrs. Sambur and van Hoek signed our standard confidentiality and non-use agreement in substantially the same form as signed by other directors. In addition, any Apollo Designees who serve, or have served in the preceding twelve months, on our Board are not permitted to serve on the board of directors of certain of our and Hilton’s competitors, or serve on the board of directors of any Apollo entity that has a significant interest in such competitors. The Apollo Investors are also prohibited from acquiring a significant interest in such competitors that would result in such competitor becoming an affiliate of any Apollo entity.

Termination

The Apollo Stockholders Agreement will terminate when the Apollo Investors no longer own at least 5,983,927 of the Apollo Closing Shares; provided, that certain provisions have different termination dates.

APOLLO DESIGNEE DIRECTOR COMPENSATION

As discussed in the director compensation table under the heading “Director Compensation for 2021” in this Proxy Statement, the annual non-employee director cash and equity compensation that Messrs. Sambur and van Hoek would have been entitled to receive for their services pursuant to, and as contemplated by, the Apollo Stockholders Agreement effective as of their appointment to our Board on August 2, 2021, was paid to an affiliate of Apollo in accordance with Apollo’s internal policies and arrangements. Accordingly, while director compensation is generally not considered to be a related party transaction as defined under Item 402 of Regulation S-K, given that the Apollo Investors owned more than 5% of our common stock following the Acquisition and such payments were technically made to an affiliate of the Apollo Investors, such arrangement is disclosed herein even if such transaction arrangement may not be deemed to be a related party transaction since it relates to standard director compensation payments. For 2021, we paid an aggregate of $38,736 to Apollo Management Holdings LP, an affiliate of Apollo, representing director compensation for Messrs. Sambur’s and van Hoek’s services on our Board, plus customary reimbursement of expenses consistent with our general

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expense reimbursement policy for our directors for attendance of Board and committee meetings. No other payments were made to Apollo or any affiliate in connection Messrs. Sambur’s and van Hoek’s services as directors on our Board.

OTHER APOLLO ARRANGEMENTS AND PAYMENTS PRIOR TO THE ACQUISITION

Prior to the Acquisition, the Apollo Investors and their affiliates owned substantially all of Diamond and were parties to certain agreements and arrangements pursuant to which they received certain payments from Diamond. All such agreements and arrangements were terminated effective as of the closing of the Acquisition. Subsequent to the Acquisition, we made one payment to Apollo of approximately $1.5  million for amounts that were accrued but had not yet been paid for periods prior to the completion of the Acquisition.

COMMERCIAL ARRANGEMENT WITH APOLLO AFFILIATE

In 2017, HGV entered into an agreement with affiliates of Rackspace Technology, Inc. (“Rackspace”) for the provision of data storage services. Based on publicly available information, we believe that funds managed by affiliates of Apollo currently own approximately 63% of the issued and outstanding shares of Rackspace. Following the Acquisition on August 2, 2021, such agreement became a related party arrangement of HGV due to Apollo’s common ownership in both companies. Since the date of the Acquisition, HGV has made payments of approximately $1.2 million to Rackspace under the agreement.

INDEMNIFICATION AGREEMENTS

We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

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QUESTIONS AND ANSWERS

1.	Why am I being provided with these materials?

We have made these proxy materials available to you in connection with the solicitation by the Board of Directors of Hilton Grand Vacations Inc. of proxies to be voted at the Annual Meeting and at any postponements or adjournments of the Annual Meeting.

2.	I only received a single sheet of paper telling me to go to a website. What does that mean?

That means that we have chosen to rely on a SEC rule that allows us to send a one-page notice instead of a full package of proxy materials. This allows us to save significant yearly printing and mailing costs, as well as to conserve natural resources. To receive a printed copy of the proxy materials, you can choose one of the following methods to make your request:

Online:	Go to www.proxyvote.com;
Phone:	Call at 1-800-579-1639; or
Email:	Send an email to sendmaterial@proxyvote.com.

You will need to provide the 16-digit number that is printed on your notice when accessing the proxy materials online or requesting a paper copy of the proxy materials. To facilitate timely delivery, all request for paper copies must be received no later than April 20, 2022.

3.	I received a large package with proxy materials. What is all of this?

If you received a full package of proxy materials asking you to vote at the Annual Meeting, it contains disclosure documents consisting of the Company’s Annual Report on Form 10-K for the fiscal year ended 2021 and this Proxy Statement. In addition, you received either (i) a proxy card or (ii) a voting instruction form, depending on whether you are a record owner or a beneficial owner.

A proxy card is a document provided to “record owners” (that is, stockholders whose names the Company keeps on record as owners of the Company’s shares) by the Board of Directors. Rather than voting directly, the proxy card allows a record owner to instruct the persons named on the card as “proxies” how to vote his or her shares at the Annual Meeting.

A voting instruction form is provided for “beneficial owners” (investors who hold their shares through a broker or other financial institution) by their broker or other intermediary. Rather than voting directly, the voting instruction form allows a beneficial owner to instruct his or her broker or other financial institution how to vote his or her shares at the Annual Meeting.

4.	What is a “record” owner? What is a “beneficial” owner?

A stockholder may hold shares either (i) directly with the Company, as the record owner, or (ii) indirectly, through a broker-dealer or other financial institution, as a beneficial owner. A record owner may have an actual HGV stock certificate or his or her shares are held electronically on the records of the Company. Beneficial owners hold their shares at their broker-dealer or other financial institution. Beneficial owners are sometimes said to be holding shares in “street name.”

5.	How do I know whether I am a record owner or a beneficial owner?

If you receive a full package of proxy materials, the card included in your proxy package will give you some indication. If the card names your broker, then you are a beneficial owner. Generally, individuals who purchased their shares through a broker are beneficial owners. The majority of U.S. investors own their securities as beneficial owners through their brokers and other financial institutions. If you are unsure how you hold your shares, contact your broker or other financial institution.

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6.	What is the difference between record and beneficial owners when voting on corporate matters?

There are no significant differences between record and beneficial owners regarding the value of your shares. There are differences, however, when it comes to voting on corporate matters. Record owners receive a “proxy card” and may cast votes directly with the Company. Beneficial owners, on the other hand, receive a “voting instruction form” directing their broker or other financial institution how to vote their shares. The broker-dealer (or other financial institution) then casts the vote with the Company after receiving instructions from the beneficial owner.

7.	When and where will the Annual Meeting be held?

The Annual Meeting will be held in person at the Waldorf Astoria Orlando, Broadway & Carnegie Meeting Rooms, 14200 Bonnet Creek Resort Lane, Orlando, Florida 32821 on Wednesday, May 4, 2022 at 8:30 a.m. Eastern Time.

8.	What am I voting on?

There are three proposals scheduled to be voted on at the Annual Meeting:

Proposal No. 1:	Election of the nine (9) Director nominees listed in this Proxy Statement.
Proposal No. 2:	Ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the 2022 fiscal year.
Proposal No. 3:	Non-binding advisory vote to approve the compensation of the Company’s named executive officers.

9.	Who is entitled to vote at the Annual Meeting?

Stockholders who owned shares of the Company’s common stock at the close of business on the record date, March 11, 2022, are entitled to receive notice of and to vote at the Annual Meeting. As of the record date, there were 120,127,873 shares of HGV common stock outstanding. You have one (1) vote for each share of HGV common stock owned by you as of the record date.

10.	What constitutes a quorum for the Annual Meeting?

Holders of a majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting in person or by proxy in order to transact business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum if:

•	you are entitled to vote, and you are present at the Annual Meeting,

•	you have voted online or by telephone, or

•	you have timely submitted a proxy card or voting instruction form by mail.

“Broker non-votes” and abstentions are counted for purposes of determining whether a quorum is present. If a quorum is not present, we may adjourn the Annual Meeting to solicit additional proxies and reconvene the Annual Meeting at a later date.

11.	What is a “broker non-vote”?

A broker non-vote occurs when a beneficial owner’s shares are not voted on a proposal because the broker did not receive specific voting instructions from the beneficial owner and the broker or other financial institution did not have authority to vote on the matter because it constituted a non-discretionary matter under current NYSE interpretations that govern broker non-votes.

12.	What if I am a record owner and I do not specify a choice for a proposal?

Stockholders should specify their choice for each proposal on the proxy card. If specific instructions are not given for all matters, those proxy cards that are signed and returned will be voted as follows:

•	FOR the election of each of the Director nominees as set forth in this Proxy Statement;

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•	FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the 2022 fiscal year; and

•	FOR the non-binding advisory vote to approve the compensation of the Company’s named executive officers.

13.	What if I am a beneficial owner and do not give voting instructions to my broker or other financial institution?

If you are a beneficial owner, it is important that you provide voting instructions to your broker or other financial institution, so that your vote is counted.

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your broker or other financial institution by the deadline provided in the materials you receive from your broker or other financial institution. If you do not provide voting instructions to your broker or other financial institution, they have authority to vote your shares on discretionary proposals, but they cannot vote your shares on non-discretionary items, as follows:

Non-Discretionary Items. The election of the Director nominees (Proposal No. 1) and the non-binding advisory vote to approve executive compensation (Proposal No. 3) are non-discretionary matters and may not be voted on by brokers or other financial institutions who have not received specific voting instructions from beneficial owners.

Discretionary Items. The ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the 2022 fiscal year (Proposal No. 2) is a discretionary item. Generally, when a broker or other financial institution does not receive a voting instruction form from a beneficial owner, the broker or other financial institution may vote on this proposal in their discretion; however, they are not required to vote the shares.

14.	How many votes are required to approve each proposal?

With respect to the election of the Director nominees (Proposal No. 1), all elections of directors will be determined by a plurality of the votes cast. A plurality vote requirement means that the Director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

Notwithstanding the foregoing, our Corporate Governance Guidelines set forth our procedures if a Director nominee in an uncontested election receives a majority of “withheld” votes. In an uncontested election, any Director nominee who receives a greater number of votes “withheld” from his or her election than votes “for’ his or her election is required to tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee is required to consider all relevant factors and make recommendations to the Board as to whether the Director nominee’s resignation should be accepted or rejected, or if other action should be taken. The Board is required to take action with respect to this recommendation within 90 days after the certification of the election results.

For the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the 2022 fiscal year (Proposal No. 2), for the non-binding advisory vote to approve the compensation paid to our named executive officers (Proposal No. 3), and for any other matter that may be considered at the Annual Meeting, the approval of such proposals will require the affirmative vote a majority of the votes cast. While the vote on executive compensation (Proposal No. 3) is advisory in nature and non-binding, the Board will review the voting results and take our stockholders’ viewpoint into consideration when making future decisions regarding executive compensation.

15.	How are votes counted?

Proposal No. 1: With respect to the election of directors, you may vote “FOR” or you may “WITHHOLD” your vote with respect to each Director nominee. Votes that are withheld and broker non-votes will not be included in the vote totals and will not have an effect on the outcome of the election of directors. However, withhold votes will be considered when determining whether a director nominee will be required to tender his or her resignation for consideration by the Nominating and Corporate Governance Committee pursuant to our Corporate Governance Guidelines.

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Proposal No. 2: You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the vote to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the 2022 fiscal year. Abstentions and broker non-votes will not be included in the vote totals for Proposal No. 2 and will have no effect on the outcome of the vote. However, brokers and other financial institutions have discretionary authority to vote on this proposal, if they do not receive voting instructions from a beneficial owner. Such discretionary votes of the broker or other financial institution will be counted in the vote totals and will affect the outcome of the vote.

Proposal No. 3: You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the non-binding advisory vote to approve the compensation paid to our named executive officers (Proposal No. 3). Abstentions and broker non-votes will not be included in the vote total for Proposal No. 3 and will have no effect on the outcome of the vote.

16.	Who will count the vote?

A representative of Broadridge Financial Solutions, Inc. will serve as the inspector of election and tabulate the votes.

17.	How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” the election of each of the Director nominees as set forth in this Proxy Statement;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the 2022 fiscal year; and

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers.

18.	At the 2021 Annual Meeting, stockholders were asked to vote for seven Director nominees. Why are there nine nominees for the 2022 Annual Meeting?

As previously mentioned, Messrs. Sambur and van Hoek were appointed to our Board effective as of August 2, 2021 in connection with the completion of the Acquisition pursuant to the terms of the Apollo Stockholders Agreement. Among other rights, so long as the Apollo Investors own a certain minimum number of shares of our common stock, they have the right to designate two individuals to serve on our Board out of a total of nine directors. The Apollo Investors designated Messrs. Sambur and van Hoek, who were reviewed and recommended for appointment to the Board by the Nominating and Corporate Governance Committee. The Apollo Investors have again designated Messrs. Sambur and van Hoek as their nominees to serve on our Board, and they were nominated by the Board for reelection at the Annual Meeting. See “Transactions with Related Persons—Apollo Agreements” for an additional discussion of the Apollo Investors’ director designation rights by the Apollo Investors.

19.	Are there any arrangements or agreements pursuant to which any stockholder is obligated to vote for any of the proposals as recommended by the Board?

Yes. So long as the Apollo Investors own a certain minimum number of shares of our common stock, they are obligated to vote all of their shares as recommended by our Board with respect to routine matters put to a vote of our stockholders. All of the proposals to be presented at the Annual Meeting are considered routine matters for this purpose. Therefore, the Apollo Investors are obligated to vote all of the shares that they owned as of the record date “FOR” each of the director nominees in Proposal No. 1, and “FOR” Proposals 2 and 3 at the Annual Meeting. As of the record date, the Apollo Investors owned 30,295,825 shares of our common stock, which represents approximately 25.2% of the shares outstanding on the record date. See “Transactions with Related Persons—Apollo Agreements.”

20.	How do I vote my shares without attending the Annual Meeting?

Record Owners: If your shares are registered on the books of the Company via EQ Shareowner Services, our transfer agent, you may vote by the following methods:

•

Online — You may vote online. Go to www.proxyvote.com and following the voting instructions for completing an electronic proxy card. You will need the 16-digit number printed on your proxy card and on your Notice Regarding Internet Availability of Proxy Materials. Online voting will end at 11:59 p.m., Eastern Time, on May 3, 2022.

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•

By Telephone — You may vote by telephone. Please call 1-800-690-6903 and follow the recorded voting instructions. You will need the 16-digit number printed on your proxy card and on your Notice Regarding Internet Availability of Proxy Materials. Telephone voting facilities will close at 11:59 p.m., Eastern Time, on May 3, 2022.

•

By Mail — To vote by mail, complete, date and sign your proxy card where indicated, and return the proxy card in the mailing envelope provided to you with the proxy card. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and your title or capacity. Your proxy card mut be received by 5:00 p.m., Eastern Time on May 3, 2022.

Beneficial Owners: If your shares are held in street name through your broker or other financial institution, please refer to the information provided by your broker or other financial institution, which explains how to submit voting instructions to your broker or other financial institution. In most instances, you will be able to submit voting instructions to your broker or other financial institution online, by telephone and by mail.

The deadline for beneficial owners to vote online or by telephone is the same as that for record owners. Online and telephone voting facilities will close at 11:59 p.m., Eastern Time, on May 3, 2022. If you choose to mail your voting instructions, they must be received by your broker’s or other financial institution’s deadline, which can be found in the information provided to you by your broker or other financial institution.

21.	How can I obtain a proxy card?

If you are a stockholder of record (your shares are not held in street name), you may obtain a proxy card by one of the following methods. You will need the 16-digit number printed on your Notice Regarding Internet Availability of Proxy Materials.

•	Online — You may request a proxy card by going to www.proxyvote.com. Follow the instructions on how to request a proxy card.

•	By Telephone — You may request a proxy card by calling 1-800-579-1639 free of charge to you. Follow the recorded instructions on how to request a proxy card.

•

By Email — To request an email copy of the proxy materials, send a blank email to sendmaterial@proxyvote.com. You must put the 16-digit number printed on your Notice Regarding Internet Availability of Proxy Materials in the subject line of the email. You will receive an email with electronic links to the proxy materials and the proxy voting site.

To facilitate timely delivery, all requests for paper copies must be received no later than April 20, 2022.

22.	How do I vote my shares at the Annual Meeting?

Record Owners: If you are a record owner and prefer to vote your shares in person at the Annual Meeting, you must bring proof of identification along with your Notice Regarding Internet Availability of Proxy Materials or other proof of ownership as of the Record Date. At the meeting, you will need to request a ballot.

Beneficial Owners: If you are a beneficial owner, you may vote in person at the Annual Meeting provided you obtain from the broker or other financial institution in whose name your shares are registered, a signed proxy giving you the right to vote the shares. You will need to check the box on the voting instruction form indicating you plan to attend the Annual Meeting. This will serve as a request to attend the meeting and vote your shares. Your broker should then send you an executed proxy to vote your shares that are registered in the broker’s name, which you must bring to the Annual Meeting in order to vote your shares in person. At the meeting, you will need to request a ballot.

Even if you plan to attend the Annual Meeting, you should submit a proxy card or voting instruction form for your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

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23.	May I change my vote or revoke my proxy?

Record Owners: If you are a record owner, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to our Secretary, provided such statement is received no later than May 3, 2022;

•	voting again at a later time, online or by telephone before the closing of those voting facilities at 11:59 p.m., Eastern Time, on May 3, 2022;

•	submitting a properly signed proxy card with a later date that is received no later than May 3, 2022; or

•	attending the Annual Meeting, revoking your proxy, and voting at the meeting.

Beneficial Owners: If you own HGV shares through a broker or other financial institution, you may submit new voting instructions by contacting your broker or other financial institution.

24.	What does it mean if I receive more than one Notice Regarding Internet Availability of Proxy about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote online or by telephone, vote once for each notice that you receive.

25.	Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to print, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. However, if other matters are properly presented for consideration at the Annual Meeting and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

26.	Who will pay for the cost of this proxy solicitation?

HGV is paying the costs of the solicitation of proxies. We have retained Broadridge Financial Solutions, Inc. to assist in the distribution of the proxy materials to stockholders for an estimated fee of approximately $57,000 plus related direct expenses. We have retained Okapi Partners LLC to assist in the solicitation of proxies for the Annual Meeting for an estimated fee of $15,000 plus expenses. We must also pay brokers and other financial organizations representing beneficial owners certain fees associated with forwarding proxy materials and obtaining voting instructions from beneficial owners of HGV common stock.

A proxy solicitor and/or HGV’s directors, officers, and employees may also solicit proxies by mail, telephone, electronic communication and personal contact. HGV directors, officers and employees will not receive any additional compensation for these activities.

STOCKHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2023 annual meeting of stockholders, the proposal must be mailed by certified or registered mail, return receipt requested, to the Office of the Secretary, Hilton Grand Vacations Inc., 5323 Millenia Lakes Boulevard, Suite 400, Orlando, Florida 32839. In order for a stockholder proposal to be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2023 annual meeting proxy statement and form of proxy, the proposal must be received by the Secretary on or before November 22, 2022. Failure to deliver a proposal in accordance with this procedure may result in the proposal being excluded from the Company’s proxy statement.

In addition, our bylaws permit stockholders to nominate directors and present other business for consideration at our annual meetings of stockholders. To make a director nomination or present other business for consideration at an annual meeting, you must submit a timely notice in accordance with the procedures described in our bylaws. To be timely, a stockholder’s notice must be mailed by certified or registered mail, return receipt requested to the Office of the Secretary, Hilton Grand Vacations Inc., 5323 Millenia Lakes Boulevard, Suite 400, Orlando, Florida 32839, and be received not less than 90 days or more than 120 days prior to the first anniversary of the preceding

Hilton Grand Vacations	76	2022 PROXY STATEMENT

year’s annual meeting. Therefore, to be presented at our 2023 annual meeting of stockholders, such a proposal must be received on or after January 4, 2023, but not later than February 3, 2023. In the event that the date of the annual meeting of stockholders to be held in 2022 is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting, such notice by the stockholder must be so received no earlier than 120 days prior to the annual meeting of stockholders to be held in 2023 and not later than the 90th day prior to such annual meeting of stockholders to be held in 2023 or, if later, 10 calendar days following the day on which public announcement of the date of such annual meeting of stockholders is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws. The proxy solicited by the Board for the 2023 annual meeting of stockholders will confer discretionary authority to vote as the proxyholders deem advisable on such stockholder proposals that are considered untimely.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as banks and other financial institutions to deliver one copy of the Notice Regarding Internet Availability of Proxy Materials, or one copy of the proxy materials to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies of the notice or proxy materials. This process, which is commonly referred to as “householding” provides cost savings for companies and helps the environment by conserving natural resources.

To receive proxy materials or Notices Regarding Internet Availability of Proxy Materials for each stockholder sharing your same address, requests for additional copies can be made by calling 1-866-540-7065 or mailing Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

If at any time you want to participate in householding, or you want to end your participation, record owners may contact HGV’s registrar and transfer agent, EQ Shareowner Services, by phone at 1-800-468-9716 or by mail at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120. Beneficial owners should contact their broker or other financial institution to change their position with respect to householding.

AVAILABILITY OF ADDITIONAL MATERIALS

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K, and proxy statements. To access these filings, go to our website at investors.hgv.com under the “Financials” heading. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to Investor Relations, Hilton Grand Vacations Inc., 5323 Millenia Lakes Boulevard, Suite 400, Orlando, Florida 32839 or by email to IR@hgv.com.

OTHER BUSINESS

The Board does not know of any matters, other than those referred to in this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, which may properly come before the Annual Meeting. If other matters are presented that properly come before the Annual Meeting, the proxyholders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Charles R. Corbin

General Counsel and Secretary

Hilton Grand Vacations	77	2022 PROXY STATEMENT

APPENDIX A

RECONCILIATION OF NON-GAAP MEASURES TO MEASURES DETERMINED IN ACCORDANCE WITH U.S. GAAP

Adjusted EBITDA, as used in the accompanying Proxy Statement, and EBITDA, which is used to calculate Adjusted EBITDA, are financial measures that are not recognized under U.S. GAAP.

•

Adjusted EBITDA means EBITDA, further adjusted to exclude certain items, including, but not limited to, gains, losses and expenses in connection with: (i) other gains, including asset dispositions and foreign currency translations; (ii) debt restructurings/retirements; (iii) non-cash impairment losses; (iv) share-based and other compensation expenses; and (v) other items, including but not limited to costs associated with acquisitions, restructuring, amortization of premiums and discounts resulting from purchase accounting, and other non-cash and one-time charges.

•	EBITDA means net income (loss), before interest expense (excluding non-recourse debt), a provision for income taxes and depreciation and amortization.

We believe that Adjusted EBITDA provides useful information to investors about us and our financial condition and results of operations for the following reasons: (i) Adjusted EBITDA is among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions; and (ii) Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.

Adjusted EBITDA should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

•

Adjusted EBITDA has limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing our results as reported under U.S. GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•

Adjusted EBITDA does not reflect our interest expense (excluding interest expense on non-recourse debt), or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;

•	Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations;

•	Adjusted EBITDA does not reflect any cash requirements for future replacements of assets that are being depreciated and amortized; and

•	Adjusted EBITDA may be calculated differently from other companies in our industry limiting their usefulness as comparative measures.

Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

The table below reconciles net income, the most directly comparable financial measure determined in accordance with U.S. GAAP, to each of EBITDA and Adjusted EBITDA.

Hilton Grand Vacations	A-1	2022 PROXY STATEMENT

HILTON GRAND VACATIONS INC.

NET INCOME

TO ADJUSTED EBITDA

(in millions)

Year Ended December 31, 2021
Net income	$176
Interest expense	105
Income tax expense	93
Depreciation and amortization	126
Interest expense, depreciation and amortization included in equity in earnings from unconsolidated affiliates	1

EBITDA	$501
Other loss, net	26
Share-based compensation expense	48
Acquisition and integration-related expense	106
Impairment expense	2
Other adjustment items (1)	33

Adjusted EBITDA	$716

(1)	Represents costs associated with restructuring, one-time charges and other non-cash items and amounts for the amortization of premiums and discounts resulting from purchase accounting.

In addition, we refer to and use Economic Adjusted EBITDA in the accompanying Proxy Statement as the primary corporate objective and performance measure in connection with our NEOs’ short-term and long-term (specifically, PSUs) incentive compensations because such measure is the primary measure that we use internally to assess our financial performance and manage our business, aligns senior management’s interests with our stockholders in achieving our strategic goals, and aligns with objective metrics commonly used by our industry peers and comparable publicly-traded companies. Economic Adjusted EBITDA is calculating using Adjusted EBITDA, as further adjusted for net recognitions and deferrals of revenues and related direct expenses from the sales of VOIs, or vacation ownership intervals, under construction to reflect our adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASC 606”), under U.S. GAAP, which requires us to defer revenues and certain expenses from the sales of VOIs under construction until construction is complete for periods after January 1, 2018. Please refer to our Proxy Statement for a further discussion on the reasons that our Compensation Committee uses Economic Adjusted EBITDA to establish NEO short-term and long-term incentive compensation targets against which actual performance are measured.

EXPLANATION OF KEY BUSINESS OPERATIONAL TERMS

The accompanying Proxy Statement also includes references to certain key business operational metrics and terms in our overview of results of operations for the year ended December 31, 2021 and of our executive compensation program.

Contract sales represents the total amount of VOI (vacation ownership interest) products (fee-for-service and developed) under purchase agreements signed during the period where we have received a down payment of at least 10 percent of the contract price. Contract sales differ from revenues from the Sales of VOls, net that we report in our consolidated statements of operations due to the requirements for revenue recognition, as well as adjustments for incentives and other administrative fee revenues. We consider contract sales to be an important operating measure because it reflects the pace of sales in our business and is used to manage the performance of the sales organization. While we do not record the purchase price of sales of VOI products developed by fee-for-service partners as revenue in their consolidated financial statements, rather recording the commission earned as revenue in accordance with U.S. GAAP, they believe contract sales to be an important operational metric, reflective of the overall volume and pace of sales in their business and believe it provides meaningful comparability of

Hilton Grand Vacations	A-2	2022 PROXY STATEMENT

our results to the results of their competitors which may source their VOI products differently. We believe that the presentation of contract sales on a combined basis (fee-for-service and developed) is most appropriate for the purpose of the operating metric.

Net Owner Growth or NOG represents the year-over-year change in membership.

Tour flow represents the number of sales presentations given at our sales centers during the period.

Total Shareholder Return or TSR is the annualized rate of return over a specified period of time reflecting price appreciation plus reinvestment of dividends (calculated monthly) and the compounding effect of dividends paid on reinvested dividends.

Volume Per Guest or VPG represents the sales attributable to tours at our sales locations and is calculated by dividing Contract Sales, excluding telesales, by tour flow. We consider VPG to be an important operating measure because it measures the effectiveness of our sales process, combining the average transaction price with closing rate.

Hilton Grand Vacations	A-3	2022 PROXY STATEMENT

6355 MetroWest Boulevard, Suite 180,

Orlando, Florida 32835

www.hgv.com

HILTON GRAND VACATIONS INC. 5323 MILLENIA LAKES BLVD. ORLANDO, FLORIDA 32839 SCAN TO VIEW MATERIALS & VOTE w Your Vote Matters! – here’s how to vote! You may vote online or by phone instead of mailing this card. Have this card in hand and follow the instructions. Votes submitted online or by phone must be received by 11:59 p.m., Eastern Time, on May 3, 2022. ONLINE    – To vote online, go to www.proxyvote.com or scan the QR Barcode above. Have the information that is printed in the box marked by the arrow (located on the following page) in the subject line. PHONE    – Call toll free 1-800-690-6903 within the U.S., U.S. territories and Canada. BY MAIL – Mark, sign and date the proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. IN PERSON – At the meeting, you will need to request a ballot to vote the shares. Beneficial owners must obtain a legal proxy from their bank or broker before the meeting. Save paper, time and money! Sign up for electronic delivery at www.proxyvote.com. When prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D71631-P68782 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY HILTON GRAND VACATIONS INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following: 1. Election of Directors ! ! ! Nominees: 01) Mark D. Wang 06) Pamela H. Patsley 02) Leonard A. Potter 07) David Sambur 03) Brenda J. Bacon 08) Alex van Hoek 04) David W. Johnson 09) Paul W. Whetsell 05) Mark H. Lazarus For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the 2022 fiscal year. ! ! ! 3. Approve by non-binding vote the compensation paid to the Company’s named executive officers. ! ! ! NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:    The Notice of Annual Meeting of Stockholders and Proxy Statement, and the Annual Report are available at www.proxyvote.com.    D71632-P68782 HILTON GRAND VACATIONS INC. Annual Meeting of Stockholders May 4, 2022 8:30 a.m., Eastern Time This proxy is solicited by the Board of Directors The undersigned hereby appoints Mark D. Wang, Daniel J. Mathewes and Charles R. Corbin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hilton Grand Vacations Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Hilton Grand Vacations Inc. to be held on May 4, 2022 at 8:30 a.m., Eastern Time or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES UNDER PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. Continued and to be signed on reverse side